                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.1


              INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

Independent Auditors' Report...............................................................................  2

Statements of Consolidated Operations for the Years Ended December 31, 2000, 2001 and 2002.................  3

Consolidated Balance Sheets as of December 31, 2001 and 2002...............................................  4

Statements of Consolidated Cash Flows for the Years Ended December 31, 2000, 2001 and 2002.................  5

Statements of Consolidated Stockholders' Equity and Comprehensive Income (Loss) for the Years Ended
  December 31, 2000, 2001 and 2002.........................................................................  6

Notes to Consolidated Financial Statements.................................................................  8

Supplementary Data ........................................................................................ 94

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Reliant Resources, Inc. and Subsidiaries
Houston, Texas

    We have audited the accompanying consolidated balance sheets of Reliant Resources, Inc. and Subsidiaries (the Company), as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules (Schedule I and Schedule II) included in this
Exhibit 99.1. These financial statements and the financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedules based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

    As discussed in notes 7 and 6 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001, and changed its method of accounting for goodwill and other intangibles in 2002, respectively. As discussed in note 2(t) to the consolidated financial statements, the Company changed its method of presenting its trading and marketing activities from a gross basis to a net basis in 2002, and changed its method of accounting for early debt extinguishment.

    As discussed in note 23 to the consolidated financial statements, in February 2003, the Company entered into an agreement to sell its European energy operations. Accordingly, the Company has reclassified its European energy operations as discontinued operations in the accompanying financial statements.

    As discussed in note 1, the accompanying 2000 and 2001 consolidated financial statements have been restated.


DELOITTE & TOUCHE LLP

Houston, Texas
March 31, 2003 (April 29, 2003 as to Schedule I included in this Exhibit 99.1; May 30, 2003 as to the fifth paragraph of note 2(t), the second paragraph of note 20, note 22 and note 23; and June 27, 2003 as to note 24 and the fourth paragraph of note 1 to Schedule I)

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                      STATEMENTS OF CONSOLIDATED OPERATIONS
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                          YEAR ENDED DECEMBER 31,
                                                               --------------------------------------------
                                                                    2000           2001            2002
                                                               -------------   ------------    ------------
                                                               (AS RESTATED,   AS RESTATED,
                                                                SEE NOTE 1)    SEE NOTE 1)
REVENUES:
  Revenues .................................................   $  2,732,342    $  5,506,859    $ 10,638,333
  Trading margins (See notes 2(d) and 2(t)) ................        197,555         378,523         288,088
                                                               ------------    ------------    ------------
    Total ..................................................      2,929,897       5,885,382      10,926,421
                                                               ------------    ------------    ------------
EXPENSES:
  Fuel and cost of gas sold ................................        911,211       1,575,588       1,086,101
  Purchased power ..........................................        926,050       2,498,320       7,420,659
  Accrual for payment to CenterPoint Energy, Inc. ..........             --              --         128,300
  Operation and maintenance ................................        335,531         463,868         786,063
  General, administrative and development ..................        270,416         471,664         643,028
  Depreciation .............................................         62,393         102,184         327,597
  Amortization .............................................         55,643          68,700          50,858
                                                               ------------    ------------    ------------
    Total ..................................................      2,561,244       5,180,324      10,442,606
                                                               ------------    ------------    ------------
OPERATING INCOME ...........................................        368,653         705,058         483,815
                                                               ------------    ------------    ------------
OTHER (EXPENSE) INCOME:
  (Losses) gains from investments, net .....................        (22,273)         22,864         (23,100)
  Income of equity investments of unconsolidated
    subsidiaries ...........................................         42,860           6,771          17,836
  Gain on sale of development project ......................         18,011              --              --
  Other, net ...............................................            698           2,171          23,913
  Interest expense .........................................         (7,019)        (16,152)       (267,007)
  Interest income ..........................................         16,719          22,207          28,023
  Interest (expense) income - affiliated companies, net ....       (172,311)         12,481           4,754
                                                               ------------    ------------    ------------
    Total other (expense) income ...........................       (123,315)         50,342        (215,581)
                                                               ------------    ------------    ------------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES ......        245,338         755,400         268,234
  Income tax expense .......................................        102,394         292,329         121,474
                                                               ------------    ------------    ------------
INCOME FROM CONTINUING OPERATIONS ..........................        142,944         463,071         146,760
  Income (loss) from operations of discontinued European
    energy operations ......................................         73,220          79,282        (380,340)
  Income tax (benefit) expense .............................         (6,501)        (17,936)         92,632
                                                               ------------    ------------    ------------
  Income (loss) from discontinued operations ...............         79,721          97,218        (472,972)
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING
CHANGES ....................................................        222,665         560,289        (326,212)
  Cumulative effect of accounting changes, net of tax ......             --           3,062        (233,600)
                                                               ------------    ------------    ------------
NET INCOME (LOSS) ..........................................   $    222,665    $    563,351    $   (559,812)
                                                               ============    ============    ============

BASIC EARNINGS (LOSS) PER SHARE:
  Income from continuing operations ........................                   $       1.67    $       0.51
  Income (loss) from discontinued operations, net of tax ...                           0.35           (1.63)
                                                                               ------------    ------------
  Income (loss) before cumulative effect of accounting
    changes  ...............................................                           2.02           (1.12)
  Cumulative effect of accounting changes, net of tax ......                           0.01           (0.81)
                                                                               ------------    ------------
  Net income (loss) ........................................                   $       2.03    $      (1.93)
                                                                               ============    ============
DILUTED EARNINGS (LOSS) PER SHARE:
  Income from continuing operations ........................                   $       1.67    $       0.50
  Income (loss) from discontinued operations, net of tax ...                           0.35           (1.62)
                                                                               ------------    ------------
  Income (loss) before cumulative effect of accounting
    changes ................................................                           2.02           (1.12)
  Cumulative effect of accounting changes, net of tax ......                           0.01           (0.80)
                                                                               ------------    ------------
  Net income (loss) ........................................                   $       2.03    $      (1.92)
                                                                               ============    ============


               See Notes to our Consolidated Financial Statements

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                                                                         DECEMBER 31,
                                                                                  ----------------------------
                                                                                      2001            2002
                                                                                  -------------   ------------
                                                                                  (AS RESTATED,
                                                                                   SEE NOTE 1)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ...................................................   $     97,974    $  1,114,854
  Restricted cash .............................................................        167,421         212,595
  Accounts and notes receivable and accrued unbilled revenues, principally
    customer, net .............................................................        958,566       1,145,806
  Notes receivable related to receivables facility ............................             --         169,582
  Accounts and notes receivable - affiliated companies, net ...................        415,081              --
  Inventory ...................................................................        156,946         279,582
  Trading and marketing assets ................................................        942,625         635,851
  Non-trading derivative assets ...............................................        361,198         345,551
  Margin deposits on energy trading and hedging activities ....................        213,727         312,641
  Collateral for electric generating equipment ................................        141,701              --
  Accumulated deferred income taxes ...........................................          7,103          58,335
  Prepayments and other current assets ........................................         72,383         143,439
  Current assets of discontinued operations ...................................        672,627         653,267
                                                                                  ------------    ------------
      Total current assets ....................................................      4,207,352       5,071,503
                                                                                  ------------    ------------
PROPERTY, PLANT AND EQUIPMENT, NET ............................................      3,108,336       7,293,759
                                                                                  ------------    ------------
OTHER ASSETS:
  Goodwill, net ...............................................................        215,665       1,540,506
  Other intangibles, net ......................................................        315,438         736,689
  Notes receivable - affiliated companies, net ................................         30,278              --
  Equity investments in unconsolidated subsidiaries ...........................         88,338         103,199
  Trading and marketing assets ................................................        384,009         300,983
  Non-trading derivative assets ...............................................        249,704          97,014
  Accumulated deferred income taxes ...........................................         42,351           3,430
  Prepaid lease ...............................................................        121,699         200,052
  Restricted cash .............................................................             --           7,000
  Collateral for electric generating equipment ................................         88,268              --
  Other .......................................................................        198,254         206,638
  Long-term assets of discontinued operations .................................      2,676,247       2,076,047
                                                                                  ------------    ------------
      Total other assets ......................................................      4,410,251       5,271,558
                                                                                  ------------    ------------
      TOTAL ASSETS ............................................................   $ 11,725,939    $ 17,636,820
                                                                                  ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt and short-term borrowings .................   $     94,426    $    819,690
  Accounts payable, principally trade .........................................        862,372         756,496
  Trading and marketing liabilities ...........................................        799,838         505,362
  Non-trading derivative liabilities ..........................................        327,400         326,114
  Margin deposits from customers on energy trading and hedging activities .....        144,700          50,203
  Retail customer deposits ....................................................              8          51,750
  Accumulated deferred income taxes ...........................................         11,918          18,567
  Other .......................................................................        200,372         280,223
  Current liabilities of discontinued operations ..............................        657,039       1,084,462
                                                                                  ------------    ------------
    Total current liabilities .................................................      3,098,073       3,892,867
                                                                                  ------------    ------------
OTHER LIABILITIES:
  Accumulated deferred income taxes ...........................................         25,585         403,921
  Trading and marketing liabilities ...........................................        300,231         232,140
  Non-trading derivative liabilities ..........................................        315,441         162,389
  Accrual for payment to CenterPoint Energy, Inc. .............................             --         128,300
  Benefit obligations .........................................................        106,310         113,015
  Other .......................................................................        172,977         294,479
  Long-term liabilities of discontinued operations ............................      1,429,054         748,311
                                                                                  ------------    ------------
    Total other liabilities ...................................................      2,349,598       2,082,555
                                                                                  ------------    ------------
LONG-TERM DEBT ................................................................        294,636       6,008,510
                                                                                  ------------    ------------
COMMITMENTS AND CONTINGENCIES (NOTE 14)
STOCKHOLDERS' EQUITY:
  Preferred stock; par value $0.001 per share (125,000,000 shares
    authorized; none outstanding) .............................................             --              --
  Common stock, par value $0.001 per share (2,000,000,000 shares
    authorized; 299,804,000 issued) ...........................................             61              61
  Additional paid-in capital ..................................................      5,789,869       5,836,957
  Treasury stock at cost, 11,000,000 and 9,198,766 shares .....................       (189,460)       (158,483)
  Retained earnings ...........................................................        563,351           3,539
  Accumulated other comprehensive loss ........................................        (88,296)        (67,692)
  Accumulated other comprehensive (loss) income from discontinued operations ..        (91,893)         38,506
                                                                                  ------------    ------------
    Stockholders' equity ......................................................      5,983,632       5,652,888
                                                                                  ------------    ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..............................   $ 11,725,939    $ 17,636,820
                                                                                  ============    ============


               See Notes to our Consolidated Financial Statements

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                      STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (THOUSANDS OF DOLLARS)

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                    --------------------------------------------
                                                                                        2000             2001           2002
                                                                                    -------------   -------------   ------------
                                                                                    (AS RESTATED,   (AS RESTATED,
                                                                                     SEE NOTE 1)     SEE NOTE 1)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) .............................................................   $    222,665    $    563,351    $   (559,812)
  (Income) loss from operations of discontinued European energy
    operations ..................................................................        (79,721)        (97,218)        472,972
                                                                                    ------------    ------------    ------------
  Net income (loss) from continuing operations and cumulative effect of
    accounting changes ..........................................................        142,944         466,133         (86,840)
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
    operating activities:
    Depreciation and amortization ...............................................        118,036         170,884         378,455
    Deferred income taxes .......................................................        (28,543)         37,147         148,415
    Net trading and marketing assets and liabilities ............................         (2,386)       (195,512)         22,940
    Net non-trading derivative assets and liabilities ...........................             --          26,747         (30,779)
    Net amortization of contractual rights and obligations ......................             --              --          (3,306)
    Curtailment and related benefit enhancement .................................             --          99,523              --
    Accounting settlement for certain benefit plans .............................             --              --          47,356
    Contributions of marketable securities to charitable foundation .............         15,172              --              --
    Impairment of marketable equity securities and other investments ............         26,504              --          31,780
    Undistributed earnings of unconsolidated subsidiaries .......................        (24,931)         20,388         (14,861)
    Accrual for payment to CenterPoint Energy, Inc. .............................             --              --         128,300
    Gain on sale of development project .........................................        (18,011)             --              --
    Cumulative effect of accounting changes .....................................             --          (3,062)        233,600
    Other, net ..................................................................          3,767          (5,641)        (21,157)
    Changes in other assets and liabilities:
      Restricted cash ...........................................................        (50,000)       (117,421)        281,755
      Accounts and notes receivable and unbilled revenue, net ...................     (1,169,860)        801,702         (38,743)
      Accounts receivable/payable - affiliated companies, net ...................       (168,690)         92,976          26,603
      Inventory .................................................................         (9,714)        (59,163)        (69,496)
      Collateral for electric generating equipment, net .........................        (84,879)       (145,090)        136,013
      Margin deposits on energy trading and hedging activities, net .............       (206,480)        167,374        (193,411)
      Net non-trading derivative assets and liabilities .........................             --        (117,858)         86,462
      Prepaid lease obligation ..................................................             --        (180,531)        (78,551)
      Proceeds from sale of debt securities .....................................             --              --              --
      Other current assets ......................................................        (99,539)        109,498         (31,612)
      Other assets ..............................................................       (100,364)        (43,901)        (26,047)
      Accounts payable ..........................................................      1,410,704      (1,108,951)       (241,468)
      Taxes payable/receivable ..................................................         57,061         (39,851)        (20,059)
      Other current liabilities .................................................        145,538           2,416          (1,939)
      Other liabilities .........................................................        (23,592)         44,901         (74,533)
                                                                                    ------------    ------------    ------------
        Net cash provided by (used in) continuing operations from
         operating activities ...................................................        (67,263)         22,708         588,877
        Net cash provided by (used in) discontinued operations from
         operating activities ...................................................        402,336        (174,886)        (69,554)
                                                                                    ------------    ------------    ------------
        Net cash provided by (used in) operating activities .....................        335,073        (152,178)        519,323
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ..........................................................       (918,380)       (819,111)       (641,342)
  Business acquisitions, net of cash acquired ...................................     (2,121,408)             --      (2,963,801)
  Proceeds from sale-leaseback transactions .....................................      1,000,000              --              --
  Investments in unconsolidated subsidiaries ....................................         (5,755)             --              --
  Other, net ....................................................................         28,489           1,844            (704)
                                                                                    ------------    ------------    ------------
        Net cash used in continuing operations from investing activities ........     (2,017,054)       (817,267)     (3,605,847)
        Net cash (used in) provided by discontinued operations from
         investing activities ...................................................       (996,248)        (20,802)        119,669
                                                                                    ------------    ------------    ------------
        Net cash used in investing activities ...................................     (3,013,302)       (838,069)     (3,486,178)
                                                                                    ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt ..................................................        189,933              --          13,537
  Proceeds from issuance of stock, net ..........................................             --       1,696,074              --
  Payments of long-term debt ....................................................             --              (9)       (204,354)
  Increase in short-term borrowings, net ........................................             --         128,874       4,066,338
  Change in notes with affiliated companies, net ................................      1,219,946        (731,894)        385,652
  Purchase of treasury stock ....................................................             --        (189,460)             --
  Contributions from CenterPoint ................................................      1,094,259           9,441              --
  Payments of financing costs ...................................................           (108)         (1,330)        (43,209)
  Other, net ....................................................................        (23,113)          3,096          12,930
                                                                                    ------------    ------------    ------------
        Net cash provided by continuing operations from financing
         activities .............................................................      2,480,917         914,792       4,230,894
        Net cash provided by (used in) discontinued operations from
         financing activities ...................................................        240,239          84,748        (250,168)
                                                                                    ------------    ------------    ------------
        Net cash provided by financing activities ...............................      2,721,156         999,540       3,980,726
                                                                                    ------------    ------------    ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS ....................          5,088          (5,752)          3,009
                                                                                    ------------    ------------    ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS .......................................         48,015           3,541       1,016,880
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ..................................         46,418          94,433          97,974
                                                                                    ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR ........................................   $     94,433    $     97,974    $  1,114,854
                                                                                    ============    ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash Payments:
    Interest paid (net of amounts capitalized) for continuing operations ........   $    165,075    $     44,541    $    258,339
    Income taxes paid for continuing operations .................................         72,784         243,740          10,027


               See Notes to our Consolidated Financial Statements

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES
                           STATEMENTS OF CONSOLIDATED
              STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
                             (THOUSANDS OF DOLLARS)


                                                                                                         UNREALIZED
                                                                                                           (LOSS)
                                                                                                           GAIN ON       DEFERRED
                                                                           ADDITIONAL                     AVAILABLE     DERIVATIVE
                                               COMMON        TREASURY        PAID-IN       RETAINED       FOR SALE        GAINS
                                                STOCK          STOCK         CAPITAL       EARNINGS      SECURITIES      (LOSSES)
                                            ------------   ------------   ------------   ------------   ------------   ------------

BALANCE DECEMBER 31, 1999 ...............   $         --   $         --   $         --   $    757,751   $    (17,228)  $         --
  Net income (As Restated, see note 1) ..                                                     222,665
  Contributions from CenterPoint ........                                                   1,369,278
  Transfer to common stock and
    additional paid-in capital ..........              1                     2,349,693     (2,349,694)
  Other comprehensive income (loss):
    Foreign currency translation
      adjustments .......................
    Additional minimum
      non-qualified pension
      liability adjustment, net of
      tax of $0.4 million ...............
    Reclassification adjustment for
      impairment loss on
      available-for-sale securities
      realized in net income, net
      of tax of $9 million ..............                                                                     17,228
    Unrealized loss on
      available-for-sale
      securities, net of tax of
      $1 million ........................                                                                     (2,264)
    Other comprehensive loss from
      discontinued operations ...........

    Comprehensive income (As
      Restated, see note 1) .............
                                            ============   ============   ============   ============   ============   ============

BALANCE DECEMBER 31, 2000 (AS
  RESTATED, SEE NOTE 1) .................              1             --      2,349,693             --         (2,264)            --
  Net income (As Restated, see note 1) ..                                                     563,351
  Contributions from CenterPoint ........                                    1,787,311
  Purchases of treasury stock ...........                      (189,460)
  Majority owner effect of treasury
    stock purchases .....................                                      (43,149)
  IPO proceeds, net .....................             60                     1,696,014
  Other comprehensive income (loss):
    Foreign currency translation
      adjustments, net of tax of $0
      million and $98 million ...........
    Changes in minimum
      non-qualified pension
      liability, net of tax of $4
      million ...........................
    Cumulative effect of adoption
      of SFAS No. 133, net of tax
      of $236 million and $0 million ....                                                                                  (439,044)
    Deferred gain from cash flow
      hedges, net of tax of $228
      million and $0 million ............                                                                                   413,463
    Reclassification of net
      deferred gain/loss from cash
      flow hedges into net income,
      net of tax of $35 million and
      $0 million ........................                                                                                   (60,571)
    Unrealized gain on
      available-for-sale
      securities, net of tax of $9
      million ...........................                                                                     16,984
    Reclassification adjustments
      for gains on sales of
      available-for-sale securities
      realized in net income, net
      of tax of $5 million ..............                                                                     (8,670)
    Other comprehensive loss from
      discontinued operations ...........

    Comprehensive income (As
      Restated, see note 1) .............
                                            ============   ============   ============   ============   ============   ============


                                                                                        DISCONTINUED
                                                                             TOTAL       OPERATIONS
                                                                          ACCUMULATED   ACCUMULATED
                                              FOREIGN       ADDITIONAL       OTHER         OTHER
                                              CURRENCY       MINIMUM     COMPREHENSIVE  COMPREHENSIVE      TOTAL       COMPREHENSIVE
                                             TRANSLATION     BENEFITS       (LOSS)         INCOME      STOCKHOLDERS        INCOME
                                             ADJUSTMENTS     LIABILITY       INCOME         (LOSS)        EQUITY           (LOSS)
                                            ------------   ------------  -------------  ------------   ------------    ------------

BALANCE DECEMBER 31, 1999 ...............   $         --   $        --   $    (17,228)  $        162   $    740,685
  Net income (As Restated, see note 1) ..                                                                   222,665    $    222,665
  Contributions from CenterPoint ........                                                                 1,369,278
  Transfer to common stock and
    additional paid-in capital ..........                                                                        --
  Other comprehensive income (loss):
    Foreign currency translation
      adjustments .......................                                                     (1,726)        (1,726)
    Additional minimum
      non-qualified pension
      liability adjustment, net of
      tax of $0.4 million ...............                         (716)          (716)                         (716)           (716)
    Reclassification adjustment for
      impairment loss on
      available-for-sale securities
      realized in net income, net
      of tax of $9 million ..............                                      17,228                        17,228          17,228
    Unrealized loss on
      available-for-sale
      securities, net of tax of
      $1 million ........................                                      (2,264)                       (2,264)         (2,264)
    Other comprehensive loss from
      discontinued operations ...........                                                                                    (1,726)
                                                                                                                       ------------
    Comprehensive income (As
      Restated, see note 1) .............                                                                              $    235,187
                                            ============   ===========   ============   ============   ============    ============

BALANCE DECEMBER 31, 2000 (AS
  RESTATED, SEE NOTE 1) .................             --          (716)        (2,980)        (1,564)     2,345,150
  Net income (As Restated, see note 1) ..                                                                   563,351    $    563,351
  Contributions from CenterPoint ........                                                                 1,787,311
  Purchases of treasury stock ...........                                                                  (189,460)
  Majority owner effect of treasury
    stock purchases .....................                                                                   (43,149)
  IPO proceeds, net .....................                                                                 1,696,074
  Other comprehensive income (loss):
    Foreign currency translation
      adjustments, net of tax of $0
      million and $98 million ...........           (679)                        (679)       (93,387)       (94,066)           (679)
    Changes in minimum
      non-qualified pension
      liability, net of tax of $4
      million ...........................                       (6,799)        (6,799)                       (6,799)         (6,799)
    Cumulative effect of adoption
      of SFAS No. 133, net of tax
      of $236 million and $0 million ....                                    (439,044)       (20,900)      (459,944)       (439,044)
    Deferred gain from cash flow
      hedges, net of tax of $228
      million and $0 million ............                                     413,463         14,531        427,994         413,463
    Reclassification of net
      deferred gain/loss from cash
      flow hedges into net income,
      net of tax of $35 million and
      $0 million ........................                                     (60,571)         9,427        (51,144)        (60,571)
    Unrealized gain on
      available-for-sale
      securities, net of tax of $9
      million ...........................                                      16,984                        16,984          16,984
    Reclassification adjustments
      for gains on sales of
      available-for-sale securities
      realized in net income, net
      of tax of $5 million ..............                                      (8,670)                       (8,670)         (8,670)
    Other comprehensive loss from
      discontinued operations ...........                                                                                   (90,329)
                                                                                                                       ------------
    Comprehensive income (As
      Restated, see note 1) .............                                                                              $    387,706
                                            ============   ===========   ============   ============   ============    ============

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES
                           STATEMENTS OF CONSOLIDATED
       STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS) - (CONTINUED)
                             (THOUSANDS OF DOLLARS)


                                                                                                         UNREALIZED
                                                                                                           (LOSS)
                                                                                                           GAIN ON       DEFERRED
                                                                           ADDITIONAL                     AVAILABLE     DERIVATIVE
                                               COMMON        TREASURY        PAID-IN       RETAINED       FOR SALE        GAINS
                                                STOCK          STOCK         CAPITAL       EARNINGS      SECURITIES      (LOSSES)
                                            ------------   ------------   ------------   ------------   -----------   ------------


BALANCE DECEMBER 31, 2001 (AS
  RESTATED, SEE NOTE 1) .................             61      (189,460)      5,789,869        563,351         6,050        (86,152)
  Net loss ..............................                                                    (559,812)
  Contributions from CenterPoint ........
  Issuance of treasury stock ............                       30,977          47,088
  Other comprehensive income (loss):
    Foreign currency translation
      adjustments, net of tax of
      $0 million and $113 million .......
    Changes in minimum
      non-qualified pension
      liability, net of tax of $3
      million ...........................
    Deferred gain from cash flow
      hedges, net of tax of $22
      million and $9 million ............                                                                                   21,934
    Reclassification of net deferred
      gain from cash flow hedges into
      net loss, net of tax of $0
      million and $8 million ............                                                                                     (420)
    Unrealized loss on
      available-for-sale
      securities, net of tax of $1
      million ...........................                                                                    (1,672)
    Reclassification adjustments
      for gains on sales of
      available-for-sale securities
      realized in net loss, net of
      tax of $2 million .................                                                                    (3,262)
    Other comprehensive income from
      discontinued operations ...........

    Comprehensive loss ..................
                                            ------------   -----------    ------------   ------------   -----------   ------------

BALANCE DECEMBER 31, 2002 ...............   $         61   $  (158,483)   $  5,836,957   $      3,539   $     1,116   $    (64,638)
                                            ============   ===========    ============   ============   ===========   ============


                                                                                         DISCONTINUED
                                                                             TOTAL       OPERATIONS
                                                                          ACCUMULATED   ACCUMULATED
                                              FOREIGN       ADDITIONAL       OTHER         OTHER
                                              CURRENCY       MINIMUM     COMPREHENSIVE  COMPREHENSIVE      TOTAL       COMPREHENSIVE
                                             TRANSLATION     BENEFITS       (LOSS)         INCOME      STOCKHOLDERS        INCOME
                                             ADJUSTMENTS     LIABILITY       INCOME         (LOSS)        EQUITY           (LOSS)
                                            ------------   ------------  -------------  ------------   ------------    -------------


BALANCE DECEMBER 31, 2001 (AS
  RESTATED, SEE NOTE 1) .................           (679)       (7,515)       (88,296)       (91,893)     5,983,632
  Net loss ..............................                                                                  (559,812)   $   (559,812)
  Contributions from CenterPoint ........                                                                    47,088
  Issuance of treasury stock ............                                                                    30,977
  Other comprehensive income (loss):
    Foreign currency translation
      adjustments, net of tax of
      $0 million and $113 million .......           (845)                        (845)       129,295        128,450            (845)
    Changes in minimum
      non-qualified pension
      liability, net of tax of $3
      million ...........................                        4,869          4,869                         4,869           4,869
    Deferred gain from cash flow
      hedges, net of tax of $22
      million and $9 million ............                                      21,934         16,503         38,437          21,934
    Reclassification of net deferred
      gain from cash flow hedges into
      net loss, net of tax of $0
      million and $8 million ............                                        (420)       (15,399)       (15,819)           (420)
    Unrealized loss on
      available-for-sale
      securities, net of tax of $1
      million ...........................                                      (1,672)                       (1,672)         (1,672)
    Reclassification adjustments
      for gains on sales of
      available-for-sale securities
      realized in net loss, net of
      tax of $2 million .................                                      (3,262)                       (3,262)         (3,262)
    Other comprehensive income from
      discontinued operations ...........                                                                                   130,399
                                                                                                                       ------------
    Comprehensive loss ..................                                                                              $   (408,809)
                                            ------------   -----------   ------------   ------------   ------------    ============

BALANCE DECEMBER 31, 2002 ...............   $     (1,524)  $    (2,646)  $    (67,692)  $     38,506   $  5,652,888
                                            ============   ===========   ============   ============   ============


               See Notes to our Consolidated Financial Statements

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


(1) BACKGROUND AND BASIS OF PRESENTATION

     Reliant Resources, Inc., a Delaware corporation, was incorporated in August 2000 with 1,000 shares of common stock which were owned by Reliant Energy, Incorporated (Reliant Energy). We refer to Reliant Resources, Inc. as "Reliant Resources," and to Reliant Resources and its subsidiaries collectively, as "we," "us," or "our," unless the context clearly indicates otherwise. We provide electricity and energy services with a focus on the competitive retail and wholesale segments of the electric power industry in the United States. Throughout much of Texas, we provide standardized electricity and related products and services to residential and small commercial customers with an aggregate peak demand for power up to one megawatt (MW) and offer customized electric commodity and energy management services to large commercial, industrial and institutional customers with an aggregate peak demand for power in excess of one MW. We have built a portfolio of electric power generation facilities, through a combination of acquisitions and development, that are not subject to traditional cost-based regulation; therefore we can generally sell electricity at prices determined by the market, subject to regulatory limitations. We trade and market electricity, natural gas, natural gas transportation capacity and other energy-related commodities. We also optimize our physical assets and provide risk management services for our asset portfolio. In March 2003, we decided to exit our proprietary trading activities and liquidate, to the extent practicable, our proprietary positions. Although we are exiting the proprietary trading business, we have existing positions, which will be closed as economically feasible or in accordance with their terms. We will continue to engage in hedging activities related to our electric generating facilities, pipeline storage positions and fuel positions.

     Reliant Energy adopted a business separation plan in response to the Texas Electric Choice Plan (Texas electric restructuring law) adopted by the Texas legislature in June 1999. The Texas electric restructuring law substantially amended the regulatory structure governing electric utilities in Texas in order to allow retail electric competition with respect to all customer classes beginning in January 2002. Under its business separation plan filed with the Public Utility Commission of Texas (PUCT), Reliant Energy transferred substantially all of its unregulated businesses to Reliant Resources in order to separate its regulated and unregulated operations. In accordance with the plan, in May 2001, Reliant Resources offered 59.8 million shares of its common stock to the public at an initial offering price of $30 per share (IPO) and received net proceeds from the IPO of $1.7 billion. For additional information regarding the IPO, see notes 3 and 10(a).

    CenterPoint Energy, Inc. was formed on August 31, 2002 as the new holding company of Reliant Energy. We refer to CenterPoint Energy, Inc. and its predecessor company, Reliant Energy, as "CenterPoint." Unless clearly indicated otherwise these references to "CenterPoint" mean CenterPoint Energy, Inc. on or after August 31, 2002 and Reliant Energy prior to August 31, 2002. CenterPoint is a diversified international energy services and energy delivery company that owned the majority of Reliant Resources outstanding common stock prior to September 30, 2002. On September 30, 2002, CenterPoint distributed all of the 240 million shares of our common stock it owned to its common shareholders of record as of the close of business on September 20, 2002 (Distribution). The Distribution completed the separation of Reliant Resources and CenterPoint into two separate publicly held companies.

     The operations included in the consolidated financial statements for 2000 consist of CenterPoint's, or its direct and indirect subsidiaries', unregulated power generation and related energy trading, marketing, origination and risk management services in North America; a portion of its retail electric operations; and other operations, including a communications business and a venture capital operation. Also, the operations included in the consolidated financial statements for 2000 consist of CenterPoint's indirect subsidiaries' unregulated power generation and related energy trading and origination activities in Europe which are classified as discontinued operations (see note
23). Throughout 2000, CenterPoint and its direct and indirect subsidiaries conducted these operations. Effective December 31, 2000, CenterPoint consolidated its unregulated operations under Reliant Resources (Consolidation). A subsidiary of CenterPoint, Reliant Energy Resources Corp. (RERC Corp.), transferred some of its subsidiaries, including its trading and marketing subsidiaries, to us. In connection with the transfer from RERC Corp., we paid

$94 million to RERC Corp. Also effective December 31, 2000, CenterPoint transferred its wholesale power generation businesses, its unregulated retail electric operations, its communications business and most of its other unregulated businesses to us. In accordance with accounting principles generally accepted in the United States of America, the transfers from RERC Corp. and CenterPoint were accounted for as a reorganization of entities under common control.

RESTATEMENT

    Subsequent to the issuance of our financial statements as of and for the year ended December 31, 2001, we identified four natural gas financial swap transactions that should not have been recorded in our records. We have concluded, based on the offsetting nature of the transactions and manner in which the transactions were documented, that none of the transactions should have been given accounting recognition. We previously accounted for these transactions in our financial statements as a reduction in revenues in December 2000 and an increase in revenues in January 2001, with the effect of decreasing net income in the fourth quarter of 2000 and increasing net income in the first quarter of 2001, in each case by $20.0 million pre-tax ($12.7 million after-tax) and the effect of increasing basic and diluted earnings per share by $0.05 in the first quarter of 2001. There were no cash flows associated with the transactions.

     Also, subsequent to the issuance of our financial statements for 2001 and for the first three quarters of 2002, we determined that we had incorrectly calculated the amount of hedge ineffectiveness for 2001 and the first three quarters of 2002 for hedging instruments entered into prior to the adoption of Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS No. 133). These hedging instruments included long-term forward contracts for the sale of power in the California market through December 2006. The amount of hedge ineffectiveness for these forward contracts was calculated using the trade date. However, the proper date for the hedge ineffectiveness calculation is hedge inception, which for these contracts was deemed to be January 1, 2001, concurrent with the adoption of SFAS No. 133. These errors in accounting for hedge ineffectiveness resulted in an understatement of revenues of $28.7 million ($18.6 million after-tax) and earnings per share of $0.07 in 2001.

    The consolidated financial statements for 2000 and 2001 have been restated from amounts previously reported to remove the effects of the four natural gas swap transactions from 2000 and 2001 and to correctly account for the amount of hedge ineffectiveness in 2001. The restatement had no impact on previously reported consolidated operating, investing and financing cash flows for 2000 or 2001. The following is a summary of the principal effects of the restatement for 2000 and 2001: (Note - Those line items for which no change in amounts are shown were not affected by the restatement.)

                                                           YEAR ENDED DECEMBER 31, 2000
                                                           ----------------------------
                                                                         AS PREVIOUSLY
                                                                           REPORTED(1)
                                                            AS RESTATED      (2)(3)
                                                           ------------  -------------
                                                                  (IN MILLIONS)

Revenues ...............................................   $      2,732   $      2,712
Trading margins ........................................            198            198
                                                           ------------   ------------
  Total revenues .......................................          2,930          2,910
Total operating expenses ...............................          2,561          2,561
                                                           ------------   ------------
Operating income .......................................            369            349
Other expense, net .....................................            124            124
                                                           ------------   ------------
Income from continuing operations before income taxes ..            245            225
Income tax expense .....................................            102             95
                                                           ------------   ------------
Income from continuing operations ......................            143            130
Income from discontinued operations, net of tax ........             80             80
                                                           ------------   ------------
Income before cumulative effect of accounting change ...            223            210
                                                           ------------   ------------
    Net income .........................................   $        223   $        210
                                                           ============   ============

                                                            YEAR ENDED DECEMBER 31, 2001
                                                            ----------------------------
                                                                           AS PREVIOUSLY
                                                                             REPORTED
                                                             AS RESTATED      (1)(2)
                                                            ------------   -------------
                                                                   (IN MILLIONS)
Revenues ................................................   $      5,507   $      5,499
Trading margins .........................................            378            378
                                                            ------------   ------------
  Total revenues ........................................          5,885          5,877
Total operating expenses ................................          5,180          5,180
                                                            ------------   ------------
Operating income ........................................            705            697
Other income, net .......................................             50             50
                                                            ------------   ------------
Income from continuing operations before income taxes ...            755            747
Income tax expense ......................................            292            290
                                                            ------------   ------------
Income from continuing operations .......................            463            457
Income from discontinued operations, net of tax .........             97             97
                                                            ------------   ------------
Income before cumulative effect of accounting change ....            560            554
Cumulative effect of accounting change, net of tax ......              3              3
                                                            ------------   ------------
    Net income ..........................................   $        563   $        557
                                                            ============   ============

Basic and Diluted Earnings Per Share:
  Income from continuing operations .....................   $       1.67   $       1.65
  Income from discontinued operations, net of tax .......           0.35           0.35
                                                            ------------   ------------
  Income before cumulative effect of accounting change ..           2.02           2.00
  Cumulative effect of accounting change, net of tax ....           0.01           0.01
                                                            ------------   ------------
    Net income ..........................................   $       2.03   $       2.01
                                                            ============   ============

                                                                       DECEMBER 31, 2001
                                                                  ----------------------------
                                                                                 AS PREVIOUSLY
                                                                   AS RESTATED     REPORTED(4)
                                                                  ------------   -------------
                                                                         (IN MILLIONS)
                            ASSETS
Current assets ................................................   $      4,207    $      4,207
Total long-term assets ........................................          7,519           7,519
                                                                  ------------    ------------
         Total Assets .........................................   $     11,726    $     11,726
                                                                  ============    ============

             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities ...........................................   $      3,098    $      3,098
Total long-term liabilities ...................................          2,644           2,644

Stockholders' Equity:
  Preferred stock .............................................             --              --
  Common Stock ................................................             --              --
  Additional paid-in capital ..................................          5,790           5,777
  Treasury stock ..............................................           (189)           (189)
  Retained earnings ...........................................            563             557
  Accumulated other comprehensive loss ........................            (88)            (69)
  Accumulated other comprehensive income (loss) from
    discontinued operations ...................................            (92)            (92)
                                                                  ------------    ------------
         Stockholders' equity .................................          5,984           5,984
                                                                  ------------    ------------
         Total Liabilities and Stockholders' Equity ...........   $     11,726    $     11,726
                                                                  ============    ============

----------

(1) The amounts include the effects of the reclassification to separately present discontinued operations, as discussed in note 23. As such, the amounts shown "as previously reported" and "as restated" for each line item in continuing operations represent the portion of such line item applicable to continuing operations before and after, respectively, the effects of the restatement discussed above.

(2) Beginning with the quarter ended September 30, 2002, we now report all energy trading and marketing activities on a net basis as allowed by Emerging Issues Task Force (EITF) Issue No. 98-10, "Accounting for Contracts involved in Energy Trading and Risk Management Activities" (EITF No. 98-10). Comparative financial statements for prior periods have been reclassified to conform to this presentation.

     For information regarding the presentation of trading and marketing activities on a net basis, see note 2(t). Revenues, fuel and cost of gas sold expense and purchased power expense have been reclassified to conform to this presentation.

(3) In accordance with SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145), we have reclassified the extraordinary gain on debt extinguishment to discontinued operations as it related to our European energy operations. See note 2(t) for further discussion.

(4) Some amounts from the previous years have been reclassified to conform to the presentation of our consolidated balance sheet as of December 31, 2002. These reclassifications do not affect stockholders' equity or net income.

     The effects of the restatement discussed above on the unaudited condensed quarterly financial statement information for 2001 and 2002 have been included in note 19.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements for 2000 are presented on a carve-out basis and include our historical operations. The financial statements for 2000 have been prepared from CenterPoint's historical accounting records.

    The statements of consolidated operations include all revenues and costs directly attributable to us, including costs for facilities and costs for functions and services performed by centralized CenterPoint organizations and directly charged to us based on usage or other allocation factors prior to the Distribution. The results of operations in these consolidated financial statements also include general corporate expenses allocated by CenterPoint to us prior to the Distribution. All of the allocations in the consolidated financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations may not necessarily be indicative of the costs and expenses that would have resulted if we had operated as a separate entity prior to the Distribution.

    Our financial reporting segments include the following: retail energy, wholesale energy and other operations. The retail energy segment includes our retail electric operations and associated supply activities. This segment provides customized, integrated energy services to large commercial, industrial and institutional customers and standardized electricity and related services to residential and small commercial customers in Texas. In addition, the retail energy segment includes our Electric Reliability Council of Texas (ERCOT) generation facilities. The wholesale energy segment engages in the acquisition, development and operation of domestic non-rate regulated electric power generation facilities as well as wholesale energy trading, marketing, power origination and risk management activities related to energy and energy-related commodities in North America. The other operations segment primarily includes unallocated general corporate expenses and non-operating investments. Our European energy operations, formerly a financial reporting segment but now classified as discontinued operations, operate power generation facilities in the Netherlands and conduct wholesale energy trading and origination activities in Europe; see note 23 regarding the sale of our European energy operations and the related classification as discontinued operations.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  RECLASSIFICATIONS.

    Some amounts from the previous years have been reclassified to conform to the 2002 presentation of financial statements. These reclassifications do not affect earnings.

(b)  USE OF ESTIMATES AND MARKET RISK AND UNCERTAINTIES.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    We are subject to the risk associated with price movements of energy commodities and the credit risk associated with our trading, risk management, hedging and retail electric activities. For additional information regarding these risks, see notes 7, 14 and 17. We are also subject to risks relating to effects of competition, changes in interest rates and foreign currencies, results of financing efforts, operation of deregulating power markets, seasonal weather patterns, availability of energy supply, availability of transmission capacity, resolution of lawsuits and regulatory proceedings, technological obsolescence and the regulatory environment in the United States. In addition, we are subject to risks relating to the reliability of the systems, procedures and other infrastructure necessary to operate our businesses.

(c)  PRINCIPLES OF CONSOLIDATION.

     Our accounts and those of our wholly-owned and majority owned subsidiaries are included in the consolidated financial statements. All significant intercompany transactions and balances are eliminated in consolidation.

     We use the equity method of accounting for investments in entities in which we have an ownership interest between 20% and 50% and exercise significant influence through representation on advisory or management committees. For our equity method accounting investments, our representation on advisory or management committees does not enable us to have majority control of the investments' management and operating decisions. The allocation of profits and losses is based on our ownership interest. For additional information regarding investments recorded using the equity method of accounting, see note 8. Other investments, excluding marketable securities, are carried at cost. For these other investments, we do not exercise significant influence. For additional information regarding these investments, see note 2(o).

     In 2000, we entered into separate sale/leaseback transactions with each of the three owner-lessors for our respective interests in three power generating stations acquired in an acquisition. For additional discussion of these lease transactions, see note 14(a). We do not consolidate these generating facilities. In 2001, we, through several of our subsidiaries, entered into operative documents with special purpose entities to facilitate the development, construction, financing and leasing of several power generation projects. As of December 31, 2002, we did not consolidate these special purpose entities. For information regarding these transactions, see note 14(b). In July 2002, we entered into a receivable facility arrangement with a financial institution to sell an undivided interest in accounts receivable from residential and small commercial retail electric customers under which, on an ongoing basis, the financial institution will invest up to a maximum amount for its interest in such receivables. Pursuant to this receivables facility, we formed a qualified special purpose entity as a bankruptcy remote subsidiary. We do not consolidate this qualified special purpose entity. For additional information regarding this qualified special purpose entity, see note 15.

     Each of Orion Power New York, LP (Orion NY), Orion Power New York LP, LLC, Orion Power New York GP, Inc., Astoria Generating Company, L.P., Carr Street Generating Station, LP, Erie Boulevard Hydropower, LP, Orion Power MidWest, LP (Orion MidWest), Orion Power Midwest LP, LLC, Orion Power Midwest GP, Inc., Twelvepole Creek, LLC and Orion Power Capital, LLC (Orion Capital) is a separate legal entity and has its own assets.

(d)  REVENUES.

     We record gross revenue for energy sales and services related to our electric power generation facilities under the accrual method and these revenues generally are recognized upon delivery. Electric power and other energy services are sold at market-based prices through existing power exchanges or through third-party contracts. Energy sales and services related to our electric power generation facilities not billed by month-end are accrued based upon estimated energy and services delivered.

     We record gross revenue for energy sales and services to residential, small commercial and non-contracted large commercial, industrial and institutional retail electric customers under the accrual method and these revenues generally are recognized upon delivery. Our contracted electricity sales to large commercial, industrial and institutional customers for contracts entered into after October 25, 2002 are typically accounted for under the accrual method and these revenues generally are recognized upon delivery (see note 2(t)). The determination of these sales is based on the reading of the customers' meters by the transmission and distribution utilities. The transmission and distribution utilities send the information to the Electric Reliability Council of Texas (ERCOT) Independent System Operator (ERCOT ISO), which in turn sends the information to us. This activity occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is estimated. This unbilled revenue is estimated each month based on daily forecasted volumes, estimated customer usage by class, weather factors and applicable customer rates based on analyses reflecting significant historical trends and experience. As of December 31, 2001 and 2002, our retail energy segment had accrued unbilled revenues of $14 million and $216 million, respectively.

     Our energy trading, marketing, risk management services to customers and certain power origination activities and our contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts for contracts entered into prior to October 25, 2002 are accounted for under the mark-to-market method of accounting. Under the mark-to-market method of accounting, derivative instruments and contractual commitments are recorded at fair value in revenues upon contract execution. The net changes in their fair values are recognized in the statements of consolidated operations as revenues in the period of change. Trading and marketing revenues related to the sale of natural gas, electric power and other energy related commodities are recorded on a net basis. For additional discussion regarding trading and marketing revenue recognition and the related estimates and assumptions that can affect reported amounts of such revenues, see note 7. For a discussion of EITF No. 02-03, "Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF No. 02-03) rescinding EITF No. 98-10 and the presentation of trading and marketing activities on a net basis beginning in the quarter ended September 30, 2002, see notes 2(t) and 7.

     The gains and losses related to derivative instruments and contractual commitments qualifying and designated as hedges related to the purchase and sale of electric power and purchase of fuel are deferred in accumulated other comprehensive income (loss) to the extent the contracts are effective as hedges, and then are recognized in our results of operations in the same period as the settlement of the underlying hedged transactions. Realized gains and losses on financial derivatives designated as hedges are included in revenues in the statements of consolidated operations. Revenues, fuel and cost of gas sold, and purchased power related to physical sale and purchase contracts designated as hedges are generally recorded on a gross basis in the delivery period. For additional discussion, see note 7.

(e)  GENERAL, ADMINISTRATIVE AND DEVELOPMENT EXPENSES.

     The general and administrative expenses in the statement of consolidated operations include (a) employee-related costs of the trading, marketing, power origination and risk management services operations, (b) certain contractor costs, (c) advertising, (d) materials and supplies, (e) bad debt expense, (f) marketing and market research, (g) corporate and administrative services (including management services, financial and accounting, cash management and treasury support, legal, information technology system support, office management and human resources) and (h) certain benefit costs. Some of these expenses were allocated from CenterPoint prior to the Distribution as further discussed in notes 3 and 4(a).

(f)  PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION EXPENSE.

     We record property, plant and equipment at historical cost. We recognize repair and maintenance costs incurred in connection with planned major maintenance, such as turbine and generator overhauls, under the "accrue-in-advance" method for our power generation operations acquired or developed prior to December 31, 1999. Planned major maintenance cycles primarily range from two to ten years. Under the accrue-in-advance method, we estimate the costs of planned major maintenance and accrue the related expense over the maintenance cycle. As of December 31, 2001 and 2002, our major maintenance reserve was $5 million and $7 million, respectively, of which $2 million and $1 million, respectively, were included in other current liabilities. We expense all other repair and maintenance costs as incurred. For power generation operations acquired or developed subsequent to January 1, 2000, we expense all repair and maintenance costs as incurred, including planned major maintenance. Depreciation is computed using the straight-line method based on estimated useful lives. Property, plant and equipment includes the following:

                                                                            DECEMBER 31,
                                                   ESTIMATED USEFUL  ----------------------------
                                                     LIVES (YEARS)       2001            2002
                                                   ----------------  ------------    ------------
                                                                             (IN MILLIONS)

Electric generation facilities ...................        10 - 50    $      1,355    $      6,443
Building and building improvements ...............         9 - 32              10              20
Other ............................................         3 - 10             113             381
Land and land improvements .......................                            122             231
Assets under construction ........................                          1,674             652
                                                                     ------------    ------------
  Total ..........................................                          3,274           7,727
Accumulated depreciation .........................                           (166)           (433)
                                                                     ------------    ------------
  Property, plant and equipment, net .............                   $      3,108    $      7,294
                                                                     ============    ============

(g)  GOODWILL AND AMORTIZATION EXPENSE.

    We record goodwill for the excess of the purchase price over the fair value assigned to the net assets of an acquisition. Through December 31, 2001, we amortized goodwill on a straight-line basis over 5 to 40 years. Pursuant to our adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) on January 1, 2002, we discontinued amortizing goodwill into our results of operations. See note 6 for a discussion regarding our adoption of SFAS No. 142. Goodwill amortization expense was $12 million and $25 million for 2000 and 2001, respectively. The 2001 goodwill amortization expense includes a $19 million goodwill impairment related to the communications business (see note 16). Amortization expense for other intangibles, excluding contractual rights and obligations, was $44 million, $44 million and $51 million for 2000, 2001 and 2002, respectively. See also note 6.

    The following table summarizes our acquisitions and the associated goodwill:

                                                                               DECEMBER 31,
                                                       AMORTIZATION     ----------------------------
ACQUISITION(1)                                      PERIOD (YEARS)(2)       2001            2002
--------------                                      -----------------   ------------    ------------
                                                                               (IN MILLIONS)
Orion Power Holdings, Inc. ........................          --         $         --    $      1,324
Reliant Energy Services, Inc. .....................          40                  131             131
California Generation Plants ......................          30                   70              70
Energy Services Division of Southland Industries ..          15                   37              37
Reliant Energy Mid-Atlantic Power Holdings, LLC ...          35                    6               7
Florida Generation Plant ..........................          35                    2               2
                                                                        ------------    ------------
  Total ...........................................                              246           1,571
Accumulated amortization ..........................                              (30)            (30)
                                                                        ------------    ------------
  Total goodwill, net .............................                     $        216    $      1,541
                                                                        ============    ============

----------

(1) Effective January 1, 2002, goodwill is evaluated for impairment on a reporting unit basis in accordance with SFAS No. 142 (see note 6).

(2) In accordance with SFAS No. 142, we discontinued amortizing goodwill into our results of operations effective January 1, 2002 (see note 6). The amortization periods presented relate to prior years' amortization.

     We periodically evaluate long-lived assets, including goodwill and other intangibles, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The determination of whether an impairment has occurred, excluding goodwill and other intangibles beginning in 2002, is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. A resulting impairment loss is highly dependent on the underlying assumptions. During 2001, we determined equipment and goodwill associated with our communications business was impaired and accordingly recognized $22 million of equipment impairments and $19 million of goodwill impairments (see note 16). In 2002, we recognized an impairment charge of $234 million relating to our European energy segment goodwill in connection with the adoption of SFAS No. 142 (see note 6). During 2002, we determined that steam and combustion turbines and two heat recovery steam generators purchased in September 2002 were impaired and accordingly recognized a $37 million impairment loss (see note 14(c)). For discussion of goodwill and other intangible asset impairment analyses in 2002, see note 6.

(h)  STOCK-BASED COMPENSATION PLANS.

    We apply the intrinsic method of accounting for employee stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Under the intrinsic value method, no compensation expense is recorded when options are issued with an exercise price equal to the market price of the underlying stock on the date of grant. Since our stock options have all been granted at market value at date of grant, no compensation expense has been recognized under APB No. 25. We comply with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment to SFAS No. 123" (SFAS No. 148) and disclose the pro forma effect on net income (loss) and earnings (loss) per share as if the fair value method of accounting had been applied to all stock awards. Had compensation costs been determined as prescribed by SFAS No. 123, our net income (loss) and earnings (loss) per share amounts would have approximated the following pro forma results for 2000, 2001 and 2002, which take into account the amortization of stock-based compensation, including performance shares, purchases under the employee stock purchase plan and stock options, to expense on a straight-line basis over the vesting periods:

                                                                           YEAR ENDED DECEMBER 31,
                                                                -------------------------------------------
                                                                    2000           2001            2002
                                                                ------------   ------------    ------------
                                                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Net income (loss), as reported ..............................   $        223   $        563    $       (560)
Add: Stock-based employee compensation expense included
  in reported net income/loss, net of related tax effects ...              4              5               2
Deduct:  Total stock-based employee compensation expense
  determined under fair value based method for all
  awards, net of related tax effects ........................             (7)           (34)            (38)
                                                                ------------   ------------    ------------
Pro forma net income (loss) .................................   $        220   $        534    $       (596)
                                                                ============   ============    ============

Earnings (loss) per share:
  Basic, as reported ........................................                  $       2.03    $      (1.93)
                                                                               ============    ============
  Basic, pro forma ..........................................                  $       1.93    $      (2.05)
                                                                               ============    ============
  Diluted, as reported ......................................                  $       2.03    $      (1.92)
                                                                               ============    ============
  Diluted, pro forma ........................................                  $       1.93    $      (2.04)
                                                                               ============    ============

     For further information regarding our stock-based compensation plans and our assumptions used to compute pro forma amounts, see note 12.

(i) CAPITALIZATION OF INTEREST EXPENSE.

    Interest expense is capitalized as a component of projects under construction and is amortized over the assets' estimated useful lives. During 2000, 2001 and 2002, we capitalized interest of $35 million, $59 million and $27 million, respectively.

(j) INCOME TAXES.

    Prior to October 1, 2002, we were included in the consolidated federal income tax returns of CenterPoint and we calculated our income tax provision on a separate return basis under a tax sharing agreement with CenterPoint. Pursuant to the tax sharing agreement with CenterPoint and agreements entered into at the time of the Distribution (see Note 4(a)), CenterPoint will owe us amounts related to certain loss carryovers, income inclusions from foreign affiliates, net income tax receivables/payables relating to our operations prior to the Distribution and other tax liabilities. Prior to October 1, 2002, current federal and some state income taxes were payable to or receivable from CenterPoint. Subsequent to the Distribution, we will file a separate federal tax return.

     We use the liability method of accounting for deferred income taxes and measure deferred income taxes for all significant income tax temporary differences. For additional information regarding income taxes, see note 13.

(k) CASH.

     We record as cash and cash equivalents all highly liquid short-term investments with original maturities of three months or less.

(l)  RESTRICTED CASH.

     Restricted cash includes cash at certain subsidiaries that is restricted by financing agreements, but is available to the applicable subsidiary to use to satisfy certain of its obligations. As of December 31, 2001 and 2002, we had $167 million and $220 million in restricted cash, respectively, recorded in the consolidated balance sheets.

     The credit facilities of certain subsidiaries of Orion Power Holdings, Inc. (Orion Power) contain various covenants that include, among others, restrictions on the payment of dividends to Orion Power and us. As of December 31, 2002, restricted cash under Orion Power's subsidiaries' credit facilities totaled $200 million. For further information, see note 9(a). In addition, senior notes of Orion Power restrict its ability to pay dividends to us unless Orion Power meets certain conditions. As of December 31, 2002, the specified conditions were satisfied.

     Our subsidiary, which owns an electric power generation facility in Channelview, Texas (Channelview), is party to a credit agreement used to finance construction of its generating plant. The credit agreement contains restrictive covenants that restrict Channelview's ability to, among other things, make dividend distributions unless Channelview satisfies various conditions. As of December 31, 2002, we had restricted cash of $13 million related to Channelview. As of December 31, 2001, we had no restricted cash related to Channelview. For further information regarding the Channelview credit agreement, see note 9(a).

     As of December 31, 2001, we have recorded $167 million of restricted cash that is available for Reliant Energy Mid-Atlantic Power Holdings, LLC and its subsidiaries' (collectively, REMA) working capital needs and for it to make future lease payments. As of December 31, 2002, we had no restricted cash related to REMA. For additional discussion regarding REMA's lease transactions, see note 14(a).

     As of December 31, 2002, we had $7 million in long-term restricted cash pledged to secure the payment and performance when due related to the issuance of surety bonds. In the event of default with regard to the surety bonds, the issuer could request payment of the restricted cash from us. As of December 31, 2001, we had no restricted cash of this nature.

(m)   ALLOWANCE FOR DOUBTFUL ACCOUNTS.

     Accounts and notes receivable, principally from customers, in the consolidated balance sheets are net of an allowance for doubtful accounts of $90 million and $68 million at December 31, 2001 and 2002, respectively. The net provision for doubtful accounts in the statements of consolidated operations for 2000, 2001 and 2002 was $43 million, $38 million and $21 million (net of $62 million in credit reserves reversed in 2002), respectively. These amounts exclude items written off during the years related to refunds for energy sales in California and related to Enron Corp. and its affiliates (Enron). For more information regarding the provisions against receivable balances related to energy sales in the California market and to Enron, see notes 14(h) and 17, respectively.

(n)  INVENTORY.

     Inventory consists of materials and supplies, coal, natural gas and heating oil. Inventories used in the production of electricity are valued at the lower of average cost or market. Heating oil and natural gas used in the trading and marketing operations are accounted for under mark-to-market accounting through December 31, 2002, as discussed in note 7. However, as discussed in note 2(t), inventory purchased after October 25, 2002 and effective January 1, 2003, inventory used in the trading and marketing operations is no longer marked to market in accordance with EITF No. 02-03. Below is a detail of inventory:

                                             DECEMBER 31,
                                      ---------------------------
                                          2001           2002
                                      ------------   ------------
                                             (IN MILLIONS)
Materials and supplies ............   $         49   $        117
Coal ..............................             35             42
Natural gas .......................             41             78
Heating oil .......................             32             43
                                      ------------   ------------
    Total inventory ...............   $        157   $        280
                                      ============   ============

(o) INVESTMENTS.

    As of December 31, 2001 and 2002, we held marketable equity securities of $12 million and $3 million, respectively, classified as "available-for-sale." In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115), we report "available-for-sale" securities at estimated fair value in other long-term assets in the consolidated balance sheets and any unrealized gain or loss, net of tax, as a separate component of stockholders' equity and accumulated other comprehensive loss. At December 31, 2001 and 2002, we had an accumulated unrealized gain, net of tax, relating to these securities of $6 million and $1 million, respectively.

     During 2000, pursuant to SFAS No. 115, we incurred a pre-tax impairment loss equal to the $27 million of cumulative unrealized losses that had been charged to accumulated other comprehensive loss through December 31, 1999. Management's decision to recognize this impairment resulted from a combination of events occurring in 2000 related to this investment. These events affecting the investment included changes occurring in the investment's senior management, announcement of significant restructuring charges and related downsizing for the entity, reduced earnings estimates for this entity by brokerage analysts and the bankruptcy of a competitor of the investment in the first quarter of 2000. These events, coupled with the stock market value of our investment in these securities continuing to be below our cost basis, caused management to believe the decline in fair value of these "available-for-sale" securities to be other than temporary.

     In addition, we held equity securities classified as "trading." In accordance with SFAS No. 115, we report "trading" securities at estimated fair value in our consolidated balance sheets and any unrealized holding gains and losses are recorded as gains (losses) from investments in the statements of consolidated operations. As of December 31, 2001, we held equity securities classified as "trading" totaling $1 million. As of December 31, 2002, we no longer hold equity securities classified as "trading." We recorded unrealized holding gains on "trading" securities included in gains from investments in the statements of consolidated operations of $1 million and $5 million during 2000 and 2001, respectively. During 2002, the recorded unrealized holding gain on "trading" securities included in losses from investments in the statements of consolidated operations was less than $1 million.

     As of December 31, 2001 and 2002, we have other investments of $64 million and $39 million, respectively, excluding marketable securities, in which we have ownership interests of 20% or less and do not exercise significant influence, which are carried at cost. During 2002, we incurred a pre-tax impairment loss of $32 million ($30 million after-tax) related to these investments. Management's decision to recognize these impairments resulted from a combination of events occurring in 2002 related to these investments. These events included reduced cash flow expectations for certain of these investments and management's decision to minimize further financial support to these investments. These events, coupled with management's intent to sell certain investments in the near-term below our cost basis, led us to believe the decline in the fair value of these investments was other than temporary.

(p) PROJECT DEVELOPMENT COSTS.

     Project development costs include costs for professional services, permits and other items that are incurred incidental to a particular project. We expense these costs as incurred until the project is considered probable. After a project is considered probable, subsequent capitalizable costs incurred are capitalized to the project. When project operations begin, we begin to amortize these costs on a straight-line basis over the life of the facility. As of December 31, 2001 and 2002, we had recorded in the consolidated balance sheets project development costs associated with projects under construction of $9 million and $6 million, respectively.

(q) ENVIRONMENTAL COSTS.

    We expense or capitalize environmental expenditures, as appropriate, depending on their future economic benefit. We expense amounts that relate to an existing condition caused by past operations and that do not have future economic benefit. We record undiscounted liabilities related to these future costs when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated.

(r) DEFERRED FINANCING COSTS.

     Deferred financing costs are costs incurred in connection with obtaining financings. These costs are deferred and amortized, using the straight-line method, which approximates the effective interest method, over the life of the related debt. As of December 31, 2001 and 2002, we had $8 million and $44 million, respectively, of net deferred financing costs capitalized in our consolidated balance sheets.

(s) FOREIGN CURRENCY ADJUSTMENTS.

     Local currencies are the functional currency of our foreign operations. Foreign subsidiaries' assets and liabilities have been translated into U.S. dollars using the exchange rate at the balance sheet date. Revenues, expenses, gains and losses have been translated using the weighted average exchange rate for each month prevailing during the periods reported. Cumulative adjustments resulting from translation have been recorded as a component of accumulated other comprehensive loss in stockholders' equity.

(t) CHANGES IN ACCOUNTING PRINCIPLES AND NEW ACCOUNTING PRONOUNCEMENTS.

     SFAS No. 141. In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141 "Business Combinations" (SFAS No. 141). SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being transferred to goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. We adopted the provisions of the statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002. The adoption of SFAS No. 141 did not have a material impact on our historical results of operations or financial position.

     SFAS No. 142. See note 6 for a discussion regarding our adoption of SFAS No. 142 on January 1, 2002.

     SFAS No. 143. In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires the fair value of a liability for an asset retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statement of operations in the period of adoption. See note 22 for a discussion of the impact of SFAS No. 143 on our consolidated financial statements and the required pro forma disclosures.

     SFAS No. 144. In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 did not materially change the methods used by us to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations. We adopted SFAS No. 144 on January 1, 2002.

     SFAS No. 145. In April 2002, the FASB issued SFAS No. 145. SFAS No. 145 eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the statement of operations. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent. The statement also requires reclassification of gains and losses related to debt extinguishments that do not meet criteria for extraordinary item treatment for all prior periods presented in comparative financial statements. SFAS No. 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting are effective for transactions occurring after May 15, 2002. We began to apply the guidance related to debt extinguishments on January 1, 2003 and, accordingly, have reflected the extraordinary gain related to an extinguishment of debt in 2000 as a component of discontinued operations as it related to our European energy operations.

     SFAS No. 148. In December 2002, the FASB issued SFAS No. 148. This statement provides alternative methods of transition for a company that voluntarily changes to the fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for annual financial statements for fiscal years ending after December 15, 2002 and condensed financial statements for interim periods beginning after December 15, 2002. Currently, we are evaluating if we will voluntarily change to the fair value method of accounting for stock-based employee compensation in the future. We have adopted the disclosure requirements of SFAS No. 148 for the consolidated financial statements for 2002 (see note 2(h)).

     FIN No. 45. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," (FIN No. 45) which increases the disclosure requirements for a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It clarifies that a guarantor's required disclosures include the nature of the guarantee, the maximum potential undiscounted payments that could be required, the current carrying amount of the liability, if any, for the guarantor's obligations (including the liability recognized under SFAS No. 5, "Accounting for Contingencies"), and the nature of any recourse provisions or available collateral that would enable the guarantor to recover amounts paid under the guarantee. It also requires a guarantor to recognize, at the inception of a guarantee issued after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. We have adopted the disclosure requirements of FIN No. 45 for 2002 (see note 14(f)) and will apply the initial recognition and initial measurement provisions on a prospective basis for all guarantees issued after December 31, 2002. The adoption of FIN No. 45 will have no impact to our historical consolidated financial statements, as existing guarantees are not subject to the measurement provisions. We are currently evaluating the impact of FIN No. 45's initial recognition and measurement provisions on our consolidated financial statements.

     FIN No. 46. In January 2003, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (FIN No. 46). The objective of FIN No. 46 is to achieve more consistent application of consolidation policies to variable interest entities and to improve comparability between enterprises engaged in similar activities. FIN No. 46 states that an enterprise must consolidate a variable interest entity if the enterprise has a variable interest that will absorb a majority of the entity's expected losses if they occur, receives a majority of the entity's expected residual returns if they occur, or both. If one enterprise absorbs a majority of a variable interest entity's expected losses and another enterprise receives a majority of that entity's expected residual returns, the enterprise absorbing a majority of the losses shall consolidate the variable interest entity and will be called the primary beneficiary. FIN No. 46 is effective immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For enterprises that acquired variable interests prior to February 1, 2003, the effective date is for fiscal years or interim periods beginning after June 15, 2003. FIN No. 46 requires entities to either (a) record the effects prospectively with a cumulative effect adjustment as of the date on which FIN No. 46 is first applied or (b) restate previously issued financial statements for the years with a cumulative effect adjustment as of the beginning of the first year being restated. We have elected to early adopt FIN No. 46 and are currently evaluating the adoption impact as it relates to a cumulative effect of a change in accounting principle on January 1, 2003.

     Based on our preliminary analysis, we believe that we have variable interests in three power generation projects that are being constructed by off-balance sheet special purpose entities under construction agency agreements as of December 31, 2002, which pursuant to this guidance would require consolidation effective January 1, 2003. As of December 31, 2002, these special purpose entities had property, plant and equipment of $1.3 billion, net other assets of $3 million and debt obligations of $1.3 billion. As of December 31, 2002, the special purpose entities had equity from unaffiliated third parties of $49 million. These special purpose entities' financing agreement, the construction agency agreements and the related guarantees were terminated as part of the refinancing in March 2003. For information regarding these special purpose entities and the refinancing, see notes 14(b) and 21(a).

     We do not expect the adoption of FIN No. 46 to have a material impact on our results of operations or financial position, excluding the consolidation of the entities under the construction agency agreements as discussed above.

     EITF No. 02-03. In June 2002, the EITF had its initial meeting regarding EITF No. 02-03 and reached a consensus that all mark-to-market gains and losses on energy trading contracts should be shown net in the statement of operations whether or not settled physically. In October 2002, the EITF issued a consensus that superceded the June 2002 consensus. The October 2002 consensus required, among other things, that energy derivatives held for trading purposes be shown net in the statement of operations. This new consensus is effective for fiscal periods beginning after December 15, 2002. However, consistent with the new consensus and as allowed under EITF No. 98-10, beginning with the quarter ended September 30, 2002, we now report all energy trading and marketing activities on a net basis in the statements of consolidated operations. Comparative financial statements for prior periods have been reclassified to conform to this presentation.

     The adoption of net reporting resulted in reclassifications of revenues, fuel and cost of gas sold, purchased power expense during 2000 and 2001 as follows:

                                                YEAR ENDED DECEMBER 31,
                               ---------------------------------------------------------
                                          2000                           2001
                               ---------------------------   ---------------------------
                                    AS       AS PREVIOUSLY        AS       AS PREVIOUSLY
                               RECLASSIFIED    REPORTED      RECLASSIFIED     REPORTED
                               ------------  -------------   ------------  -------------
                                                     (IN MILLIONS)
Revenues ...................   $      2,712   $     18,142   $      5,499   $     29,938
Trading margins ............            198             --            378             --
                               ------------   ------------   ------------   ------------
  Total ....................          2,910         18,142          5,877         29,938
Fuel and cost of gas sold ..            912         10,295          1,575         14,834
Purchased power ............            926          6,775          2,498         13,300
Other operating expenses ...            723            723          1,107          1,107
                               ------------   ------------   ------------   ------------
  Total ....................          2,561         17,793          5,180         29,241
                               ------------   ------------   ------------   ------------
Operating income ...........   $        349   $        349   $        697   $        697
                               ============   ============   ============   ============

    Furthermore, in October 2002, under EITF No. 02-03, the EITF reached a consensus to rescind EITF No. 98-10. All new contracts that would have been accounted for under EITF No. 98-10, and that do not fall within the scope of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS No. 133) should no longer be marked-to-market through earnings beginning October 25, 2002. In addition, mark-to-market accounting is no longer applied to inventories used in the trading and marketing operations. This transition is effective for us for the first quarter of 2003. We expect to record a cumulative effect of a change in accounting principle of approximately $40 million loss, net of tax, effective January 1, 2003, related to EITF No. 02-03.

    The EITF has not reached a consensus on whether recognition of dealer profit or unrealized gains and losses at inception of an energy trading contract is appropriate in the absence of quoted market prices or current market transactions for contracts with similar terms. In the June 2002 EITF meeting and again in the October 2002 EITF meeting, the FASB staff indicated that until such time as a consensus is reached, the FASB staff will continue to hold the view that previous EITF consensuses do not allow for recognition of dealer profit, unless evidenced by quoted market prices or other current market transactions for energy trading contracts with similar terms and counterparties. During 2001 and 2002, we recorded $119 million and $57 million, respectively, of fair value at the contract inception related to trading and marketing activities. Inception gains recorded were evidenced by quoted market prices and other current market transactions for energy trading contracts with similar terms and counterparties.

(3) RELATED PARTY TRANSACTIONS

     The consolidated financial statements include significant transactions between CenterPoint and us. The disclosures within this note are for these transactions for 2000, 2001 and the nine months ended September 30, 2002, up to the date of the Distribution. Some of these transactions involve services, including various corporate support services (including accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources), information technology services and other shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics. The costs of services have been directly charged or allocated to us using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating expenses and employees. These charges and allocations are not necessarily indicative of what would have been incurred had we been an unaffiliated entity. Amounts charged and allocated to us for these services were $34 million, $9 million and $15 million for 2000, 2001 and the nine months ended September 30, 2002, respectively, and are included primarily in operation and maintenance expenses and general and administrative expenses. In addition, during 2001, we incurred costs of $27 million primarily related to corporate support services, which were billed to CenterPoint and its affiliates. Some of our subsidiaries have entered into office rental agreements with CenterPoint. During 2000, 2001 and the nine months ended September 30, 2002, we incurred $4 million, $16 million and $24 million, respectively, of rent expense to CenterPoint.

     Certain of these services and the office space lease arrangements between CenterPoint and us continue after the Distribution under transition service agreements or other long-term agreements. It is not anticipated that a change, if any, in these costs and revenues will have a material effect on our consolidated results of operations, cash flows or financial position. For additional information regarding these services and office space lease arrangements between CenterPoint and us, see note 4(a).

     Below is a detail of accounts and notes receivable to affiliated companies as of December 31, 2001 (in millions):

Net accounts receivable - affiliated companies ......................   $     27
Net short-term notes receivable - affiliated companies ..............        388
Net long-term notes receivable - affiliated companies ...............         30
                                                                        --------
    Total net accounts and notes receivable - affiliated companies ..   $    445
                                                                        ========

    Net accounts receivable - affiliated companies, representing primarily current month balances of transactions between us and CenterPoint or its subsidiaries, related primarily to natural gas purchases and sales, interest, charges for services and office space rental. Net short-term notes receivable - affiliated companies represented the accumulation of a variety of cash transfers and operating transactions and specific negotiated financing transactions with CenterPoint or its subsidiaries and generally bore interest at market-based rates. Net long-term notes receivable - affiliated companies primarily related to a specific negotiated financing transaction with a subsidiary of CenterPoint, see note 14(e). Net interest expense related to these net borrowings/receivables was $172 million during 2000. Net interest income related to these net borrowings/receivables was $12 million and $5 million during 2001 and the nine months ended September 30, 2002, respectively.

     In May 2001, CenterPoint converted or contributed an aggregate of $1.7 billion of our indebtedness to CenterPoint and its subsidiaries to equity without the issuance of any additional shares of our common stock, pursuant to the terms of a master separation agreement between CenterPoint and us (Master Separation Agreement), by recording an increase to our additional paid-in capital. In addition, we used $147 million of the net proceeds of the IPO to repay certain indebtedness owed to CenterPoint in May 2001.

     During 2001 and the first half of 2002, proceeds not initially utilized from the IPO were advanced to a subsidiary of CenterPoint (the CenterPoint money fund) on a short-term basis. We reduced our advance to the CenterPoint money fund following the IPO to fund capital expenditures and to meet our working capital needs. As of December 31, 2001, we had outstanding advances to the CenterPoint money fund of $390 million, which is included in accounts and notes receivable in our consolidated balance sheet.

     We purchased natural gas, natural gas transportation services, electric generation energy and capacity, and electric transmission services from, supplied natural gas to, and provided marketing and risk management services to affiliates of CenterPoint. Purchases and sales related to our trading and marketing activities are recorded net in trading margins in the statements of consolidated operations. During 2000 and 2001, there were no material purchases of electric generation energy and capacity and electric transmission services from CenterPoint and its subsidiaries. Purchases of electric generation energy and capacity and electric transmission services from CenterPoint and its subsidiaries were $1.5 billion in the nine months ended September 30, 2002. During 2000, 2001 and the nine months ended September 30, 2002, the net purchases and sales and services from/to CenterPoint and its subsidiaries related to our trading and marketing operations totaled $405 million, $469 million and $161 million, respectively. In addition, during 2000, 2001 and the nine months ended September 30, 2002, other sales and services to CenterPoint and its subsidiaries totaled $23 million, $56 million and $15 million, respectively. Sales and purchases to/from CenterPoint subsequent to the Distribution are not reported as affiliated transactions.

     During 2001 and 2002, we purchased entitlements to some of the generation capacity of electric generation assets of Texas Genco, LP (Texas Genco), a subsidiary of CenterPoint. We purchased these entitlements in capacity auctions conducted by Texas Genco and pursuant to rights granted to us under the Master Separation Agreement, see note 4(b). As of December 31, 2002, we had purchased entitlements to capacity of Texas Genco averaging 5,865 MW per month in 2003. Our anticipated capacity payments related to these capacity entitlements are $336 million in 2003. During the first quarter of 2003, through March 20, 2003, we purchased additional entitlements to some of the generation capacity of electric generation assets of Texas Genco averaging 879 MW per month for 2003 with capacity payments of $84 million. For additional information regarding agreements relating to Texas Genco, see note 4(b).

     During 2000, 2001 and the nine months ended September 30, 2002, CenterPoint made equity contributions to us of $1.4 billion, $1.8 billion and $21 million, respectively. For the three months ended December 31, 2002, we recorded equity contributions to us from CenterPoint of $26 million, which CenterPoint funded in January 2003, for a total of $47 million during 2002. The contributions received by us in 2000 primarily related to (a) conversion of $1 billion of the borrowings from CenterPoint used to fund the acquisition of REMA (see note 5(b)), (b) the forgiveness of $284 million of debt held by subsidiaries that were transferred from RERC Corp. to us (see note 1) and (c) general operating costs. The contributions in 2001 primarily related to the conversion into equity of debt owed to CenterPoint and some related interest expense totaling $1.7 billion and the contribution of net benefit assets and liabilities, net of deferred income taxes. The contributions in 2002 primarily related to benefit obligations, net of deferred income taxes, pursuant to the Master Separation Agreement.

(4) AGREEMENTS BETWEEN CENTERPOINT AND US

(a) TRANSITION AGREEMENTS.

     We entered into various written agreements with CenterPoint that were required to facilitate an orderly separation of our businesses and operations from those of CenterPoint in contemplation of our IPO and the Distribution. The agreements, which are described below, address, among other things, the provision of certain services and the leasing of facilities on an interim basis, as well as the allocation of certain liabilities and obligations.

     CenterPoint has agreed to provide us various corporate support services, information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics services. Certain of these arrangements will continue until December 31, 2004; however, we have the right to terminate categories of services at an earlier date. The charges we pay to CenterPoint for these services allow CenterPoint to recover its fully allocated costs of providing the services, plus out-of-pocket costs and expenses. It is not anticipated that termination of any these arrangements will have a material effect on our business, results of operations, financial condition or cash flows.

     We agreed to provide CenterPoint customer service call center operations, credit and collection and revenue accounting services for CenterPoint's electric utility division, and receiving and processing payment services for the accounts of CenterPoint's electric utility division and two of CenterPoint's natural gas distribution divisions. CenterPoint provided the office space and equipment for us to perform these services. The charges CenterPoint paid us for these services allowed us to recover our fully allocated costs of providing the services, plus out-of-pocket costs and expenses. As of December 31, 2001, we no longer provide these services to CenterPoint.

     We lease office space in CenterPoint's corporate headquarters and in various other CenterPoint facilities in Houston, Texas. Our lease on our corporate headquarters primarily expires in January 2004. We also have various agreements with CenterPoint relating to ongoing commercial arrangements, including the leasing of optical fiber and related maintenance activities, gas purchasing and agency matters and subcontracting energy services under existing contracts.

     We have agreements with CenterPoint providing for mutual indemnities and releases with respect to our respective businesses and operations, corporate governance matters, the responsibility for employee compensation and benefits, and the allocation of tax liabilities. The agreements also require us to indemnify CenterPoint for any untrue statement of a material fact, or omission of a material fact necessary to make any statement not misleading, in the registration statement or prospectus that we filed with the SEC in connection with our IPO. We have also guaranteed, in the event CenterPoint becomes insolvent, certain non-qualified benefits of CenterPoint's and its subsidiaries' existing retirees at the Distribution totaling approximately $58 million.

(b) AGREEMENTS RELATING TO TEXAS GENCO.

     Texas Genco owns the Texas generating assets formerly held by CenterPoint's electric utility division. Texas Genco, as the affiliated power generator of CenterPoint, is required by law to sell at auction 15% of the output of its installed generating capacity. These auction obligations will continue until January 2007, unless at least 40% of the electricity consumed by residential and small commercial customers in CenterPoint's service territory is being served by retail electric providers other than us. Texas Genco has agreed to auction all of its capacity that remains subsequent to the capacity auctioned mandated under PUCT rules and after certain other adjustments. We have the right to purchase 50% (but not less than 50%) of such remaining capacity at the prices established in such auctions. We also have the right to participate directly in such auctions. Texas Genco's obligation to auction its capacity and our associated rights terminate (a) if we do not exercise our option to acquire CenterPoint's ownership interest in Texas Genco by January 24, 2004 and (b) if we exercise our option to acquire CenterPoint's ownership interest in Texas Genco, on the earlier of (i) the closing of the acquisition or (ii) if the closing has not occurred, the last day of the sixteenth month after the month in which the option is exercised. For a discussion of our purchases of capacity from Texas Genco in 2001 and 2002, see note 3.

     In January 2003, CenterPoint distributed approximately 19% of the common stock of Texas Genco. CenterPoint has granted us an option to purchase all of the remaining shares of common stock of Texas Genco held by CenterPoint. We may exercise the option between January 10, 2004 and January 24, 2004. The per share exercise price under the option will be the average daily closing price on the national exchange for publicly held shares of common stock of Texas Genco for the 30 consecutive trading days with the highest average closing price during the 120 trading days immediately preceding January 9, 2004, plus a control premium, up to a maximum of 10%, to the extent a control premium is included in the valuation determination made by the PUCT. The exercise price is also subject to adjustment based on the difference between the per share dividends paid during the period there is a public ownership interest in Texas Genco and Texas Genco's per share earnings during that period. We have agreed that if we exercise the Texas Genco option, we will also purchase all notes and other receivables from Texas Genco then held by CenterPoint, at their principal amount, plus accrued interest. Similarly, if Texas Genco holds notes or receivables from CenterPoint, we will assume CenterPoint's obligations in exchange for a payment to us by CenterPoint of an amount equal to the principal, plus accrued interest.

     We have entered into a support agreement with CenterPoint, pursuant to which we provide engineering and technical support services and environmental, safety and industrial health services to support operations and maintenance of Texas Genco's facilities. We also provide systems, technical, programming and consulting support services and hardware maintenance (but excluding plant-specific hardware) necessary to provide dispatch planning, dispatch and settlement and communication with the independent system operator. The fees we charge for these services are designed to allow us to recover our fully allocated direct and indirect costs and reimbursement of out-of-pocket expenses. Expenses associated with capital investment in systems and software that benefit both the operation of Texas Genco's facilities and our facilities in other regions are allocated on an installed MW basis. The term of this agreement will end on the first to occur of (a) the closing date of our acquisition of Texas Genco under the option, (b) CenterPoint's sale of Texas Genco, or all or substantially all of the assets of Texas Genco, if we do not exercise the Texas Genco option, or (c) May 31, 2005 if we do not exercise the option; however, Texas Genco may extend the term of this agreement until December 31, 2005.

     On October 1, 2002, we entered into a master power purchase contract with Texas Genco covering, among other things, our purchases of capacity and/or energy from Texas Genco's generating units, under an unsecured line of credit. This contract contains covenants that restrict the activities of several of our retail energy segment's subsidiaries. These restrictions include limitations on the ability of these subsidiaries to (a) sell assets (including customers); (b) consolidate or merge with other companies, including affiliated companies outside the retail energy segment; (c) grant liens on their properties (other than permitted liens); (d) borrow money in excess of agreed upon levels (other than securitizations of customer accounts); (e) enter into or guarantee certain trading arrangements; and (f) incur liabilities outside the ordinary course of their businesses. In addition, there are restrictions involving transactions with affiliated companies outside the retail energy segment. The primary term of this contract ends on December 31, 2003.

(5) BUSINESS ACQUISITIONS

(a) ORION POWER HOLDINGS, INC.

     In February 2002, we acquired all of the outstanding shares of common stock of Orion Power for an aggregate purchase price of $2.9 billion and assumed debt obligations of $2.4 billion. We funded the Orion Power acquisition with a $2.9 billion credit facility (see note 9(a)) and $41 million of cash on hand. As a result of the acquisition, our consolidated debt obligations also increased by the amount of Orion Power's debt obligations. As of February 19, 2002, Orion Power's debt obligations were $2.4 billion ($2.1 billion net of restricted cash pursuant to debt covenants). Orion Power is an electric power generating company with a diversified portfolio of generating assets, both geographically across the states of New York, Pennsylvania, Ohio and West Virginia, and by fuel type, including gas, oil, coal and hydro. The primary reason for the acquisition was to enhance our then current domestic power generation position by combining our domestic generation capacity and Orion Power's domestic generation capacity. The Orion Power acquisition expanded our market presence into the New York and East Central Area Reliability Coordinating Counsel power markets. As of February 19, 2002, Orion Power had 81 generating facilities with a total generating capacity of 5,644 MW and two development projects with an additional 804 MW of capacity under construction. As of December 31, 2002, both projects under construction had reached commercial operation.

     We accounted for the acquisition as a purchase with assets and liabilities of Orion Power reflected at their estimated fair values. Our fair value adjustments primarily included adjustments in property, plant and equipment, contracts, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes. We finalized these fair value adjustments in February 2003, based on final valuations of property, plant and equipment, intangible assets and other assets and obligations. There were no additional material modifications to the preliminary adjustments from December 31, 2002.

     The net purchase price of Orion Power was allocated and the fair value adjustments to the seller's book value were as follows:

                                       PURCHASE PRICE    FAIR VALUE
                                         ALLOCATION      ADJUSTMENTS
                                       --------------   ------------
                                               (IN MILLIONS)
Current assets ......................   $        636    $         (8)
Property, plant and equipment .......          3,823             519
Goodwill ............................          1,324           1,220
Other intangibles ...................            477             282
Other long-term assets ..............            103              34
                                        ------------    ------------
  Total assets acquired .............          6,363           2,047
                                        ------------    ------------
Current liabilities .................         (1,777)            (51)
Current contractual obligations .....            (29)            (29)
Long-term contractual obligations ...            (86)            (86)
Long-term debt ......................         (1,006)            (45)
Other long-term liabilities .........           (501)           (396)
                                        ------------    ------------
  Total liabilities assumed .........         (3,399)           (607)
                                        ------------    ------------
    Net assets acquired .............   $      2,964    $      1,440
                                        ============    ============

     Adjustments to property, plant and equipment and other intangibles, excluding contractual rights, are based primarily on valuation reports prepared by independent appraisers and consultants.

     The following factors contributed to the recognized goodwill of $1.3 billion: commercialization value attributable to our marketing and trading capabilities, commercialization and synergy value associated with fuel procurement in conjunction with existing generating plants in the region, entry into the New York power market, general and administrative cost synergies with existing Pennsylvania-New Jersey-Maryland power market generating assets and headquarters, and risk diversification value due to increased scale, fuel supply mix and the nature of the acquired assets. Of the resulting goodwill, all but $105 million is not deductible for United States income tax purposes. The $1.3 billion of goodwill was assigned to the wholesale energy segment.

     The components of other intangible assets and the related weighted-average amortization period for the Orion Power acquisition consist of the following:

                                                                           WEIGHTED-AVERAGE
                                                         PURCHASE PRICE      AMORTIZATION
                                                           ALLOCATION       PERIOD (YEARS)
                                                         --------------    ----------------
                                                                  (IN MILLIONS)
Air emission regulatory allowances ....................   $        314             38
Contractual rights ....................................            106              8
Federal Energy Regulatory Commission (FERC) licenses ..             57             38
                                                          ------------
  Total ...............................................   $        477
                                                          ============

     There was no allocation of purchase price to any intangible assets that are not subject to amortization.

     Our results of operations include the results of Orion Power for the period beginning February 19, 2002. The following table presents selected financial information and unaudited pro forma information for 2001 and 2002, as if the acquisition had occurred on January 1, 2001 and 2002, as applicable:

                                                                           YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------------------
                                                                     2001                           2002
                                                          ---------------------------   ----------------------------
                                                             ACTUAL       PRO FORMA        ACTUAL         PRO FORMA
                                                          ------------   ------------   ------------    ------------
                                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues ..............................................   $      5,885   $      7,041   $     10,926    $     11,033
Income from continuing operations .....................            463            507            147              83
Income (loss) before cumulative effect of
  accounting changes ..................................            560            604           (326)           (390)
Net income (loss) .....................................            563            607           (560)           (624)

Basic earnings per share from continuing operations ...   $       1.67   $       1.83   $       0.51    $       0.29
Basic earnings (loss) per share before cumulative
  effect of accounting changes ........................           2.02           2.18          (1.12)          (1.34)
Basic earnings (loss) per share .......................           2.03           2.19          (1.93)          (2.15)

Diluted earnings per share from continuing
  operations ..........................................   $       1.67   $       1.83   $       0.50    $       0.28
Diluted earnings (loss) per share before
  cumulative effect of accounting changes .............           2.02           2.18          (1.12)          (1.34)
Diluted earnings (loss) per share .....................           2.03           2.19          (1.92)          (2.14)

    These unaudited pro forma results, based on assumptions we deem appropriate, have been prepared for informational purposes only and are not necessarily indicative of the amounts that would have resulted if the acquisition of Orion Power had occurred on January 1, 2001 and 2002, as applicable. Purchase-related adjustments to the results of operations include the effects on revenues, fuel expense, depreciation and amortization, interest expense, interest income and income taxes. Adjustments that affected revenues and fuel expense were a result of the amortization of contractual rights and obligations relating to the applicable power and fuel contracts that were in existence at January 1, 2001 or January 1, 2002, as applicable. Such amortization included in the pro forma results above was based on the value of the contractual rights and obligations at February 19, 2002. The amounts applicable to 2002 were retroactively applied to January 1, 2002 through February 19, 2002 and the year ended December 31, 2001, to arrive at the pro forma effect on those periods. The unaudited pro forma condensed consolidated financial statements reflect the acquisition of Orion Power in accordance with SFAS No. 141 and SFAS No. 142. For additional information regarding our adoption of SFAS No. 141 and SFAS No. 142, see notes 2(t) and 6.

(b) RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC.

     On May 12, 2000, one of our subsidiaries purchased entities owning electric power generating assets and development sites located in Pennsylvania, New Jersey and Maryland having an aggregate net generating capacity of approximately 4,262 MW. With the exception of development entities that were sold to another subsidiary in July 2000, the assets of the entities acquired are held by REMA. The purchase price for the May 2000 transaction was $2.1 billion. In 2002, we made an $8 million payment to the prior owner for post-closing adjustments, which resulted in an adjustment to the purchase price. We accounted for the acquisition as a purchase with assets and liabilities of REMA reflected at their estimated fair values. Our fair value adjustments related to the acquisition primarily included adjustments in property, plant and equipment, air emissions regulatory allowances, specific intangibles, materials and supplies inventory, environmental reserves and related deferred taxes. The air emissions regulatory allowances of $153 million are being amortized on a units-of-production basis as utilized. The specific intangibles that relate to water rights and permits of $43 million will be amortized over the estimated life of the related facility of 35 years. The excess of the purchase price over the fair value of the net assets acquired of $7 million was recorded as goodwill and was amortized over 35 years through December 31, 2001. See note 6 regarding the cessation of goodwill amortization. We finalized these fair value adjustments in May 2001. There were no additional material modifications to the preliminary adjustments from December 31, 2000. Funds for the acquisition of REMA were made available through loans from CenterPoint. In May 2000, $1.0 billion of these loans were subsequently converted to equity.

    The net purchase price of REMA was allocated and the fair value adjustments to the seller's book value are as follows:

                                             PURCHASE PRICE    FAIR VALUE
                                               ALLOCATION      ADJUSTMENTS
                                             --------------   ------------
                                                    (IN MILLIONS)
Current assets ............................   $         85    $        (27)
Property, plant and equipment .............          1,898             627
Goodwill ..................................              7            (144)
Other intangibles .........................            196              33
Other long-term assets ....................              3              (5)
                                              ------------    ------------
  Total assets acquired ...................          2,189             484
                                              ------------    ------------
Current liabilities .......................            (50)            (13)
Other long-term liabilities ...............            (39)            (15)
                                              ------------    ------------
  Total liabilities assumed ...............            (89)            (28)
                                              ------------    ------------
    Net assets acquired ...................   $      2,100    $        456
                                              ============    ============

     Adjustments to property, plant and equipment, other intangibles, which include air emissions regulatory allowances, and other specific intangibles, and environmental reserves included in other liabilities are based primarily on valuation reports prepared by independent appraisers and consultants.

     In August 2000, we entered into separate sale-leaseback transactions with each of three owner-lessors covering our respective 16.45%, 16.67% and 100% interests in the Conemaugh, Keystone and Shawville generating stations, respectively, acquired as part of the REMA acquisition. As lessee, we lease an interest in each facility from each owner-lessor under a leveraged facility lease agreement. As consideration for the sale of our interest in the facilities, we received $1.0 billion in cash. We used the $1.0 billion of sale proceeds to repay intercompany indebtedness owed by us to CenterPoint.

     Our results of operations include the results of REMA for the period beginning May 12, 2000. The following table presents selected actual financial information and unaudited pro forma information for 2000, as if the acquisition had occurred on January 1, 2000. Pro forma amounts also give effect to the sale and leaseback of interests in three REMA generating plants discussed above.

                                               YEAR ENDED DECEMBER 31, 2000
                                               ----------------------------
                                                   ACTUAL        PRO FORMA
                                               -------------   ------------
                                                      (IN MILLIONS)
Revenues ....................................   $      2,930   $      3,096
Income from continuing operations ...........            143            134
Net income ..................................            223            214

     These unaudited pro forma results, based on assumptions deemed appropriate by our management, have been prepared for informational purposes only and are not necessarily indicative of the amounts that would have resulted if the acquisition of the REMA entities had occurred on January 1, 2000.
Purchase-related adjustments to the results of operations include the effects on depreciation and amortization, interest expense and income taxes.

(6) GOODWILL AND INTANGIBLES

In July 2001, the FASB issued SFAS No. 142, which states that goodwill and certain intangibles with indefinite lives will not be amortized into results of operations, but instead will be reviewed periodically for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles with indefinite lives is more than their fair values. We adopted the provisions of the statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002, and thus discontinued amortizing goodwill into our results of operations. A reconciliation of previously reported net income (loss) and earnings (loss) per share to the amounts adjusted for the exclusion of goodwill amortization follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                          -------------------------------------------
                                                              2000           2001            2002
                                                          ------------   ------------    ------------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Reported net income (loss) ............................   $        223   $        563    $       (560)
Add: Goodwill amortization for continuing operations,
  net of tax ..........................................             12             25              --
Add: Goodwill amortization for discontinued operations,
  net of tax ..........................................             23             26              --
Less:  Goodwill impairment relating to exiting
  communications business (1) .........................             --            (19)             --
                                                          ------------   ------------    ------------
Adjusted net income (loss) ............................   $        258   $        595    $       (560)
                                                          ============   ============    ============

Basic earnings (loss) per share:
Reported net income (loss) ............................                  $       2.03    $      (1.93)
Add: Goodwill amortization for continuing operations,
  net of tax ..........................................                          0.09              --
Add: Goodwill amortization for discontinued operations,
  net of tax ..........................................                          0.09              --
Less:  Goodwill impairment relating to exiting
  communications business (1) .........................                         (0.07)             --
                                                                         ------------    ------------
Adjusted basic earnings (loss) per share ..............                  $       2.14    $      (1.93)
                                                                         ============    ============

Diluted earnings (loss) per share:
Reported net income (loss) ............................                  $       2.03    $      (1.92)
Add: Goodwill amortization for continuing operations,
  net of tax ..........................................                          0.09              --
Add: Goodwill amortization for discontinued operations,
  net of tax ..........................................                          0.09              --
Less:  Goodwill impairment relating to exiting
  communications business (1) .........................                         (0.07)             --
                                                                         ------------    ------------
Adjusted diluted earnings (loss) per share ............                  $       2.14    $      (1.92)
                                                                         ============    ============

----------

(1) This impairment of $19 million, net of tax, is included in the annual goodwill amortization amount, net of tax, of $25 million for continuing operations.

     The components of other intangible assets consist of the following:

                                          WEIGHTED-           DECEMBER 31, 2001              DECEMBER 31, 2002
                                          AVERAGE      ----------------------------    ----------------------------
                                        AMORTIZATION     CARRYING      ACCUMULATED       CARRYING      ACCUMULATED
                                       PERIOD (YEARS)     AMOUNT       AMORTIZATION       AMOUNT       AMORTIZATION
                                       --------------  ------------    ------------    ------------    ------------
                                                                              (IN MILLIONS)
Air emission regulatory allowances ..             36   $        255    $        (78)   $        586    $       (120)
Contractual rights ..................              8             --              --             106             (26)
Power generation site permits .......             35             77              (3)             77              (6)
Water rights ........................             35             68              (4)             68              (6)
FERC licenses .......................             38             --              --              57              (1)
Other ...............................              5             --              --               5              (3)
                                                       ------------    ------------    ------------    ------------
  Total .............................                  $        400    $        (85)   $        899    $       (162)
                                                       ============    ============    ============    ============

     We recognize specifically identifiable intangibles, including air emissions regulatory allowances, contractual rights, power generation site permits, water rights and FERC licenses, when specific rights and contracts are acquired. We have no intangible assets with indefinite lives recorded as of December 31, 2002. We amortize air emissions regulatory allowances primarily on a units-of-production basis as utilized. We amortize other acquired intangibles, excluding contractual rights, on a straight-line basis over the lesser of their contractual or estimated useful lives. All intangibles, excluding goodwill, are subject to amortization.

     In connection with the acquisition of Orion Power, we recorded the fair value of certain fuel and power contracts acquired. We estimated the fair value of the contracts using forward pricing curves as of the acquisition date over the life of each contract. Those contracts with positive fair values at the date of acquisition (contractual rights) were recorded to intangible assets and those contracts with negative fair values at the date of acquisition (contractual obligations) were recorded to other current and long-term liabilities in the consolidated balance sheet.

     Contractual rights and contractual obligations are amortized to fuel expense and revenues, as applicable, based on the estimated realization of the fair value established on the acquisition date over the contractual lives. There may be times during the life of the contract when accumulated amortization exceeds the carrying value of the recorded assets or liabilities due to the timing of realizing the fair value established on the acquisition date.

     Estimated amortization expense, excluding contractual rights and obligations, for the next five years is as follows (in millions):

2003........................................  $         36
2004........................................            28
2005........................................            28
2006........................................            27
2007........................................            24
                                              ------------
  Total.....................................  $        143
                                              ============

     We amortized $26 million and $29 million of contractual rights and contractual obligations, respectively, for a net amount of $3 million, during 2002. Estimated amortization of contractual rights and contractual obligations for the next five years is as follows:

                              CONTRACTUAL    CONTRACTUAL    NET DECREASE
                                 RIGHTS      OBLIGATIONS      IN INCOME
                             ------------   ------------    ------------
                                           (IN MILLIONS)
2003 .....................   $         36   $        (33)   $          3
2004 .....................             35            (31)              4
2005 .....................             17             (9)              8
2006 .....................             13             (3)             10
2007 .....................             21             (1)             20
                             ------------   ------------    ------------
  Total ..................   $        122   $        (77)   $         45
                             ============   ============    ============

     As of December 31, 2001 and 2002, we had $32 million and $135 million, respectively, of net goodwill recorded in our consolidated balance sheets that is deductible for United States income tax purposes for future periods.

     The following tables show the composition of goodwill by reportable segment as of December 31, 2001 and 2002 and changes in the carrying amount of goodwill for 2001 and 2002, by reportable segment:

                             AS OF                                                          AS OF
                           JANUARY 1,   AMORTIZATION                                    DECEMBER 31,
                             2001          EXPENSE       IMPAIRMENT        OTHER            2001
                         ------------   ------------    ------------    ------------    ------------
                                                       (IN MILLIONS)
Retail energy ........   $         34   $         (2)   $         --    $         --    $         32
Wholesale energy .....            194             (4)             --              (6)            184
Other ................             19             --             (19)             --              --
                         ------------   ------------    ------------    ------------    ------------
  Total ..............   $        247   $         (6)   $        (19)   $         (6)   $        216
                         ============   ============    ============    ============    ============

                                          GOODWILL
                             AS OF        ACQUIRED                       AS OF
                           JANUARY 1,    DURING THE                   DECEMBER 31,
                             2002          PERIOD          OTHER          2002
                         ------------   ------------   ------------   ------------
                                               (IN MILLIONS)
Retail energy ........   $         32   $         --   $         --   $         32
Wholesale energy .....            184          1,324              1          1,509
                         ------------   ------------   ------------   ------------
  Total ..............   $        216   $      1,324   $          1   $      1,541
                         ============   ============   ============   ============

     During the third quarter of 2002, we completed the transitional impairment test for the adoption of SFAS No. 142 on our consolidated financial statements, including the review of goodwill for impairment as of January 1, 2002. This impairment test is performed in two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of the applicable reporting unit to its carrying value, including goodwill. If the carrying value exceeded fair value, a second step is performed, which compares the implied fair value of the applicable reporting unit's goodwill with the carrying amount of that goodwill, to measure the amount of the goodwill impairment, if any. Based on this impairment test, we recorded an impairment of our European energy segment's goodwill of $234 million, net of tax. This impairment loss was recorded retroactively as a cumulative effect of a change in accounting principle for the quarter ended March 31, 2002. Based on the first step of this goodwill impairment test, no goodwill was impaired for our other reporting units.

     The circumstances leading to the goodwill impairment of our European energy segment, now reflected as discontinued operations, included a significant decline in electric margins attributable to the deregulation of the European electricity market in 2001, lack of growth in the wholesale energy trading markets in Northwest Europe, continued regulation of certain European fuel markets and the reduction of proprietary trading in our European operations. Our measurement of the fair value of the European energy segment was based on a weighted-average approach considering both an income approach, using future discounted cash flows, and a market approach, using acquisition multiples, including price per MW, based on publicly available data for recently completed European transactions.

     As of March 31, 2002, we completed our assessment of intangible assets and no indefinite lived intangible assets were identified. No related impairment losses were recorded in the first quarter of 2002 and no changes were made to the expected useful lives of our intangible assets as a result of this assessment.

     SFAS No. 142 also requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have elected to perform our annual test for indications of goodwill impairment as of November 1, in conjunction with our annual planning process.

     Based on our annual impairment test, no goodwill was impaired for our retail, wholesale and other operations reporting units. Our impairment analyses for these reporting units include numerous assumptions, including but not limited to:

   o increases in demand for power that will result in the tightening of supply surpluses and additional capacity requirements over the next three to eight years, depending on the region;

   o improving prices in electric energy, ancillary services and existing capacity markets as the power supply surplus is absorbed; and

   o our expectation that more balanced, fair market rules will be implemented, which provide for the efficient operations of unregulated power markets, including capacity markets or mechanisms in regions where they currently do not exist.

These assumptions are consistent with our fundamental belief that long run market prices must reach levels sufficient to support an adequate rate of return on the construction of new power generation.

     An impairment analysis requires estimates of future market prices, valuation of plant and equipment, growth, competition and many other factors as of the determination date. The resulting impairment analysis is highly dependent on these underlying assumptions. Such assumptions are consistent with those utilized in our annual planning process and industry valuation and appraisal reports. If the assumptions and estimates underlying this goodwill impairment evaluation differ greatly from the actual results or to the extent that such assumptions change through time, there could be additional goodwill impairments in the future.

(7) DERIVATIVE INSTRUMENTS, INCLUDING ENERGY TRADING, MARKETING, PRICE RISK MANAGEMENT SERVICES AND POWER ORIGINATION ACTIVITIES.

     Effective January 1, 2001, we adopted SFAS No. 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of accumulated other comprehensive income
(loss), net of applicable taxes, depending on the intended use of the derivative, its resulting designation and its effectiveness. If certain conditions are met, an entity may designate a derivative instrument as hedging
(a) the exposure to changes in the fair value of an asset or liability (fair value hedge), (b) the exposure to variability in expected future cash flows (cash flow hedge) or (c) the foreign currency exposure of a net investment in a foreign operation. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs. During 2001 and 2002, we did not enter into any fair value hedges.

     Adoption of SFAS No. 133 on January 1, 2001 resulted in an after-tax increase in net income of $3 million and a cumulative after-tax increase in accumulated other comprehensive loss of $439 million. The adoption also increased current assets, long-term assets, current liabilities and long-term liabilities by $566 million, $127 million, $790 million and $339 million, respectively, in our consolidated balance sheet. During 2001, $230 million of the initial after-tax transition adjustment recorded in accumulated other comprehensive loss was recognized in net income.

     We are exposed to various market risks. These risks arise from transactions entered into in the normal course of business and are inherent in our consolidated financial statements. We have utilized derivative instruments such as futures, physical forward contracts, swaps and options (energy derivatives) to mitigate the impact of changes in electricity, natural gas and fuel prices on our operating results and cash flows. We have utilized (a) cross-currency swaps, forward contracts and options to hedge our net investments in and cash flows of our foreign subsidiaries, (b) interest rate swaps to mitigate the impact of changes in interest rates and (c) other financial instruments to manage various other market risks.

     Trading, marketing and hedging operations often involve risk associated with managing energy commodities and in certain circumstances establishing open positions in the energy markets, primarily on a short-term basis. These risks fall into three different categories: price and volume volatility, credit risk of trading counterparties and adequacy of the control environment for trading. We routinely enter into energy derivatives to hedge sale commitments, fuel requirements and inventories of natural gas, coal, electricity, crude oil and products and other commodities to minimize the risk of market fluctuations in our trading, marketing, power origination and risk management services operations.

     The primary types of energy derivatives we use are described below:

     o Futures contracts are exchange-traded standardized commitments to purchase or sell an energy commodity or financial instrument, or to make a cash settlement, at a specific price and future date.

     o Physical forward contracts are commitments to purchase or sell energy commodities in the future.

     o Swap agreements require payments to or from counterparties based upon the differential between a fixed price and variable index price (fixed price swap) or two variable index prices (variable price swap) for a predetermined contractual notional amount. The respective index may be an exchange quotation or an industry pricing publication.

     o Option contracts convey the right to buy or sell an energy commodity or a financial instrument at a predetermined price or settlement of the differential between a fixed price and a variable index price or two variable index prices.

(a) ENERGY TRADING, MARKETING, PRICE RISK MANAGEMENT SERVICES AND CERTAIN POWER ORIGINATION ACTIVITIES.

     Trading and marketing activities include (a) transactions establishing open positions in the energy markets, primarily on a short-term basis, (b) transactions intended to optimize our power generation portfolio, but which do not qualify for hedge accounting and (c) energy price risk management services to customers primarily related to natural gas, electric power and other energy-related commodities. We provide these services by utilizing a variety of derivative instruments (trading energy derivatives).

    See note 2(t), which discusses the EITF's rescission of EITF No. 98-10 by issuance of EITF No. 02-03. All new contracts entered into on or after October 25, 2002, can no longer be marked-to-market through earnings, unless the contract is within the scope of SFAS No. 133. Note 2(t) also discusses the estimated cumulative effect of a change in accounting principle to be recorded effective January 1, 2003.

    We applied mark-to-market accounting for our energy trading, marketing, price risk management services to customers and certain origination activities in our operations in North America. We also applied mark-to-market accounting to contracted sales by our retail energy segment to large commercial, industrial and institutional customers and the related energy supply contracts for contracts entered into prior to October 25, 2002. Accordingly, these contracts are recorded at fair value with net realized and unrealized gains (losses) recorded as a component of revenues. The recognized, unrealized balances are recorded as trading and marketing assets/liabilities in the consolidated balance sheets. In addition, trading and marketing assets/liabilities include option premiums for trading activities. Contracted sales by our retail energy segment to large commercial, industrial and institutional customers and the related energy supply contracts entered into after October 25, 2002, will, for the most part, no longer be marked-to-market through earnings. For contracted sales by our retail energy segment to large commercial, industrial and institutional customers and the related energy supply contracts entered into after October 25, 2002 that are derivatives pursuant to SFAS No. 133, we will apply hedge accounting or designate them as "normal," as further described below.

    The fair values as of December 31, 2001 and 2002, are estimated by using quoted prices where available and other valuation techniques when market data is not available, for example in illiquid markets. Our alternative pricing methodologies include, but are not limited to, extrapolation of forward pricing curves using historically reported data from illiquid pricing points. These same pricing techniques are used to evaluate a contract prior to taking a position.

    Other factors affecting our estimates of fair values include valuation adjustments relating to time value, the volatility of the underlying commitment, the cost of administering future obligations under existing contracts, and the credit risk of counterparties. Volatility valuation adjustments are calculated by utilizing observed market price volatility and represent the estimated impact on fair values resulting from potential fluctuations in current prices. Credit adjustments are based on estimated defaults by counterparties and are calculated using historical default ratings for corporate bonds for companies with similar credit ratings.

    The fair values are subject to significant changes based on fluctuating market prices and conditions. Changes in the assets and liabilities from trading, marketing, power origination and price risk management services result primarily from changes in the valuation of the portfolio of contracts, newly originated transactions and the timing of settlements. The most significant parameters impacting the value of our portfolio of contracts include natural gas and power forward market prices, volatility and credit risk. For the contracted retail electric sales to large commercial, industrial and institutional customers, significant variables affecting contract values also include the variability in electricity consumption patterns due to weather and operational uncertainties (within contract parameters). Insufficient market liquidity could significantly affect the values that could be obtained for these contracts, as well as the costs at which these contracts could be hedged.

     The weighted-average term of the trading portfolio, based on fair values, is approximately one year. The maximum term of any contract in the trading portfolio is 15 years. These maximum and average terms are not indicative of likely future cash flows, as these positions may be changed by new transactions in the trading portfolio at any time in response to changing market conditions, market liquidity and our risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

(b) NON-TRADING ACTIVITIES.

     Cash Flow Hedges. To reduce the risk from market fluctuations in revenues and the resulting cash flows derived from the sale of electric power, we may enter into energy derivatives in order to hedge some expected purchases of electric power, natural gas and other commodities and sales of electric power (non-trading energy derivatives). The non-trading energy derivative portfolios are managed to complement the physical transaction portfolio, reducing overall risks within authorized limits.

     We apply hedge accounting for our non-trading energy derivatives utilized in non-trading activities only if there is a high correlation between price movements in the derivative and the item designated as being hedged. This correlation, a measure of hedge effectiveness, is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of correlation of at least 80% to 125% for hedge designation. If and when correlation ceases to exist at an acceptable level, hedge accounting ceases and prospective changes in fair value are recognized currently in our results of operations. During 2001 and 2002, the amount of hedge ineffectiveness recognized in revenues from derivatives that are designated and qualify as cash flow hedges, including interest rate swaps, was a gain of $21 million and a loss of $8 million, respectively. For 2001 and 2002, no component of the derivative instruments' gain or loss was excluded from the assessment of effectiveness. If it becomes probable that an anticipated transaction will not occur, we realize in net income (loss) the deferred gains and losses recognized in accumulated other comprehensive loss. During 2001 and 2002, there were zero and $16 million, respectively, which is excluded from the hedge ineffectiveness above, of losses recognized in earnings as a result of the discontinuance of cash flow hedges because it was no longer probable that the forecasted transaction would occur. The losses reclassified into earnings in 2002 primarily related to deferred losses of interest rate swaps. Once the anticipated transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive loss is reclassified and included in our statements of consolidated operations under the captions (a) fuel expenses, in the case of natural gas purchase transactions, (b) purchased power, in the case of electric power purchase transactions, (c) revenues, in the case of electric power and natural gas sales transactions and financial electric power or natural gas derivatives and (d) interest expense, in the case of interest rate swap transactions. As of December 31, 2002, we expect $8 million of accumulated other comprehensive loss to be reclassified into net income during the next twelve months.

     As of December 31, 2001 and 2002, the maximum length of time we are hedging our exposure to the variability in future cash flows for forecasted transactions excluding the payment of variable interest on existing financial instruments is 11 years and 10 years, respectively. As of December 31, 2001 and 2002, the maximum length of time we are hedging our exposure to the payment of variable interest rates is four years and seven years, respectively.

     For a discussion of our interest rate swaps, see note 9(c).

     Other Derivatives. During 2001, we entered into two structured transactions, which were recorded in the consolidated balance sheet in non-trading derivative assets and liabilities involving a series of forward contracts to buy and sell an energy commodity in 2001 and to buy and sell an energy commodity in 2002. The change in fair value of these derivative assets and liabilities must be recorded in the statement of consolidated operations for each reporting period. As of December 31, 2001 we have recorded $118 million of net non-trading derivative assets related to these transactions. During 2001 and 2002, $117 million of net non-trading derivative assets and $121 million of net non-trading derivative assets, respectively, were settled related to these transactions; $1 million and $3 million, respectively, of pre-tax unrealized gains were recognized.

(c) CREDIT RISKS.

     In addition to the risk associated with price movements, credit risk is inherent in our risk management activities and hedging activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. We have broad credit policies and parameters. It is our policy that all transactions must be within approved counterparty or customer credit limits. We seek to enter into contracts that permit us to net receivables and payables with a given counterparty. We also enter into contracts that enable us to obtain collateral from a counterparty as well as to terminate contracts upon the occurrence of certain events of default. We periodically review the financial condition of our counterparties. If the counterparties to these arrangements failed to perform, we would exercise our legal rights to obtain contractual remedies related to such non-performance. We might be forced to acquire alternative hedging arrangements or be required to replace the underlying commitment at then-current market prices. In this event, we might incur additional losses to the extent of amounts, if any, already paid to the counterparties. For information regarding the provision related to energy sales in California, see note 14(h). For information regarding the net provision recorded in 2001 related to energy sales to Enron, see note 17.

     The following table shows the combined composition of our trading and marketing assets and our non-trading derivative assets, after taking into consideration netting within each contract and any master netting contracts with counterparties, as of December 31, 2001 and 2002:

                                                                 DECEMBER 31, 2001              DECEMBER 31, 2002
                                                            ---------------------------    ---------------------------
         TRADING AND MARKETING ASSETS AND                    INVESTMENT                     INVESTMENT
            NON-TRADING DERIVATIVE ASSETS                   GRADE (1)(2)      TOTAL        GRADE (1)(2)      TOTAL
---------------------------------------------------------   ------------   ------------    ------------   ------------
                                                                                   (IN MILLIONS)

Energy marketers ........................................   $        365   $        440    $        230   $        388
Financial institutions ..................................             54             54             107            107
Gas and electric utilities ..............................            328            330             136            146
Oil and gas producers ...................................             95            118              12            106
Industrial ..............................................             31             53              16             33
Others ..................................................             76            122              29             44
                                                            ------------   ------------    ------------   ------------
  Total .................................................   $        949          1,117    $        530            824
                                                            ============                   ============
Collateral held (3) .....................................                          (167)                          (188)
                                                                           ------------                   ------------
  Total exposure, net of collateral .....................                           950                            636
Credit and other reserves ...............................                          (104)                           (67)
                                                                           ------------                   ------------
                                                                           $        846                   $        569
                                                                           ============                   ============

----------

(1) "Investment Grade" is primarily determined using publicly available credit ratings along with the consideration of credit support (such as parent company guarantees).

(2) For unrated counterparties, we perform credit analyses, considering contractual rights and restrictions to create an internal credit rating.

(3)  Collateral consists of cash and standby letters of credit.

     Trading and marketing assets and liabilities and non-trading derivative assets and liabilities are presented separately in our consolidated balance sheets. The trading and non-trading derivative asset and trading and non-trading derivative liability balances were offset separately for trading and non-trading activities although in certain cases contracts permit the offset of trading and non-trading derivative assets and liabilities with a given counterparty. For the purpose of disclosing credit risk, trading and non-trading derivative assets and liabilities with a given counterparty were offset if the counterparty has entered into a contract with us which permits netting.

     As of December 31, 2001, no individual counterparty accounted for more than 10% of our total credit exposure, net of collateral. As of December 31, 2002, one counterparty with a credit rating below investment grade represented 14% of our total credit exposure, net of collateral.

(d) TRADING AND NON-TRADING - GENERAL POLICY.

     We have established a risk oversight committee. The risk oversight committee, which is comprised of corporate officers and includes a working group of corporate and business segment officers, oversees all of our trading, marketing and hedging activities and other activities involving market risks. These activities expose us to commodity price, credit, foreign currency and interest rate risks. The committee's duties are to approve our commodity risk policies, allocate risk capital within limits established by our board of directors, approve trading of new products and commodities, monitor risk positions and monitor compliance with our risk management policies and procedures and trading limits established by our board of directors.

    Our policies prohibit the use of leveraged financial instruments. A leveraged financial instrument, for this purpose, is a transaction involving a derivative whose financial impact will be based on an amount other than the notional amount or volume of the instrument.

(8) EQUITY INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

     We have a 50% interest in a 470 MW electric generation plant in Boulder City, Nevada. The plant became operational in May 2000. We have a 50% partnership interest in a 108 MW cogeneration plant in Orange, Texas.

     Our equity investments in unconsolidated subsidiaries are as follows:

                                                               AS OF DECEMBER 31,
                                                            -----------------------
                                                               2001         2002
                                                            ----------   ----------
                                                                (IN MILLIONS)
Nevada generation plant .................................   $       57   $       73
Texas cogeneration plant ................................           31           30
                                                            ----------   ----------
    Equity investments in unconsolidated subsidiaries ...   $       88   $      103
                                                            ==========   ==========

    Our income from equity investments of unconsolidated subsidiaries is as follow:

                                                           YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        2000       2001       2002
                                                      --------   --------   --------
                                                              (IN MILLIONS)
Nevada generation plant ...........................   $     42   $      5   $     16
Texas cogeneration plant ..........................          1          2          2
                                                      --------   --------   --------
  Income of equity investments of unconsolidated
    subsidiaries ..................................   $     43   $      7   $     18
                                                      ========   ========   ========

     During 2000, 2001 and 2002, the net distributions were $18 million, $27 million and $3 million, respectively, from these investments.

     As of December 31, 2002, the companies, in which we have an unconsolidated equity investment, carry debt that is currently estimated to be $145 million ($72 million based on our proportionate ownership interests of the investments).

     Summarized financial information for our equity method investments' operating results is as follows:

                                               YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------
                                      2000               2001                2002
                                 --------------      --------------     --------------
                                                     (IN MILLIONS)
Nevada Generation Plant:
Revenues......................   $          260      $          133     $          101
Gross profit..................              127                  22                 19
Operating income (loss).......              114                  (5)                (5)
Net income (loss).............              108                 (12)                31

Texas Cogeneration Plant:
Revenues......................   $           39      $           45     $           41
Gross profit..................               11                  11                 12
Operating income..............                3                   3                  4
Net income....................                3                   3                  4

     Summarized financial information for our equity method investments' financial position is as follows:

                                             AS OF DECEMBER 31,
                                        ---------------------------
                                            2001           2002
                                        ------------   ------------
                                              (IN MILLIONS)
Nevada Generation Plant:
Current assets ......................   $         22   $         60
Noncurrent assets ...................            247            235
                                        ------------   ------------
  Total .............................   $        269   $        295
                                        ============   ============
Current liabilities .................   $         12   $         14
Noncurrent liabilities ..............            145            142
Equity ..............................            112            139
                                        ------------   ------------
  Total .............................   $        269   $        295
                                        ============   ============

Texas Cogeneration Plant:
Current assets ......................   $          6   $         11
Noncurrent assets ...................             63             60
                                        ------------   ------------
  Total .............................   $         69   $         71
                                        ============   ============
Current liabilities .................   $          6   $         10
Noncurrent liabilities ..............             --             --
Equity ..............................             63             61
                                        ------------   ------------
  Total .............................   $         69   $         71
                                        ============   ============

(9) BANKING OR DEBT FACILITIES AND OTHER LONG-TERM DEBT

    As more fully described in note 21(a), we refinanced certain credit facilities in March 2003.

    The following table presents the components of our banking or debt facilities and other long-term debt to third parties as of December 31, 2001 and 2002:

                                                                2001                                       2002
                                               -----------------------------------      -------------------------------------
                                               WEIGHTED                                  WEIGHTED
                                                AVERAGE                                  AVERAGE
                                               INTEREST                                 INTEREST
                                                RATE(1)    LONG-TERM    CURRENT(2)       RATE(1)     LONG-TERM     CURRENT(2)
                                               --------    ---------    ----------      ---------    ---------     ----------
                                                                   (IN MILLIONS, EXCLUDING INTEREST RATES)
BANKING OR DEBT FACILITIES
  OTHER OPERATIONS SEGMENT:
    Orion acquisition term loan ..........           --    $      --   $         --         3.68%   $     2,908    $       --(3)
    364-day revolver/term loan ...........           --           --             --         3.20            800            --(3)

    Three-year revolver ..................           --           --             --         3.13            208           350(3)
  WHOLESALE ENERGY SEGMENT:
    Orion Power and Subsidiaries:
      Orion MidWest and Orion NY term
        loans ............................           --           --             --         3.96          1,211           109
      Orion MidWest working capital
        facility .........................           --           --             --         3.92             --            51
      Orion NY working capital facility ..           --           --             --           --             --            --
      Liberty Generating Project:
        Floating rate debt ...............           --           --             --         3.02             --           103
        Fixed rate debt ..................           --           --             --         9.02             --           165
    REMA letter of credit facilities .....           --           --             --           --             --            --
  RETAIL ENERGY SEGMENT:
    Reliant Energy Channelview LP:
      Equity bridge loan .................         2.63%           --            92           --             --            --
      Term loan and working capital
        facility:
        Floating rate debt ...............         3.56           235             2         2.81            290             8
        Fixed rate debt ..................        9.547            60            --        9.547             75            --
                                                           ----------  ------------                ------------    ----------
         Total facilities ................                        295            94                       5,492           786
                                                           ----------  ------------                ------------    ----------
OTHER LONG-TERM DEBT
  WHOLESALE ENERGY SEGMENT:
    Orion Power senior notes .............            --           --            --        12.0             400            --
    Adjustment to fair value of debt
      (4) ................................            --           --            --          --              66             8
    Other ................................            --           --            --         6.2               1            --
  RETAIL ENERGY SEGMENT:
    Other ................................            --           --            --        5.41               3             7
OTHER
    Adjustment to fair value of
      interest rate swaps (4) ............            --           --            --          --              46            19
                                                           ----------  ------------                ------------    ----------
         Total other long-term debt ......                        --             --                         516            34
                                                           ----------  ------------                ------------    ----------
           Total debt ....................                 $      295  $         94                $      6,008    $      820
                                                           ==========  ============                ============    ==========

----------

(1) The weighted average interest rate is for borrowings outstanding as of December 31, 2001 or 2002, as applicable.

(2) Includes amounts due within one year of the date noted, as well as loans outstanding under revolving and working capital facilities classified as current liabilities.

(3) See note 21(a) for a discussion of the facilities refinanced in March 2003. As a result of the refinancing, $3.9 billion has been classified as long-term.

(4) Debt and interest rate swaps acquired in the Orion Power acquisition are adjusted to fair market value as of the acquisition date. Included in interest expense is amortization of $5 million and $25 million for valuation adjustments for debt and interest rate swaps, respectively, for 2002. These valuation adjustments are being amortized over the respective remaining terms of the related financial instruments.

     Restricted Net Assets of Subsidiaries. As of December 31, 2002, certain of Reliant Resources' subsidiaries have effective restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their financing arrangements. The amount of restricted net assets of Reliant Resources' subsidiaries as of December 31, 2002 is approximately $3.3 billion. The restrictions are on the net assets of Orion Capital, Liberty and Channelview. Orion MidWest and Orion NY are indirect wholly-owned subsidiaries of Orion Capital.

    As of December 31, 2002, maturities of all facilities, other short-term debt and other long-term debt were $793 million in 2003, $136 million in 2004, $1.1 billion in 2005, $515 million in 2006, $3.4 billion in 2007 and $720 million in 2008 and beyond.

(a) BANKING OR DEBT FACILITIES.

     The following table provides a summary of the amounts owed and amounts available as of December 31, 2002 under our various committed credit facilities:

                                                                                       COMMITMENTS
                                        TOTAL                                          EXPIRING BY
                                      COMMITTED     DRAWN       LETTERS       UNUSED   DECEMBER 31,
                                       CREDIT      AMOUNT      OF CREDIT      AMOUNT        2003             EXPIRATION DATE
                                      ---------   ---------    ----------   ---------  ------------      -----------------------
                                                              (IN MILLIONS)
OTHER OPERATIONS SEGMENT:
  Orion acquisition term loan.....    $   2,908   $   2,908    $       --   $      --  $      2,908 (1)  February 2003
  364-day revolver/term loan......          800         800            --          --           800 (1)  August 2003
  Three-year revolver.............          800         558           235           7            -- (1)  August 2004
WHOLESALE ENERGY SEGMENT:
  Orion Power and Subsidiaries:
    Orion MidWest and Orion NY
      term loans..................        1,320       1,320            --          --           109      March 2003 - October 2005
    Orion MidWest working capital
        facility..................           75          51            14          10            --      October 2005
    Orion NY working capital
        facility..................           30          --            --          30            --      October 2005
    Liberty Generating Project....          290         268            17           5             8      January 2003 - April 2026
  REMA letter of credit facilities           51          --            38          13            51      August 2003
RETAIL ENERGY SEGMENT:
  Reliant Energy Channelview LP:
    Term loan and working capital
      facility....................          382         373            --           9             3      January 2003 - July 2024
                                      ---------   ---------    ----------   ---------  ------------
Total.............................    $   6,656   $   6,278    $      304   $      74  $      3,879
                                      =========   =========    ==========   =========  ============

---------------
(1) In March 2003, these facilities were refinanced to mature in March 2007. See note 21(a) for further discussion.

     As of December 31, 2002, we had $6.7 billion in committed credit facilities of which $74 million was unused. These facilities expired as follows (in millions):

2003.....................................................   $   3,879
2004.....................................................         940
2005.....................................................       1,210
2006.....................................................          24
2007.....................................................          61
2008 and beyond..........................................         542

     As of December 31, 2002, committed credit facilities aggregating $4.6 billion were unsecured and $3.9 billion were scheduled to expire by December 31, 2003. As part of the refinancing in March 2003, the debt related to our construction agency agreements (see note 14(b)) together with the Orion acquisition term loan and the 364-day revolver/term loan and the three-year revolver were combined into a single credit facility which is now secured.

     As of December 31, 2002, letters of credit outstanding under these facilities aggregated $304 million and borrowings aggregated $6.3 billion of which $5.5 billion were classified as long-term debt, based upon the refinancing as described in note 21(a) or the availability of committed credit facilities coupled with management's intention to maintain these borrowings in excess of one year.

     As of December 31, 2001, we had $4.4 billion in committed credit facilities of which $3.9 billion remained unused. Credit facilities aggregating $4 billion were unsecured. As of December 31, 2001, letters of credit outstanding under these facilities aggregated $124 million. As of December 31, 2001, borrowings of $389 million were outstanding under these facilities of which $295 million were classified as long-term debt, based upon the availability of committed credit facilities and management's intention to maintain these borrowings in excess of one year.

     Orion Acquisition Term Loan. Reliant Resources entered into an unsecured $2.2 billion term loan facility during the fourth quarter of 2001, which was amended in January 2002 to provide for $2.9 billion in funding to finance the purchase of Orion Power. For discussion of the acquisition of Orion Power, see note 5(a). Interest rates on the borrowings under this facility are based on either (a) the London inter-bank offered rate (LIBOR) plus a margin based on Reliant Resources' credit rating and length of time outstanding, which was 2.0% at December 31, 2002 or (b) a base rate. This facility was funded on February 19, 2002 for $2.9 billion. The credit agreement contained affirmative and negative covenants, including a negative pledge, and a requirement to maintain a ratio of net debt to the sum of net debt, stockholders' equity and subordinated affiliate debt not to exceed 0.60 to 1.00. The maturity of this term loan was one year from the date on which it was funded. The maturity date was extended from February 19, 2003 to March 31, 2003. During March 2003, we refinanced this term loan facility (see note 21(a)).

     364-day Revolver/Term Loan and Three-year Revolver. In 2001, Reliant Resources entered into two unsecured syndicated revolving credit facilities with a group of financial institutions, which provided for $800 million each or an aggregate of $1.6 billion in committed credit. The one-year term-out provision in the $800 million unsecured 364-day revolving credit facility was exercised before it matured on August 22, 2002, resulting in a one-year term loan with a maturity of August 22, 2003. The three-year revolver had a maturity date of August 22, 2004. As of December 31, 2001 and 2002, there were $0 and $1.4 billion in borrowings outstanding, respectively, under these facilities. At December 31, 2001 and 2002, letters of credit outstanding under these two facilities aggregated $51 million and $235 million, respectively. Interest rates on the borrowings were based on (a) LIBOR plus a margin based on our credit rating, (b) a base rate or (c) a rate determined through a bidding process. The LIBOR margin as of December 31, 2002 was 1.375% for the 364-day facility and 1.075% for the three-year facility. The credit agreements contained affirmative and negative covenants, including a negative pledge, that had to be met to borrow funds or obtain letters of credit and which required us to maintain a ratio of net debt to the sum of net debt, stockholders' equity and subordinated affiliate debt not to exceed 0.60 to 1.00. The revolving credit facilities were subject to facility and usage fees that were calculated based on the amount of the facility commitments and on the amounts outstanding under the facilities relative to the commitments, respectively. As of the term-out, the 364-day facility was subject to a facility fee that was based on the amount outstanding under the facility. During March 2003, we refinanced these facilities (see note 21(a)).

     Orion Power's Debt Obligations. As a result of our acquisition of Orion Power in early 2002, our consolidated net debt obligations also increased by the amount of Orion Power's net debt obligations, which are discussed below. In October 2002, a portion of this debt was refinanced, the terms of which are also discussed below.

     Orion Power Revolving Senior Credit Facility. Orion Power had an unsecured revolving senior credit facility. This facility was prepaid and terminated in October 2002 in connection with the execution of the amended and restated Orion MidWest and Orion NY credit facilities. See below for further discussion of the debt refinancing. The amount of this facility was reduced on September 6, 2002, from $75 million to $62 million in conjunction with a reduction of the total letters of credit outstanding. Amounts outstanding under the facility bore interest at a floating rate.

     Orion MidWest Credit Agreement. Orion MidWest, an indirect wholly-owned subsidiary of Orion Power, had a secured credit agreement, which included a $988 million acquisition facility and a $75 million revolving working capital facility, including letters of credit. This debt was refinanced in October 2002; see below for further discussion. The loans bore interest at the borrower's option at LIBOR plus 2.00% or a base rate plus 1.00%.

     Orion New York Credit Agreement. Orion NY, an indirect wholly-owned subsidiary of Orion Power, had a secured credit agreement, which included a $412 million acquisition facility and a $30 million revolving working capital facility, including letters of credit. This debt was refinanced in October 2002; see below for further discussion. The loans bore interest at the borrower's option at LIBOR plus 1.75% or a base rate plus 0.75%.

     In connection with the Orion Power acquisition, the existing interest rate swaps for the Orion MidWest credit facility and the Orion NY credit facility were bifurcated into a debt component and a derivative component. The fair values of the debt components, approximately $59 million for the Orion MidWest credit facility and $31 million for the Orion NY credit facility, were based on our incremental borrowing rates at the acquisition date for similar types of borrowing arrangements. The value of the debt component will be reduced as interest rate swap payments are made. For the period from February 20, 2002 through December 31, 2002, the value of the debt component was reduced by $17 million and $8 million for Orion MidWest and Orion NY, respectively. See note 7 for information regarding our derivative financial instruments. See note 9(c) for further discussion regarding our interest-rate swaps.

     Orion Power's Refinanced Debt. During October 2002, the Orion Power revolving credit facility was prepaid and terminated and, as part of the same transaction, we refinanced the Orion MidWest and Orion NY credit facilities, which refinancing included an extension of the maturities by three years to October 2005. In connection with these refinancings, we applied excess cash of $145 million to prepay and terminate the Orion Power revolving credit facility and to reduce the term loans and revolving working capital facilities at Orion MidWest and Orion NY. As of the refinancing date, the amended and restated Orion MidWest credit facility includes a term loan of approximately $974 million and a $75 million revolving working capital facility. As of the refinancing date, the amended and restated Orion NY credit facility includes a term loan of approximately $353 million and a $30 million revolving working capital facility. The loans under each facility bear interest at LIBOR plus a margin or at a base rate plus a margin. The LIBOR margin is 2.50% during the first twelve months, 2.75% during the next six months, 3.25% for the next six months and 3.75% thereafter. The base rate margin is 1.50% during the first twelve months, 1.75% for the next six months, 2.25% for the next six months and 2.75% thereafter. The amended and restated Orion NY credit facility is secured by a first lien on a substantial portion of the assets of Orion NY and its subsidiaries (excluding certain plants) and a second lien on substantially all of the assets of Orion MidWest and its subsidiary. The amended and restated Orion MidWest credit facility is, in turn, secured by a first lien on substantially all of the assets of Orion MidWest and its subsidiary and a second lien on a substantial portion of the assets of Orion NY and its subsidiaries (excluding certain plants). Both the Orion MidWest and Orion NY credit facilities contain affirmative and negative covenants, including negative pledges, that must be met by each borrower under its respective facility to borrow funds or obtain letters of credit, and which require Orion MidWest and Orion NY to maintain a combined debt service coverage ratio of 1.5 to 1.0. These covenants are not anticipated to materially restrict either borrower's ability to borrow funds or obtain letters of credit under its respective credit facility. The facilities also provide for any available cash under one facility to be made available to the other borrower to meet shortfalls in the other borrower's ability to make certain payments, including operating costs. This is effected through distributions of such available cash to Orion Power Capital, LLC, a direct subsidiary of Orion Power formed in connection with the refinancing. Orion Power Capital, LLC, as indirect owner of each of Orion MidWest and Orion NY, can then contribute such cash to the other borrower. Although cash sufficient to make the November and December 2002 payments on Orion Power's 12% senior notes and 4.5% convertible senior notes (each described below) was provided in connection with the refinancing, the ability of the borrowers to make subsequent dividends to Orion Power for such interest payments or otherwise is subject to certain requirements (described below) that are likely to restrict such dividends.

     As of December 31, 2002, Orion MidWest had $969 million and $51 million of term loans and revolving working capital facility loans outstanding, respectively. A total of $14 million in letters of credit were also outstanding under the Orion MidWest credit facility. As of December 31, 2002, Orion NY had $351 million of term loans outstanding. There were no loans or letters of credit outstanding under the Orion NY working capital facility. As of December 31, 2002, restricted cash under the Orion MidWest and the Orion NY credit facilities was $72 million and $73 million, respectively, and $27 million at Orion Capital. Such restricted cash may be dividended to Orion Power if Orion MidWest and Orion NY have made certain prepayments and a number of distribution tests have been met, including satisfaction of certain debt service coverage ratios and the absence of events of default. It is likely that these tests will restrict a dividend of such restricted cash to Orion Power. Any restricted cash which is not dividended will be applied on a quarterly basis to prepay on a pro rata basis outstanding loans at Orion MidWest and Orion NY. No distributions may be made under any circumstances after October 28, 2004. Orion MidWest's and Orion NY's obligations under the respective facilities are non-recourse to Reliant Resources.

     Liberty Credit Agreement. In July 2000, Liberty Electric Power, LLC (LEP) and Liberty Electric PA, LLC (Liberty), indirect wholly-owned subsidiaries of Orion Power, entered into a facility that provides for (a) a construction/term loan in an amount of up to $105 million; (b) an institutional term loan in an amount of up to $165 million; (c) a revolving working capital facility for an amount of up to $5 million; and (d) a debt service reserve letter of credit facility of $17 million. The outstanding borrowings related to the Liberty credit agreement are non-recourse to Reliant Resources.

     In May 2002, the construction loans were converted to term loans. As of the conversion date, the term loans had an outstanding principal balance of $270 million, with $105 million having a final maturity in 2012 and the balance having maturities through 2026. On the conversion date, Orion Power made the required cash equity contribution of $30 million into Liberty, which was used to repay a like amount of equity bridge loans advanced by the lenders. A related $41 million letter of credit furnished by Orion Power as credit support was returned for cancellation. In addition, on the conversion date, a $17 million letter of credit was issued in satisfaction of Liberty's obligation to provide a debt service reserve. The facility also provides for a $5 million working capital line of credit. The debt service reserve letter of credit facility and the working capital facility expire in May 2007.

     As of December 31, 2002, amounts outstanding under the Liberty credit agreement bear interest at a floating rate, which may be either LIBOR plus 1.25% or a base rate plus 0.25%, except for the institutional term loan which bears interest at a fixed rate of 9.02%. For the floating rate term loan, the LIBOR margin is 1.25% during the first 36 months from the conversion date, 1.375% during the next 36 months and 1.625% thereafter. The base rate margin is 0.25% during the first 36 months from the conversion date, 0.375% during the next 36 months and 0.625% thereafter. The LIBOR margin for the revolving working capital facility is 1.25% during the first 36 months from the conversion date and 1.375% thereafter. The base rate margin is 0.25% during the first 36 months from the conversion date and 0.375% thereafter. As of December 31, 2002, Liberty had $103 million and $165 million of the floating rate and fixed rate portions of the facility outstanding, respectively. A $17 million letter of credit was also outstanding under the Liberty credit agreement.

     The lenders under the Liberty credit agreement have a security interest in substantially all of the assets of Liberty. The Liberty credit agreement contains affirmative and negative covenants, including a negative pledge, that must be met to borrow funds or obtain letters of credit. Liberty is currently unable to access the working capital facility (see note 14(j)). Additionally, the Liberty credit agreement restricts Liberty's ability to, among other things, make dividend distributions unless Liberty satisfies various conditions. As of December 31, 2002, restricted cash under the Liberty credit agreement totaled $27 million.

     For additional information regarding the Liberty credit agreement related issues and concerns, see note 14(j). Given that we believe that it is probable that a default will occur and thus make the obligation callable before December 31, 2003, we have classified the debt as a current liability.

     REMA Letter of Credit Facilities. REMA's lease obligations are currently supported by three letters of credit issued under three separate unsecured letter of credit facilities. See note 14(a) for a discussion of REMA's lease obligations. The letter of credit facilities expire in August 2003. The amount of each letter of credit is equal to an amount representing the greater of (a) the next six months' scheduled rental payments under the related lease, or (b) 50% of the scheduled rental payments due in the next twelve months under the related lease. Under the letter of credit facilities, REMA pays a fee based on its assigned credit rating. As of December 31, 2002, the fee equaled 2.75% of the total amount of the outstanding letters of credit. As of December 31, 2001 and 2002, there were $73 and $38 million, respectively, in letters of credit outstanding under the facilities. While borrowings under the letter of credit facilities are non-recourse to Reliant Resources, the guarantee issued by REMA's subsidiaries relating to the lease obligations also covers REMA's obligations under these facilities. REMA anticipates refinancing or replacing the letter of credit facilities prior to their maturity. REMA anticipates that the terms may be more restrictive and may include higher fees.

     Reliant Energy Channelview L.P. In 1999, a special purpose project subsidiary of Reliant Energy Power Generation, Inc. (REPG), Reliant Energy Channelview L.P., entered into a $475 million syndicated credit facility to finance the construction and start-up operations of an electric power generation plant located in Channelview, Texas. The maximum availability under this facility was (a) $92 million in equity bridge loans for the purpose of paying or reimbursing project costs, (b) $369 million in loans to finance the construction of the project and (c) $14 million in revolving loans for general working capital purposes.

     As of December 31, 2001, the project subsidiary had drawn $389 million in equity bridge and construction loans. In November 2002, the construction loans were converted to term loans. On the conversion date, subsidiaries of REPG contributed cash equity and subordinated debt of $92 million into Channelview, which was used to repay a like amount of equity bridge loans advanced by the lenders. As of December 31, 2002, Channelview had $368 million and $5 million of term loans and revolving working capital facility loans outstanding, respectively. The outstanding borrowings related to the Channelview credit agreement are non-recourse to Reliant Resources. The term loans have final maturities ranging from 2017 to 2024. The revolving working capital facility matures in 2007.

     As of December 31, 2002, with the exception of two tranches which total $91 million, the term loans and revolving working capital facility loans bear a floating rate interest at the borrower's option of either (a) a base rate of prime plus a margin of 0.25% or (b) LIBOR plus a margin of 1.25%. For $252 million of the term loans and the working capital facility loans, the LIBOR margin is 1.25% during the first 60 months from the conversion date, 1.45% during the next 48 months, 1.75% during the following 48 months and 2.125% thereafter. The base rate margin is 0.25% during the first 60 months from the conversion date, 0.45% during the next 48 months, 0.75% during the following 48 months and 1.125% thereafter. For $30 million of the term loans, the LIBOR margin is 1.25% during the first 60 months from the conversion date, 1.45% during the next 48 months, 1.875% during the following 48 months and 2.25% thereafter. The base rate margin is 0.25% during the first 60 months from the conversion date, 0.45% during the next 48 months, 0.875% during the following 48 months and 1.25% thereafter. One tranche of $16 million bears a floating rate interest at the borrower's option of either (a) a base rate plus a margin of 2.407% or (b) LIBOR plus a margin of 3.407% throughout its term. A second tranche of $75 million bears interest at a fixed rate of 9.547% throughout its term.

     Obligations under the term loans and revolving working capital facility are secured by substantially all of the assets of the borrower. The Channelview credit agreement contains affirmative and negative covenants, including a negative pledge, that must be met to borrow funds. These covenants are not anticipated to materially restrict Channelview's ability to borrow funds under the credit facility. Additionally, the Channelview credit agreement allows Channelview to pay dividends or make restricted payments only if specified conditions are satisfied, including maintaining specified debt service coverage ratios and debt service reserve account balances. As of December 31, 2002, restricted cash under the credit agreement totaled $13 million.

(b)  OTHER LONG-TERM DEBT.

     Orion Convertible Senior Notes. As of the acquisition date, Orion Power had outstanding $200 million of aggregate principal amount of 4.5% convertible senior notes, due on June 1, 2008. Pursuant to certain change of control provisions, Orion Power commenced an offer to repurchase the convertible senior notes on March 1, 2002, which expired on April 10, 2002. During the second quarter of 2002, we repurchased $189 million in principal amount under the offer to repurchase. During the fourth quarter of 2002, the remaining $11 million aggregate principal amount of the convertible senior notes were repurchased for $8 million.

     Orion Power Senior Notes. Orion Power has outstanding $400 million aggregate principal amount of 12% senior notes due 2010. The senior notes are senior unsecured obligations of Orion Power. Orion Power is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes. The senior notes are not guaranteed by any of Orion Power's subsidiaries and are non-recourse to Reliant Resources. In connection with the Orion Power acquisition, we recorded the senior notes at an estimated fair value of $479 million. The $79 million premium is amortized against interest expense over the life of the senior notes. For the period February 20, 2002 to December 31, 2002, $5 million was amortized to interest expense for the senior notes. The fair value of the senior notes was based on our incremental borrowing rates for similar types of borrowing arrangements as of the acquisition date. The senior notes indenture contains covenants that include, among others, restrictions on the payment of dividends by Orion Power.

     Pursuant to certain change of control provisions, Orion Power commenced an offer to repurchase the senior notes on March 21, 2002. The offer to repurchase expired on April 18, 2002. There were no acceptances of the offer to repurchase and the entire $400 million aggregate principal amount remains outstanding. Before May 1, 2003, Orion Power may redeem up to 35% of the senior notes issued under the indenture at a redemption price of 112% of the principal amount of the notes redeemed, plus accrued and unpaid interest and special interest, with the net cash proceeds of an equity offering provided that certain provisions under the indenture are met.

(c)  INTEREST-RATE SWAPS.

     Certain of our subsidiaries are party to interest rate swap contracts with an aggregate notional amount of $200 million and $1.1 billion as of December 31, 2001 and 2002, respectively, that fix the interest rate applicable to floating rate long-term debt. As of December 31, 2002, floating rate LIBOR-based interest payments are exchanged for weighted fixed rate interest payments of 6.97%. These swaps qualify for hedge accounting as cash flow hedges under SFAS No. 133 and the periodic settlements are recognized as an adjustment to interest expense in the statements of consolidated operations over the term of the swap agreements. See note 7 for further discussion of our cash flow hedges.

     In January 2002, we entered into forward-starting interest rate swaps having an aggregate notional amount of $1.0 billion to hedge the interest rate on a portion of future offerings of long-term fixed-rate notes. On May 9, 2002, we liquidated $500 million of these forward-starting interest rate swaps. The liquidation of these swaps resulted in a loss of $3 million, which was recorded in accumulated other comprehensive loss and will be amortized into interest expense in the same period during which the forecasted interest payment affects earnings. In November 2002, we liquidated the remaining $500 million of swaps at a loss of $52 million that was recorded in accumulated other comprehensive loss and will be amortized into interest expense in the same period during which the forecasted interest payment affects earnings. For 2002, we recognized $16 million as interest expense relating to the reclassification of the deferred components in accumulated other comprehensive loss for forecasted interest payments that were probable of not occurring. Should other forecasted interest payments become probable of not occurring, any applicable deferred amounts will be recognized immediately as an expense. At December 31, 2002, the unamortized balance of such loss was $39 million.

(10) STOCKHOLDERS' EQUITY

(a)  INITIAL PUBLIC OFFERING.

     In May 2001, Reliant Resources offered 59.8 million shares of its common stock to the public at an IPO price of $30 per share and received net proceeds from the IPO of $1.7 billion. Pursuant to the terms of the Master Separation Agreement, we used $147 million of the net proceeds to repay certain indebtedness owed to CenterPoint. We used the remainder of the net proceeds of our IPO for repayment of third party borrowings, capital expenditures, repurchases of our common stock and payment of taxes, interest and other payables.

(b)  TREASURY STOCK PURCHASES.

     In July 2001, our board of directors authorized us to purchase up to one million shares of our common stock in anticipation of funding benefit plan obligations expected to be funded prior to the Distribution. On September 18, 2001, our board of directors authorized us to purchase up to 10 million additional shares of our common stock through February 2003. During 2001, we purchased 11 million shares of our common stock at an average price of $17.22 per share, or an aggregate purchase price of $189 million. The 11 million shares in treasury stock purchases increased CenterPoint's percentage ownership in us from approximately 80% to approximately 83%. CenterPoint recorded the acquisition of treasury shares under the purchase method of accounting and pushed down the effect to us. As such, we recorded a decrease in net assets from discontinued operations of $43 million and a decrease in additional paid-in capital of $43 million.

     On December 6, 2001, our board of directors authorized us to purchase up to an additional 10 million shares of our common stock through June 2003. Any purchases will be made on a discretionary basis in the open market or otherwise at times and in amounts as determined by management subject to market conditions, legal requirements and other factors. Since the date of authorization, we have not purchased any shares of our common stock under this program. Based on the refinancing of certain credit facilities in March 2003, we are restricted from purchasing treasury stock, see note 21(a).

(c)  TREASURY STOCK ISSUANCES AND TRANSFERS.

     We did not issue or transfer any treasury stock during 2001. During 2002, we issued 1,326,843 shares of treasury stock to employees under our employee stock purchase plan. In addition, during 2002, we transferred 308,936 shares of treasury stock to our employee savings plan and issued 165,455 shares of treasury stock to fund a portion of our restricted stock awards. See note 12(a) for further discussion.

(11)  EARNINGS PER SHARE

     The following table presents Reliant Resources' basic and diluted earnings
(loss) per share (EPS) calculation for 2001 and 2002. There were no dilutive reconciling items to net income (loss).


                                                                         YEAR ENDED DECEMBER 31,
                                                                        -------------------------
                                                                           2001           2002
                                                                        ----------     ----------
                                                                          (SHARES IN THOUSANDS)
Diluted Weighted Average Shares Calculation:
Weighted average shares outstanding ...............................        277,144        289,953
  Plus: Incremental shares from assumed conversions:
    Stock options .................................................              2            274
    Restricted stock ..............................................            244          1,121
    Employee stock purchase plan ..................................             83            132
                                                                        ----------     ----------
  Weighted average shares assuming dilution .......................        277,473        291,480
                                                                        ==========     ==========

Basic EPS:
  Income from continuing operations ...............................     $     1.67     $     0.51
  Income (loss) from discontinued operations, net of tax ..........           0.35          (1.63)
                                                                        ----------     ----------
  Income (loss) before cumulative effect of accounting changes ....           2.02          (1.12)
  Cumulative effect of accounting changes, net of tax .............           0.01          (0.81)
                                                                        ----------     ----------
  Net income (loss) ...............................................     $     2.03     $    (1.93)
                                                                        ==========     ==========

Diluted EPS:
  Income from continuing operations ...............................     $     1.67     $     0.50
  Income (loss) from discontinued operations, net of tax ..........           0.35          (1.62)
                                                                        ----------     ----------
  Income (loss) before cumulative effect of accounting changes ....           2.02          (1.12)
  Cumulative effect of accounting changes, net of tax .............           0.01          (0.80)
                                                                        ----------     ----------
  Net income (loss) ...............................................     $     2.03     $    (1.92)
                                                                        ==========     ==========

     For 2001, the computation of diluted EPS excludes purchase options for 8,528,098 shares of common stock that have an exercise price (ranging from $23.20 to $34.03) greater than the per share average market price ($22.11) for the period and would thus be anti-dilutive if exercised.

     For 2002, the computation of diluted EPS excludes purchase options for 15,875,183 shares of common stock that have an exercise price (ranging from $8.50 to $34.03) greater than the per share average market price ($8.15) for the period and would thus be anti-dilutive if exercised.

     Prior to August 9, 2000, Reliant Resources, Inc. was not a separate legal entity and therefore had no historical capital structure. Accordingly, earnings per share have not been presented for 2000.

     Reliant Resources' Certificate of Incorporation was amended to affect a 240,000 to 1 stock split of our common stock on January 5, 2001.

(12) STOCK-BASED INCENTIVE COMPENSATION PLANS AND RETIREMENT PLANS

(a)  STOCK-BASED INCENTIVE COMPENSATION PLANS.

     At December 31, 2002, our eligible employees participate in four incentive plans described below.

     The Long-Term Incentive Plan of Reliant Resources, Inc. (2001 LTIP) and Reliant Resources, Inc. 2002 Long-Term Incentive Plan (2002 LTIP) permit us to grant awards (stock options, restricted stock, stock appreciation rights, performance awards and cash awards) to all of our employees, non-employee directors and other eligible individuals. Subject to adjustment as provided in each plan, the aggregate number of shares of our common stock that may be issued under each plan may not exceed 16,000,000 shares and 17,500,000 shares, respectively. Upon the adoption of the 2002 LTIP plan, the shares remaining available for grant under the 2001 LTIP, totaling approximately 3.5 million, were effectively cancelled and considered in determining the authorized shares available for grant under the 2002 LTIP.

     The Reliant Resources, Inc. 2002 Stock Plan (2002 Stock Plan) permits us to grant awards (stock options, restricted stock, stock appreciation rights, performance awards and cash awards) to all of our employees (excluding officers). The shares available for grant are based on the 6,000,000 shares authorized upon adoption of the 2002 Stock Plan plus an additional number of shares to be added to the plan on January 1st of each year, adjusted for new grants, exercises, forfeitures, cancellations and terminations of outstanding awards under the plan throughout the year.

     Prior to the IPO, eligible employees participated in a CenterPoint Long-Term Incentive Compensation Plan and other incentive compensation plans (collectively, the CenterPoint Plans) that provided for the issuance of stock-based incentives including performance-based shares, restricted shares, stock options and stock appreciation rights, to key employees including officers. The Reliant Resources, Inc. Transition Stock Plan (Transition Plan) was adopted to govern the outstanding restricted shares and options of CenterPoint common stock held by our employees prior to the Distribution date, under the CenterPoint Plans. There were 9,100,000 shares authorized under the Transition Plan and as of December 31, 2002, no additional shares will be issued.

     In addition, in conjunction with the Distribution, we entered into an employee matters agreement with CenterPoint. This agreement covered the treatment of outstanding CenterPoint equity awards (including performance-based shares, restricted shares and stock options) under the CenterPoint Plans held by our employees and CenterPoint employees. According to the agreement, each CenterPoint equity award granted to our employees and CenterPoint employees prior to the agreed upon date of May 4, 2001, that was outstanding under the CenterPoint Plans as of the Distribution date, was adjusted. This adjustment resulted in each individual, who was a holder of a CenterPoint equity award, receiving an adjusted equity award of our common stock and CenterPoint common stock, immediately after the Distribution. The combined intrinsic value of the adjusted CenterPoint equity awards and our equity awards, immediately after the record date of the Distribution, was equal to the intrinsic value of the CenterPoint equity awards immediately before the record date of the Distribution.

     Performance-based Shares and Restricted Shares. Performance-based shares and restricted shares have been granted to employees without cost to the participants. The performance-based shares generally vest three years after the grant date based upon performance objectives over a three-year cycle, except as discussed below. The restricted shares vest to the participants at various times ranging from immediate vesting to vesting at the end of a five-year period. During 2000, 2001 and 2002, we recorded compensation expense of $6.7 million, $8.2 million and $3.6 million, respectively, related to performance-based and restricted share grants.

     Prior to the Distribution, our employees and CenterPoint employees held outstanding performance-based shares and restricted shares of CenterPoint's common stock under the CenterPoint Plans. On the Distribution date, each performance-based share of CenterPoint common stock outstanding under the CenterPoint Plans, for the performance cycle ending December 31, 2002, was converted to restricted shares of CenterPoint's common stock based on a conversion ratio provided under the employee matters agreement. Immediately following this conversion, outstanding restricted shares of CenterPoint common stock were converted to restricted shares of our common stock, which shares were subject to their original vesting schedule under the CenterPoint Plans. The conversion ratio was determined using the intrinsic value approach described above. As such, our employees and CenterPoint's employees held 302,306 and 87,875 restricted shares, respectively, outstanding under CenterPoint Plans which were converted to 238,457 and 69,334 restricted shares, respectively, of our common stock, of which a majority vested on December 31, 2002.

    The following table summarizes Reliant Resources' performance-based shares and restricted shares grant activity for 2001 and 2002:

                                                                                PERFORMANCE-      RESTRICTED
                                                                                BASED SHARES        SHARES
                                                                                ------------      ----------
Outstanding at December 31, 2000 ..........................................               --              --
  Granted .................................................................          693,135         156,674
                                                                                ------------      ----------
Outstanding at December 31, 2001 ..........................................          693,135         156,674
                                                                                ------------      ----------
  Granted .................................................................          754,182         671,803
  Shares relating to conversion of CenterPoint's restricted shares at
    Distribution ..........................................................               --         307,791
  Released to participants ................................................               --        (253,071)
  Canceled ................................................................         (361,785)       (127,930)
                                                                                ------------      ----------
Outstanding at December 31, 2002 ..........................................        1,085,532         755,267
                                                                                ============      ==========
Weighted average grant date fair value of shares granted for 2001 .........     $      30.00      $    33.11
                                                                                ============      ==========
Weighted average grant date fair value of shares granted for 2002 .........     $      10.59      $     9.26
                                                                                ============      ==========

     Stock Options. Under both CenterPoint's and our plans, stock options generally vest over a three-year period and expire after ten years from the date of grant. The exercise price is based on the fair market value of the applicable common stock on the grant date.

     As of the record date of the Distribution, CenterPoint converted all outstanding CenterPoint stock options granted prior to May 4, 2001 (totaling 7,761,960 stock options) to a combination of CenterPoint stock options totaling 7,761,960 stock options at a weighted average exercise price of $17.84 and Reliant Resources stock options totaling 6,121,105 stock options with a weighted-average exercise price of $8.59. The conversion ratio was determined using an intrinsic value approach as described above.

     The following table summarizes Reliant Resources stock option activity for 2001 and 2002:

                                                                                             WEIGHTED AVERAGE
                                                                              OPTIONS         EXERCISE PRICE
                                                                            -----------      ----------------
Outstanding at December 31, 2000 ......................................              --                    --
  Granted .............................................................       8,826,432      $          29.82
  Canceled ............................................................        (245,830)                28.28
                                                                            -----------
Outstanding at December 31, 2001 ......................................       8,580,602                 29.86
                                                                            -----------
  Granted .............................................................       7,141,267                 10.57
  Options relating to conversion of CenterPoint's stock options at
  Distribution ........................................................       6,121,105                  8.59
  Canceled ............................................................      (2,674,238)                22.25
                                                                            -----------
Outstanding at December 31, 2002 ......................................      19,168,736                 16.99
                                                                            ===========
Options exercisable at December 31, 2001 ..............................           6,500                 30.00
                                                                            ===========
Options exercisable at December 31, 2002 ..............................       8,232,294                 16.16
                                                                            ===========

     The following table summarizes, with respect to Reliant Resources, the range of exercise prices and the weighted-average remaining contractual life of the options outstanding and the range of exercise prices for the options exercisable at December 31, 2002:

                                                   OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                        -------------------------------------------   ---------------------------
                                                                        WEIGHTED-
                                                        WEIGHTED-        AVERAGE                       WEIGHTED-
                                                         AVERAGE        REMAINING                       AVERAGE
                                          OPTIONS        EXERCISE      CONTRACTUAL      OPTIONS         EXERCISE
                                        OUTSTANDING       PRICE        LIFE (YEARS)   OUTSTANDING        PRICE
                                        -----------     ---------      ------------   -----------      ----------
Ranges of Exercise Prices
Exercisable at:
  $1.83 - $10.00..................        5,607,360     $    7.84               6.1     4,276,541      $     8.26
  $10.01 - $20.00.................        6,636,731         11.19               8.3     1,136,293           11.66
  $20.01 - $34.03.................        6,924,645         29.95               7.5     2,819,460           29.95
                                       ------------                                   -----------
    Total.........................       19,168,736         16.99               7.4     8,232,294           16.16
                                       ============                                   ===========

    Of the outstanding and exercisable stock options as of December 31, 2002, 17,438,954 and 6,931,212, respectively, relate to our employees. The remainder of outstanding and exercisable stock options as of December 31, 2002, primarily relate to employees of CenterPoint.

    Exercise prices for CenterPoint stock options outstanding and held by our employees ranged from $12.87 to $36.25. The following table provides information with respect to outstanding and exercisable CenterPoint stock options held by our employees at December 31, 2001 and 2002:

                                             DECEMBER 31, 2001                DECEMBER 31, 2002
                                       ------------------------------   -------------------------------
                                                     WEIGHTED-AVERAGE                  WEIGHTED-AVERAGE
                                         OPTIONS      EXERCISE PRICE      OPTIONS       EXERCISE PRICE
                                       -----------   ----------------   -----------    ----------------
Outstanding.........................     5,886,119   $          24.81     5,449,021    $          18.05
                                       -----------                      -----------
Exercisable.........................     2,683,755              25.62     4,535,211               18.28
                                       -----------                      -----------

     Employee Stock Purchase Plan. In the second quarter 2001, we established the Reliant Resources, Inc. Employee Stock Purchase Plan (ESPP) under which we are authorized to sell up to 3,000,000 shares of our common stock to our employees. Under the ESPP, employees may contribute up to 15% of their compensation, as defined, towards the purchase of shares of our common stock at a price of 85% of the lower of the market value at the beginning of the offering period or end of each six-month offering period. The initial purchase period began on the date of the IPO and ended December 31, 2001. The market value of the shares acquired in any year may not exceed $25,000 per individual. Under the ESPP, 550,781 shares, 776,062 shares and 717,931 shares of our common stock were sold to employees at a price of $14.07, $7.44 and $2.66 per share related to the January 2002, July 2002 and January 2003 purchase, respectively.

     Pro Forma Effect on Net Income (Loss). In accordance with SFAS No. 123, we apply the intrinsic value method contained in APB No. 25 and disclose the required pro forma effect on net income (loss) and earnings (loss) per share as if the fair value method of accounting for stock compensation was used. The weighted average grant date fair value for an option to purchase our common stock granted during 2001 and 2002 was $13.35 and $5.09, respectively. The weighted average grant date fair value of a purchase right issued under our ESPP during 2001 and 2002 was $9.24 and $4.51, respectively. The weighted average grant date fair value for an option to purchase CenterPoint common stock granted during 2000 and 2001 was $5.07 and $9.25, respectively. The fair values were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                           RELIANT RESOURCES STOCK OPTIONS
                                                        --------------------------------------
                                                              2001                 2002
                                                        ----------------     -----------------
Expected life in years................................                 5                     5
Risk-free interest rate...............................             4.94%                  4.43%
Estimated volatility..................................            42.65%                 46.99%
Expected common stock dividend........................                0%                     0%

                                                                  RELIANT RESOURCES
                                                              PURCHASE RIGHTS UNDER ESPP
                                                         -----------------------------------
                                                               2001               2002
                                                         ----------------    ---------------
Expected life in months................................                 8                  6
Risk-free interest rate................................              3.92%              1.89%
Estimated volatility...................................             46.48%             71.32%
Expected common stock dividend.........................                 0%                 0%

                                                             CENTERPOINT STOCK OPTIONS
                                                         ----------------------------------
                                                              2000               2001
                                                         ---------------    ---------------
Expected life in years.................................                5                  5
Risk-free interest rate................................             6.57%              4.87%
Estimated volatility of CenterPoint common stock.......            24.00%             31.91%
Expected common stock dividend.........................             3.46%              5.75%

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options and purchase rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options and purchase rights.

    For the pro forma computation of net income (loss) and earnings (loss) per share as if the fair value method of accounting had been applied to all stock awards, see note 2(h).

 (b) PENSION.

     We sponsor multiple noncontributory defined benefit pension plans covering certain union and non-union employees. Depending on the plan, the benefit payment is either based on years of service with final average salary and covered compensation, or in the form of a cash balance account which grows based on a percentage of annual compensation and accrued interest.

     Prior to March 1, 2001, we participated in CenterPoint's noncontributory cash balance pension plan. Effective March 1, 2001, we no longer accrued benefits under this noncontributory pension plan for our domestic non-union employees (Resources Participants). Effective March 1, 2001, each Resources Participant's unvested pension account balance became fully vested and a one-time benefit enhancement was provided to some qualifying participants. During the first quarter of 2001, we incurred a charge to earnings of $83 million (pre-tax) for a one-time benefit enhancement and a gain of $23 million (pre-tax) related to the curtailment of CenterPoint's pension plan. In connection with the Distribution, we incurred a loss of $65 million (pre-tax) related to the accounting settlement of the pension obligation. In connection with recording the accounting settlement, CenterPoint contributed certain benefit plan deferred losses, net of taxes, totaling $18 million that were deemed to be associated with our benefit obligation. Upon the Distribution, we effectively transferred to CenterPoint our pension obligation. After the Distribution, each Resources Participant may elect to have his accrued benefit
(a) left in the CenterPoint pension plan for which CenterPoint is the plan sponsor, (b) rolled over to our savings plan or an individual retirement account, or (c) paid in a lump-sum or annuity distribution.

     Our funding policy is to review amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. The assets of the pension plans consist principally of short-term investments, common stocks and high-quality, interest-bearing obligations.

     Net pension cost includes the following components:


                                                                   YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                              2000          2001          2002
                                                            --------      --------      --------
                                                                       (IN MILLIONS)
Service cost - benefits earned during the period ......     $    3.6      $    3.5      $    6.4
Interest cost on projected benefit obligation .........          2.1           8.2          10.1
Expected return on plan assets ........................         (3.3)        (11.9)        (12.9)
Curtailment and benefits enhancements .................           --          44.9           0.6
Accounting settlement charge ..........................           --            --          64.9
Net amortization ......................................         (0.3)          0.6           0.1
                                                            --------      --------      --------
    Net pension cost ..................................     $    2.1      $   45.3      $   69.2
                                                            ========      ========      ========

     The significant weighted-average assumptions include the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                          --------------------------------------
                                                             2000          2001          2002
                                                          ----------    ----------    ----------
Discount rate...........................................         7.5%         7.25%         6.75%
Rate of increase in compensation levels.................   3.5 - 5.5%    3.5 - 5.5%    4.0 - 4.5%
Expected long-term rate of return on assets.............        10.0%          9.5%          8.5%

     Following are reconciliations of our beginning and ending balances of our retirement plans' benefit obligation, plans' assets and funded status for 2001 and 2002. The prepaid pension asset as of December 31, 2001 was primarily recorded in other long-term assets.

                                                 YEAR ENDED DECEMBER 31,
                                                 -----------------------
                                                   2001           2002
                                                 --------       --------
                                                     (IN MILLIONS)
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation, beginning of year ....     $   28.7       $  137.6
  Service cost .............................          3.5            6.4
  Interest cost ............................          8.2           10.1
  Curtailments and benefits enhancement ....         55.8            0.6
  Transfers from affiliates ................         35.4         (125.7)
  Acquisitions .............................           --           39.8
  Benefits paid ............................           --           (6.2)
  Plan amendments ..........................           --            2.0
  Actuarial loss ...........................          6.0            7.9
                                                 --------       --------
  Benefit obligation, end of year ..........     $  137.6       $   72.5
                                                 ========       ========
CHANGE IN PLANS ASSETS
  Plans assets, beginning of year ..........     $   27.3       $  152.8
  Transfers/allocations from affiliates ....        124.8         (147.0)
  Employer contributions ...................          0.7            7.8
  Benefits paid ............................           --           (6.2)
  Acquisitions .............................           --           20.9
  Actual investment return .................           --            1.2
                                                 --------       --------
  Plans assets, end of year ................     $  152.8       $   29.5
                                                 ========       ========
RECONCILIATION OF FUNDED STATUS
  Funded status ............................     $   15.2       $  (43.0)
  Unrecognized transition asset ............         (0.2)            --
  Unrecognized prior service cost ..........           --            2.0
  Unrecognized actuarial loss ..............         14.8           18.2
                                                 --------       --------
  Net amount recognized at end of year .....     $   29.8       $  (22.8)
                                                 ========       ========

     As all distributions from the CenterPoint noncontributory plan to Resources Participants after the Distribution will be made from CenterPoint plan assets, actual investment returns on those plan assets above or below expected returns on those plan assets are included in "transfers/allocations from affiliates" in the above reconciliation in 2001.

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $70.9 million, $48.7 million and $28.0 million, respectively, as of December 31, 2002. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for one of our pension plans, which had accumulated benefit obligations in excess of plan assets as of December 31, 2001, was $6.6 million, $4.7 million and $1.7 million, respectively.

     The actuarial loss during 2002 was primarily due to the decrease in the economic assumptions used to value the benefit obligations as well as discount rate and changes in demographics of the participants.

     Prior to the Distribution, we participated in CenterPoint's non-qualified pension plan which allowed participants to retain the benefits to which they would have been entitled under CenterPoint's qualified noncontributory pension plan except for the federally mandated limits on these benefits or on the level of salary on which these benefits may be calculated. Effective March 1, 2001, we no longer provide future non-qualified pension benefits to our employees. In connection with the Distribution, we assumed CenterPoint's obligation under the non-qualified pension plan. The expense associated with this non-qualified plan was $0.2 million, $2 million and $3 million in 2000, 2001 and 2002, respectively. The accrued benefit liability for the non-qualified pension plan was $30 million and $19 million as of December 31, 2001 and 2002, respectively. In addition, the accrued benefit liabilities as of December 31, 2001 and 2002 include the recognition of minimum liability adjustments of $11 million and $4 million, respectively, which is reported as a component of comprehensive income
(loss), net of income tax effects. After the Distribution, participants in the non-qualified pension plan were given the opportunity to elect to receive distributions or have their account balance funded into a rabbi trust. Accordingly, $14 million of the non-qualified pension plan account balances were transferred to the rabbi trust, as discussed below.

(c)  SAVINGS PLAN.

    We have employee savings plans that are tax-qualified plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and include a cash or deferred arrangement under Section 401(k) of the Code for substantially all our employees except for our foreign subsidiaries' employees. Prior to February 1, 2002, our non-union employees, except for REMA non-union employees and our foreign subsidiaries' employees, participated in CenterPoint's employee savings plan that is a tax qualified plan under Section 401(a) of the Code, and included a cash or deferred arrangement under Section 401(k) of the Code.

     Under the various plans, participating employees may contribute a portion of their compensation, pre-tax or after-tax, generally up to a maximum of 16% of compensation with the exception of the Orion Power savings plan which contributions are generally up to a maximum of 18% of compensation. Our savings plans match and any payroll period discretionary employer contribution will be made in cash; any discretionary annual employer contribution, as applicable, may be made in our common stock, cash or both. All prior and future employer contributions on behalf of such employees are fully vested, except some of Orion Power employees' employer matching contributions, which may be subject to a vesting schedule, and except some union employees as defined in their collective bargaining agreement. Through March 1, 2001, a substantial portion of CenterPoint's employee savings plan match was made in CenterPoint common stock.

     Our savings plans benefit expense was $6 million, $20 million and $24 million in 2000, 2001 and 2002, respectively.

(d)  POSTRETIREMENT BENEFITS.

     Effective March 1, 2001, we discontinued providing subsidized postretirement benefits to our domestic non-union employees. We incurred a pre-tax loss of $40 million during the first quarter of 2001 related to the curtailment of our postretirement obligation. In connection with the Distribution, we incurred a pre-tax gain of $18 million related to the accounting settlement of postretirement benefit obligations. Prior to March 1, 2001, through a CenterPoint subsidized postretirement plan, we provided some postretirement benefits for substantially all of our retired employees. We continue to provide subsidized postretirement benefits to certain union employees and Orion Power employees. We fund our portion of the postretirement benefits on a pay-as-you-go basis.

     Net postretirement benefit cost includes the following components:


                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                             2000           2001           2002
                                                          ----------     ----------     ----------
                                                                       (IN MILLIONS)
Service cost - benefits earned during the period ....     $      1.0     $      1.6     $      3.8
Interest cost on projected benefit obligation .......            0.7            1.3            3.7
Curtailment charge ..................................             --           39.5             --
Accounting settlement gain ..........................             --             --          (17.6)
Net amortization ....................................            2.8            0.1            0.3
                                                          ----------     ----------     ----------
    Net postretirement benefit cost (benefit) .......     $      4.5     $     42.5     $     (9.8)
                                                          ==========     ==========     ==========

    The significant assumptions include the following:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2000      2001       2002
                                                          ------    ------     ------
Discount rate...........................................     7.5%     7.25%      6.75%
Rate of increase in compensation levels.................     2.0%      2.0%       4.5%

     Following are reconciliations of our beginning and ending balances of our postretirement benefit plans' benefit obligation and funded status for 2001 and 2002:


                                                   YEAR ENDED DECEMBER 31,
                                                 --------------------------
                                                    2001            2002
                                                 ----------      ----------
                                                       (IN MILLIONS)
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation, beginning of year ....     $     12.7      $     28.0
  Service cost .............................            1.6             3.8
  Interest cost ............................            1.3             3.7
  Benefit payments .........................           (0.4)             --
  Transfers from affiliates ................            9.8              --
  Acquisitions .............................             --            31.0
  Plan amendments ..........................             --             9.5
  Accounting settlement gain ...............             --           (22.2)
  Actuarial loss ...........................            2.9             4.5
                                                 ----------      ----------
  Benefit obligation, end of year ..........     $     27.9      $     58.3
                                                 ==========      ==========
RECONCILIATION OF FUNDED STATUS
  Funded status ............................     $    (27.9)     $    (58.3)
  Unrecognized prior service cost ..........             --             9.5
  Unrecognized actuarial loss ..............            6.4             5.1
                                                 ----------      ----------
  Net amount recognized at end of year .....     $    (21.5)     $    (43.7)
                                                 ==========      ==========

     In 2001, we assumed health care rate increases of 9.0% that gradually decline to 5.5% by 2010. In 2002, we assumed health care rate increases of 12.0% that gradually decline to 5.5% by 2012. The actuarial loss is due to changes in actuarial assumptions.

    If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 2002 would increase by approximately 18.2%. The annual effect of the 1% increase on the total of the service and interest costs would be an increase of approximately 17.1%. If the health care cost trend rate assumptions were decreased by 1%, the accumulated postretirement benefit obligation as of December 31, 2002 would decrease by approximately 14.5%. The annual effect of the 1% decrease on the total of the service and interest costs would be a decrease of 14.1%.

     During 2002, the retiree medical benefits for certain union employees were redesigned to allow for a company-provided subsidy for premium coverage attributable to qualifying employees. This resulted in a $9.5 million increase in the accumulated postretirement benefit obligation during 2002.

(e)  POSTEMPLOYMENT BENEFITS.

     We record postemployment benefits based on SFAS No. 112, "Employer's Accounting for Postemployment Benefits," which requires the recognition of a liability for benefits provided to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement (primarily health care and life insurance benefits for participants in the long-term disability plan). Net postemployment benefit costs were insignificant for 2000, 2001 and 2002.

(f)  OTHER NON-QUALIFIED PLANS.

     Effective January 1, 2002, select key and highly compensated employees are eligible to participate in our non-qualified deferred compensation and restoration plan. The plan allows eligible employees to elect to defer up to 80% of their annual base salary and/or up to 100% of their eligible annual bonus. In addition, the plan allows participants to retain the benefits which they would have been entitled to under our qualified savings plans, except for the federally mandated limits on these benefits or on the level of salary on which these benefits may be calculated. We fund these deferred compensation and restoration liabilities by making contributions to a rabbi trust. Plan participants direct the allocation of their deferrals and restoration benefits between one or more of our designated investment funds within the rabbi trust.

     Through 2001, certain eligible employees participated in CenterPoint's deferred compensation plans, which permit participants to elect each year to defer a percentage of that year's salary and up to 100% of that year's annual bonus. Interest generally accrued on deferrals made in 1989 and subsequent years at a rate equal to the average Moody's Long-Term Corporate Bond Index plus 2%, determined annually until termination when the rate is fixed at the greater of the rate in effect at age 64 or at age 65. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988. We recorded interest expense related to these deferred compensation obligations of $1 million, $4 million and $2 million in 2000, 2001 and 2002, respectively. Each of our employees that participated in this plan has elected to have his CenterPoint non-qualified deferred compensation plan account balance, after the
Distribution: (a) paid in a lump-sum distribution, (b) placed in a new deferred compensation plan established by us, which generally mirrors the former CenterPoint deferred compensation plans, or (c) rolled over to our deferred compensation and restoration plan discussed above.

     Our discounted deferred compensation obligation recorded by us was $29 million as of December 31, 2001 related to the CenterPoint deferred compensation plan. Our discounted deferred compensation obligation related to the deferred compensation obligation under the plan that mirrors the CenterPoint plan was $12 million as of December 31, 2002. Our deferred compensation and restoration liability related to the deferred compensation and restoration plan established effective January 1, 2002 (discussed above) was $23 million and the related investment in the rabbi trust was $23 million as of December 31, 2002.

(g)  OTHER EMPLOYEE MATTERS.

     As of December 31, 2002, approximately 32% of our employees are subject to collective bargaining arrangements, of which contracts covering 6% of our employees will expire prior to December 31, 2003.

(13)  INCOME TAXES

     The components of income from continuing operations before income taxes are as follows:


                                                                            YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------
                                                                       2000           2001            2002
                                                                    ----------     ----------      ----------
                                                                                 (IN MILLIONS)
United States .................................................     $    230.1     $    783.0      $    272.6
Foreign .......................................................           15.2          (27.6)           (4.4)
                                                                    ----------     ----------      ----------
  Income from continuing operations before income taxes .......     $    245.3     $    755.4      $    268.2
                                                                    ==========     ==========      ==========

     Our current and deferred components of income tax expense (benefit) were as follows:


                                              YEAR ENDED DECEMBER 31,
                                   ------------------------------------------
                                      2000            2001            2002
                                   ----------      ----------      ----------
                                                 (IN MILLIONS)
Current
  Federal ....................     $    114.0      $    254.1      $    (59.0)
  State ......................           16.9             3.8            31.9
  Foreign ....................             --            (2.7)            0.2
                                   ----------      ----------      ----------
    Total current ............          130.9           255.2           (26.9)
                                   ----------      ----------      ----------
Deferred
  Federal ....................          (29.2)           25.4           152.7
  State ......................            0.7            15.7            (4.7)
  Foreign ....................             --            (4.0)            0.4
                                   ----------      ----------      ----------
    Total deferred ...........          (28.5)           37.1           148.4
                                   ----------      ----------      ----------
Income tax expense ...........     $    102.4      $    292.3      $    121.5
                                   ==========      ==========      ==========

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:


                                                                                 YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                         2000             2001            2002
                                                                      ----------       ----------      ----------
                                                                                     (IN MILLIONS)
Income from continuing operations before income taxes ...........     $    245.3       $    755.4      $    268.2
Federal statutory rate ..........................................             35%              35%             35%
                                                                      ----------       ----------      ----------
Income tax expense at statutory rate ............................           85.9            264.4            93.9
                                                                      ----------       ----------      ----------
Net addition (reduction) in taxes resulting from:
  State income taxes, net of valuation allowances and
    federal income tax benefit ..................................           11.4             12.7            17.7
  Goodwill amortization .........................................            2.1              8.6              --
  Federal and foreign valuation allowance .......................            4.4               --            11.6
  Other, net ....................................................           (1.4)             6.6            (1.7)
                                                                      ----------       ----------      ----------
    Total .......................................................           16.5             27.9            27.6
                                                                      ----------       ----------      ----------
Income tax expense ..............................................     $    102.4       $    292.3      $    121.5
                                                                      ==========       ==========      ==========
Effective rate ..................................................           41.7%            38.7%           45.3%
                                                                      ==========       ==========      ==========

     Following were our tax effects of temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their respective tax bases:

                                                                            YEAR ENDED DECEMBER 31,
                                                                           --------------------------
                                                                              2001            2002
                                                                           ----------      ----------
                                                                                 (IN MILLIONS)
Deferred tax assets:
Current:
  Allowance for doubtful accounts and credit provisions ..............     $     59.5      $     30.7
  Contractual rights and obligations .................................             --            13.7
  Adjustment to fair value for debt ..................................             --            10.9
  Operating loss carryforwards .......................................             --            66.6
  Other ..............................................................            2.6             7.5
                                                                           ----------      ----------
    Total current deferred tax assets ................................           62.1           129.4
                                                                           ----------      ----------
Non-current:
  Employee benefits ..................................................           41.3            51.5
  Operating loss carryforwards .......................................            5.9            55.2
  Environmental reserves .............................................           15.0            21.5
  Foreign exchange gains .............................................           11.1            11.6
  Non-trading derivative liabilities, net ............................           21.9            23.9
  Accrual for payment to CenterPoint Energy, Inc. ....................             --            48.7
  Adjustment to fair value for debt ..................................             --            49.9
  Equity method investments ..........................................            4.0             9.6
  Other ..............................................................           23.6            31.1
  Valuation allowance ................................................           (2.7)          (48.3)
                                                                           ----------      ----------
    Total non-current deferred tax assets ............................          120.1           254.7
                                                                           ----------      ----------
    Total deferred tax assets ........................................     $    182.2      $    384.1
                                                                           ==========      ==========

Deferred tax liabilities:
Current:
  Trading and marketing assets, net ..................................     $     51.8      $     42.6
  Non-trading derivative assets, net .................................           15.1            19.1
  Hedges of net investment in foreign subsidiaries ...................             --            20.6
  Other ..............................................................             --             7.3
                                                                           ----------      ----------
    Total current deferred tax liabilities ...........................           66.9            89.6
                                                                           ----------      ----------
Non-current:
  Depreciation and amortization ......................................           62.1           593.9
  Trading and marketing assets, net ..................................           27.1            25.2
  Contractual rights and obligations .................................             --            10.3
  Other ..............................................................           14.1            25.8
                                                                           ----------      ----------
    Total non-current deferred tax liabilities .......................          103.3           655.2
                                                                           ----------      ----------
    Total deferred tax liabilities ...................................     $    170.2      $    744.8
                                                                           ----------      ----------
    Accumulated deferred income taxes, net ...........................     $     12.0      $   (360.7)
                                                                           ==========      ==========

     Tax Attribute Carryovers. At December 31, 2002, we had approximately $184 million, $893 million, $24 million and $0.5 million of federal, state and foreign net operating loss carryovers and capital loss carryforwards, respectively. The federal and state loss carryforwards can be carried forward to offset future income through the year 2022. The foreign losses can be carried forward indefinitely.

     The valuation allowance reflects a net decrease of $8 million in 2001 and a $46 million net increase in 2002. The net increase in 2002 results primarily from increased state net operating losses and impairments on capital assets. In addition, in connection with the Orion Power acquisition, we recorded a valuation allowance of $30 million due to state net operating losses. These net changes for 2001 and 2002 also resulted from a reassessment of our future ability to use federal, state and foreign tax net operating loss and capital loss carryforwards.

(14) COMMITMENTS AND CONTINGENCIES

(a)  LEASE COMMITMENTS.

     In August 2000, we entered into separate sale-leaseback transactions with each of three owner-lessors' respective 16.45%, 16.67% and 100% interests in the Conemaugh, Keystone and Shawville generating stations, respectively, acquired in the REMA acquisition. As lessee, we lease an interest in each facility from each owner-lessor under a facility lease agreement. We expect to make lease payments through 2029 under these leases, with total cash payments of $1.4 billion remaining as of December 31, 2002. The lease terms expire in 2034. The equity interests in all the subsidiaries of REMA are pledged as collateral for REMA's lease obligations and the subsidiaries have guaranteed the lease obligations. Additionally, each of the lease obligations is backed by an uncollateralized, irrevocable, unconditional stand-by letter of credit, see note 9(a). In connection with the sale-leaseback transactions, we also issued three series of pass through certificates, which represent undivided interests in three pass through trusts. The property of each pass through trust consists solely of nonrecourse secured lease obligation notes or lessor notes. The amounts payable by REMA under the leases are sufficient to pay all payments of principal and premium, if any, and interest on the lessor notes. The lessor notes are secured by the relevant leased facility, the lease documents, and the security for the lease obligations.

     The lease documents contain restrictive covenants that restrict REMA's ability to, among other things, make dividend distributions unless REMA satisfies various conditions. The covenant restricting dividends would be suspended if the direct or indirect parent of REMA, meeting specified criteria, including having a rating on REMA's long-term unsecured senior debt of at least BBB from Standard and Poor's and Baa2 from Moody's, guarantees the lease obligations. As of December 31, 2001, REMA had $167 million of restricted funds that were available for REMA's working capital needs and to make future lease payments. As of December 31, 2002, the various conditions were satisfied by REMA and there was no restricted cash.

     In the first quarter of 2001, we entered into tolling arrangements with a third party to purchase the rights to utilize and dispatch electric generating capacity of approximately 1,100 MW extending through 2012. Two gas-fired, simple-cycle peaking plants generate this electricity. We did not pay any amounts under these tolling arrangements during 2001. We paid $45 million in tolling payments during 2002. The tolling arrangements qualify as operating leases.

     In February 2001, CenterPoint entered into a lease for office space for us in a building under construction. CenterPoint assigned the lease agreement to us in June 2001. The lease term, which commences in the second quarter 2003, is 15 years with two five-year renewal options.

     The following table sets forth information concerning our cash obligations under non-cancelable long-term operating leases as of December 31, 2002. Other non-cancelable, long-term operating leases principally consist of tolling arrangements, as discussed above, rental agreements for building space, including the office space lease discussed above, data processing equipment and vehicles, including major work equipment:

                                                              REMA SALE-
                                                           LEASE OBLIGATION       OTHER            TOTAL
                                                           ----------------   --------------   --------------
                                                                                (IN MILLIONS)
2003.....................................................  $             77   $           83   $          160
2004.....................................................                84               89              173
2005.....................................................                75               88              163
2006.....................................................                64               86              150
2007.....................................................                65               61              126
2008 and beyond..........................................             1,059              388            1,447
                                                           ----------------   --------------   --------------
    Total................................................  $          1,424   $          795   $        2,219
                                                           ================   ==============   ==============

     Total lease expense for all operating leases was $23 million, $72 million and $117 million during 2000, 2001 and 2002, respectively. During 2000, 2001 and 2002, we made lease payments related to the REMA sale-leaseback of $1 million, $259 million and $136 million, respectively. As of December 31, 2001 and 2002, we have recorded a prepaid lease obligation related to the REMA sale-leaseback of $59 million in other current assets and of $122 million and $200 million, respectively, in other long-term assets.

(b) CONSTRUCTION AGENCY AGREEMENTS WITH OFF-BALANCE SHEET SPECIAL PURPOSE ENTITIES.

     In 2001, we, through several of our subsidiaries, entered into operative documents with special purpose entities to facilitate the development, construction, financing and leasing of several power generation projects. We did not consolidate the special purpose entities as of December 31, 2002. As of December 31, 2002, the special purpose entities have an aggregate financing commitment from equity and debt participants (Investors) for three electric generating facilities of $1.9 billion of which the last $515 million is currently available only if cash collateralized. The availability of the $1.9 billion commitment is subject to satisfaction of various conditions, including the obligation to provide cash collateral for the loans and letters of credit outstanding on November 29, 2004. We, through several of our subsidiaries, act as construction agent for the special purpose entities and are responsible for completing construction of these projects by December 31, 2004. However, we have generally limited our risk during construction to an amount not to exceed 89.9% of costs incurred to date, except in certain events. Upon completion of an individual project and exercise of the lease option, our subsidiaries will be required to make lease payments in an amount sufficient to provide a return to the Investors. If we do not exercise our option to lease any project upon its completion, we must purchase the project or remarket the project on behalf of the special purpose entities. Our ability to exercise the lease option is subject to certain conditions. We must guarantee that the Investors will receive an amount at least equal to 89.9% of their investment in the case of a remarketing sale at the end of construction. At the end of an individual project's initial operating lease term (approximately five years from construction completion), our subsidiary lessees have the option to extend the lease with the approval of the Investors, purchase the project at a fixed amount equal to the original construction cost, or act as a remarketing agent and sell the project to an independent third party. If the lessees elect the remarketing option, they may be required to make a payment of an amount not to exceed 85% of the project cost, if the proceeds from remarketing are not sufficient to repay the Investors. Reliant Resources has guaranteed its subsidiaries' obligations under the operative agreements during the construction periods and, if the lease option is exercised, each lessee's obligations during the lease period. At any time during the construction period or during the lease, we may purchase a facility by paying an amount approximately equal to the outstanding debt balance plus the equity balance and any returns of equity plus any accrued and unpaid financing costs or we may purchase the facility by assuming, directly or indirectly, the obligations of the subsidiaries, in which case the guarantee must remain in place and lender consent may be required. As of December 31, 2002, the special purpose entities had property, plant and equipment of $1.3 billion, net other assets of $3 million and secured debt obligations of $1.3 billion. As of December 31, 2002, $1.0 billion of the debt obligations outstanding bear interest at LIBOR plus a margin of 2.25%, while the remaining $0.3 billion of the debt obligations outstanding bear interest at a weekly floating interest rate. As of December 31, 2002, the special purpose entities had equity from unaffiliated third parties of $49 million.

     Due to the early adoption of FIN No. 46 (as explained in note 2(t)), we began to consolidate these special purpose entities effective January 1, 2003. The special purpose entities' financing agreement, the construction agency agreements and the related guarantees were terminated as part of the refinancing in March 2003. For information regarding the refinancing, see note 21(a).

(c)  OFF-BALANCE SHEET EQUIPMENT FINANCING STRUCTURE.

     We, through a subsidiary, entered into an agreement with a bank whereby the bank, as owner, entered into contracts for the purchase and construction of power generation equipment and our subsidiary, or its subagent, acted as the bank's agent in connection with administering the contracts for such equipment. The agreement was terminated in September 2002. Our subsidiary, or its designee, had the option at any time to purchase, or, at equipment completion, subject to certain conditions, including the agreement of the bank to extend financing, to lease the equipment, or to assist in the remarketing of the equipment under terms specified in the agreement. We were required to cash collateralize our obligation to administer the contracts. This cash collateral was approximately equivalent to the total payments by the bank for the equipment, interest and other fees. As of December 31, 2001, we had deposits of $230 million in the collateral account.

     In January 2002, the bank sold to the parties to the construction agency agreements discussed above, equipment contracts with a total contractual obligation of $258 million, under which payments and interest during construction totaled $142 million. Accordingly, $142 million of collateral deposits were returned to us. In May 2002, we were assigned and exercised a purchase option for a contract for equipment totaling $20 million under which payments and interest during construction totaled $8 million. We used $8 million of our collateral deposits to complete the purchase. After the purchase, we canceled the contract and recorded a $10 million loss on the cancellation of the contract, which included a $2 million termination fee. Immediately prior to the expiration of the agreement in September 2002, we terminated the agreement and were assigned and exercised purchase options for contracts for steam and combustion turbines and two heat recovery steam generators with an aggregate cost of $121 million under which payments and interest during construction totaled $94 million. We used $94 million of our collateral deposits to complete the purchase.

     Pursuant to SFAS No. 144, we evaluated for impairment the steam and combustion turbines and two heat recovery steam generators purchased in September 2002. Based on our analysis, we determined this equipment was impaired and accordingly recognized a $37 million pre-tax impairment loss that is recorded as depreciation expense in 2002 in our statement of consolidated operations. The fair value of the equipment and thus the impairments were determined using a combination of quoted market prices and prices for similar assets.

(d)  PAYMENT TO CENTERPOINT IN 2004.

     We may be required to make a payment to CenterPoint in 2004 to the extent the affiliated retail electric provider's price to beat for providing retail electric service to residential and small commercial customers in CenterPoint's Houston service territory during 2002 and 2003 exceeds the market price of electricity. This payment is required by the Texas electric restructuring law, unless the PUCT determines, on or prior to January 1, 2004, that 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within CenterPoint's Houston service territory is committed to be served by retail electric providers other than us. This amount will not exceed $150 per customer, multiplied by the number of residential or small commercial customers, as the case may be, that we serve on January 1, 2004 in CenterPoint's Houston service territory, less the number of residential or small commercial electric customers, as the case may be, we serve in other areas of Texas. Currently, we believe it is probable that we will be required to make such payment to CenterPoint related to our residential customers. We believe that the payment related to our residential customers will be in the range of $160 million to $190 million (pre-tax), with a most probable estimate of $175 million. We will recognize the total obligation over the period we recognize the related revenues based on the difference between the amount of the price to beat and the estimated market price of electricity multiplied by the estimated energy sold through January 1, 2004 not to exceed the maximum cap of $150 per customer. We recognized $128 million (pre-tax) during 2002. The remainder of our estimated obligation will be recognized during 2003. In the future, we will revise our estimates of this payment as additional information about the market price of electricity and the market share that will be served by us and other retail electric providers on January 1, 2004 becomes available and we will adjust the related accrual at that time.

     Currently, we believe that the 40% test for small commercial customers will be met and we will not make a payment related to those customers. If the 40% test is not met related to our small commercial customers and a payment is required, we estimate this payment would be approximately $30 million.

(e)  OTHER COMMITMENTS.

     Property, Plant and Equipment Purchase Commitments. As of December 31, 2002, we had one generating facility under construction. Total estimated cost of constructing this facility is $486 million. As of December 31, 2002, we had incurred $332 million of the total forecasted project costs. In addition to this generating facility, we are constructing facilities as construction agents under construction agency agreements. These construction agency agreements were terminated as part of the refinancing in March 2003 (see note 21(a)). See note 14(b) for further discussion of these agreements and the related special purpose entities. As of December 31, 2002, we had additional purchase commitments related to property, plant and equipment of $19 million.

     Purchase Obligations for Trading and Marketing Assets and Liabilities, Excluding Derivatives Accounted for under SFAS No. 133. We have cash purchase obligations relating to our trading and marketing assets and liabilities, which are not derivatives under SFAS No. 133. In addition, we have purchase obligations relating to our trading and marketing assets and liabilities that, effective January 1, 2003, pursuant to the application of EITF No. 02-03, will be classified as "normal purchases contracts" under SFAS No. 133 and will not be marked to market through earnings (see note 2(t)). The minimum purchase obligations under these applicable contracts for the next five years and thereafter as of December 31, 2002 is as follows:

                                                                               PURCHASED POWER
                                                                                AND ELECTRIC
                                                            TRANSPORTATION        CAPACITY          OTHER ENERGY
                                                             COMMITMENTS         COMMITMENTS        COMMITMENTS
                                                            --------------     ---------------     --------------
                                                                                (IN MILLIONS)
2003.....................................................   $           20     $            85     $            8
2004.....................................................               16                   7                  5
2005.....................................................               13                  --                  5
2006.....................................................               12                  --                  2
2007.....................................................                7                  --                 --
2008 and thereafter......................................               17                  --                 --
                                                            --------------     ---------------     --------------
    Total................................................   $           85     $            92     $           20
                                                            ==============     ===============     ==============

     Fuel Supply, Commodity Transportation, Purchase Power and Electric Capacity Commitments. We are a party to several fuel supply contracts, commodity transportation contracts, and purchase power and electric capacity contracts, that have various quantity requirements and durations that are not classified as non-trading derivatives assets and liabilities or trading and marketing assets and liabilities in our consolidated balance sheet as of December 31, 2002, as these contracts meet the SFAS No. 133 exception to be classified as "normal purchases contracts" (see note 7) or do not meet the definition of a derivative. Minimum purchase commitment obligations under these agreements are as follows, as of December 31, 2002:

                                                                                                  PURCHASED POWER
                                                                                                   AND ELECTRIC
                                                                               TRANSPORTATION        CAPACITY
                                                           FUEL COMMITMENTS      COMMITMENTS        COMMITMENTS
                                                           ----------------    --------------     ---------------
                                                                               (IN MILLIONS)
2003.....................................................  $            206    $           83     $           784
2004.....................................................               130               106                 174
2005.....................................................               105               104                 172
2006.....................................................                22               104                 176
2007.....................................................                13                97                  --
2008 and thereafter......................................               214             1,117                  --
                                                           ----------------    --------------     ---------------
    Total................................................  $            690    $        1,611     $         1,306
                                                           ================    ==============     ===============

     Our aggregate electric capacity commitments, including capacity auction products, are for 17,000 MW, 4,202 MW, 4,420 MW, and 4,631 MW for 2003, 2004,
2005 and 2006, respectively. Included in the above purchase power and electric capacity commitments are amounts acquired from Texas Genco. For additional discussion of this commitment, see note 4(b).

     The maximum duration under any individual fuel supply contract, transportation contract, purchased power and electric and gas capacity contract is 17 years, 21 years and 4 years, respectively.

     Sale Commitments. As of December 31, 2002, we have sale commitments, including electric energy and capacity sale contracts, which are not classified as non-trading derivative assets and liabilities or trading and marketing assets and liabilities in our consolidated balance sheet as these contracts meet the SFAS No. 133 exception to be classified as "normal sales contracts" or do not meet the definition of a derivative. The estimated minimum sale commitments under these contracts are $700 million, $425 million, $282 million, $225 million and $170 million in 2003, 2004, 2005, 2006 and 2007, respectively.

     In addition, in January 2002, we began providing retail electric services to approximately 1.7 million residential and small commercial customers previously served by CenterPoint's electric utility division. Within CenterPoint's electric utility division's territory, prices that may be charged to residential and small commercial customers by our retail electric service provider are subject to a specified price (price to beat) at the outset of retail competition. The

PUCT's regulations allow our retail electric provider to adjust its price to beat fuel factor based on a percentage change in the price of natural gas. In addition, the retail electric provider may also request an adjustment as a result of changes in its price of purchased energy. We can request up to two adjustments to our price to beat in each year. During 2002, we requested and the PUCT approved two such adjustments. For a discussion of the increase requested in January 2003, see note 21(b). We will not be permitted to sell electricity to residential and small commercial customers in the incumbent's traditional service territory at a price other than the price to beat until January 1, 2005, unless before that date the PUCT determines that 40% or more of the amount of electric power that was consumed in 2000 by the relevant class of customers is committed to be served by other retail electric providers. For further information regarding the price to beat, see note 14(d).

     Naming Rights to Houston Sports Complex. In October 2000, we acquired the naming rights for a football stadium and other convention and entertainment facilities included in the stadium complex. The agreement extends through 2032. In addition to naming rights, the agreement provides us with significant sponsorship rights. The aggregate cost of the naming rights will be approximately $300 million. During the fourth quarter of 2000, we incurred an obligation to pay $12 million in order to secure the long-term commitment and for the initial advertising of which $10 million was expensed in the statement of consolidated operations in 2000. Starting in 2002, we began to pay $10 million each year through 2032 for annual advertising under this agreement.

    Long-term Power Generation Maintenance Agreements. We have entered into long-term maintenance agreements that cover certain periodic maintenance, including parts, on power generation turbines. The long-term maintenance agreements terminate over the next 12 to 18 years based on turbine usage. Estimated cash payments over the next five years for these agreements are as follows (in millions):

2003........................................    $       52
2004........................................            30
2005........................................            31
2006........................................            31
2007........................................            33
                                                ----------
  Total.....................................    $      177
                                                ==========

     ANR Transportation Agreement. Prior to the merger of a subsidiary of CenterPoint and RERC Corp., a predecessor of Reliant Energy Services, Inc. (Reliant Energy Services) (a wholly-owned subsidiary) entered into a transportation agreement (ANR Agreement) with ANR Pipeline Company (ANR) that contemplated a transfer to ANR of an interest in some of RERC Corp.'s pipelines and related assets that are not a part of us. The interest represented capacity of 250 million cubic feet (Mmcf) per day. Under the ANR agreement, an ANR affiliate advanced $125 million to Reliant Energy Services. Subsequently, the parties restructured the ANR Agreement and Reliant Energy Services refunded in 1993 and 1995, a total of $84 million to ANR. As of December 31, 2001 and 2002, Reliant Energy Services had recorded $31 million and $35 million, respectively, to reflect our discounted obligation to ANR for the use of 130 Mmcf/day of capacity in some of RERC Corp.'s transportation facilities. The level of transportation will decline to 100 Mmcf/day in the year 2003 with a refund of $5 million made to ANR. The ANR Agreement will terminate in 2005 with a refund of the remaining balance of $36 million. Prior to the IPO, Reliant Energy Services and a subsidiary of CenterPoint entered into an agreement whereby the subsidiary of CenterPoint agreed to reimburse Reliant Energy Services for any transportation payments made under the ANR Agreement and for the $41 million total refund discussed above. We have recorded a note receivable from CenterPoint of $31 million and $35 million as of December 31, 2001 and 2002, respectively.

    Other Commitments. In addition to items discussed in our consolidated financial statements, our other contractual commitments have various quantity requirements and durations and are not considered material either individually or in the aggregate to our results of operations or cash flows.

(f)  GUARANTEES.

     We, along with certain subsidiaries, have issued guarantees, on behalf of certain other entities, that provide financial assurance to third parties.

     The following table details our various guarantees, including the maximum potential amounts of future payments, assets held as collateral and the carrying amount of the liabilities recorded on our consolidated balance sheet, if applicable, as of December 31, 2002:

                                                                                                  CARRYING AMOUNT OF
                                                               MAXIMUM                            LIABILITY RECORDED
                                                            POTENTIAL AMOUNT     ASSETS HELD AS    ON CONSOLIDATED
TYPE OF GUARANTEE                                           OF FUTURE PAYMENTS     COLLATERAL        BALANCE SHEET
---------------------------------------------------------   ------------------   --------------   ------------------
                                                                                 (IN MILLIONS)
Guarantees under construction agency agreements (1)......   $            1,325   $           --   $               --
Non-qualified benefits of CenterPoint's retirees (2).....                   58               --                   --
                                                            ------------------   --------------   ------------------
  Total Guarantees.......................................   $            1,383   $           --   $               --
                                                            ==================   ==============   ==================

---------------
(1) See note 14(b) for discussion of our guarantees under the construction agency agreements. These guarantees were terminated in March 2003; see note 21(a).

(2) We have guaranteed, in the event CenterPoint becomes insolvent, certain non-qualified benefits of CenterPoint's and its subsidiaries' existing retirees at the Distribution. See note 4(a).

     Unless otherwise noted, failure by the primary obligor to perform under the terms of the various agreements and contracts guaranteed may result in the beneficiary requesting immediate payment from the relevant guarantor. To the extent liabilities exist under the various agreements and contracts that we or our subsidiaries guarantee, such liabilities are recorded in our consolidated balance sheet at December 31, 2002. We believe the likelihood that we would be required to perform or otherwise incur any significant losses associated with any of these guarantees is remote.

     We have entered into contracts that include indemnification provisions as a routine part of our business activities. Examples of these contracts include asset purchase and sale agreements, commodity purchase and sale agreements, operating agreements, lease agreements, procurement agreements and certain debt agreements. In general, these provisions indemnify the counterparty for matters such as breaches of representations and warranties and covenants contained in the contract and/or against third party liabilities. In the case of commodity purchase and sale agreements, generally damages are limited through liquidated damages clauses whereby the parties agree to establish damages as the costs of covering any breached performance obligations. In the case of debt agreements, we generally indemnify against liabilities that arise from the preparation, administration or enforcement of the agreement. Under our indemnifications, the maximum potential amount is not estimable given that the magnitude of any claims under the indemnifications would be a function of the extent of damages actually incurred, which is not practicable to estimate unless and until the event occurs. We consider the likelihood of making any material payments under these provisions to be remote. For additional discussion of certain indemnifications by us, see notes 4(a) and 14(g).

(g)  ENVIRONMENTAL AND LEGAL MATTERS.

     We are involved in environmental and legal proceedings before various courts and governmental agencies, some of which involve substantial amounts. In addition, we are subject to a number of ongoing investigations by various governmental agencies. Certain of these proceedings and investigations are the subject of intense, highly charged media and political attention. As these matters progress, additional issues may be identified that could expose us to further proceedings and investigations. Our management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters that can be estimated.

     We have an agreement with CenterPoint that requires us to indemnify CenterPoint for matters relating to our business and operations prior to the Distribution, as well as for any untrue statement of a material fact, or omission of a material fact necessary to make any statement not misleading, in the registration statement or prospectus that we filed with the SEC in connection with our IPO. CenterPoint has been named as a defendant in many legal proceedings relative to such matters and has requested indemnification from us.

Legal Matters.

     Unless otherwise indicated, the ultimate outcome of the following lawsuits, proceedings and investigations cannot be predicted at this time. The ultimate disposition of some of these matters could have a material adverse effect on our financial condition, results of operations and cash flows.

     California Class Actions. We, as well as certain of our present and former officers, have been named as defendants in a number of class action lawsuits in California. The plaintiffs allege that we conspired to increase the price of wholesale electricity in California in violation of California's antitrust and unfair and unlawful business practices laws. The lawsuits seek injunctive relief, treble the amount of damages alleged, restitution of alleged overpayments, disgorgement of alleged unlawful profits for sales of electricity, costs of suit and attorneys' fees. In general, these lawsuits can be segregated into two groups based on their pre-trial status. The first group consists of (a) three lawsuits filed in the Superior Court of the State of California, San Diego County filed on November 27, 2000, November 29, 2000 and January 16, 2001; (b) two lawsuits filed in the Superior Court of the State of California, San Francisco County on January 18, 2001 and January 24, 2001; and (c) one lawsuit filed in the Superior Court of the State of California, Los Angeles County on May 2, 2001. These six lawsuits were consolidated and removed to the United States District Court for the Southern District of California. In December 2002, the court ordered these six lawsuits be remanded to state court for further consideration. We, and our co-defendants, filed a petition with the United States Court of Appeals for the Ninth Circuit seeking a review of the order to remand. The petition is under consideration by the court. The second group consists of two lawsuits filed in the Superior Court of the State of California, San Mateo County filed on April 23, 2002 and May 15, 2002, two lawsuits filed in the Superior Court of the State of California, San Francisco County on May 14, 2002 and May 24, 2002, two lawsuits filed in the Superior Court of the State of California, Alameda County on May 21, 2002, one lawsuit filed in the Superior Court of the State of California, San Joaquin County on May 10, 2002 and one lawsuit filed in the Superior Court of the State of California, Los Angeles County on October 18, 2002. These eight lawsuits were consolidated in the United States District Courts, six of which were removed to the United States District Court for the Northern District of California, one was removed to the United States District Court for the Eastern District of California, and one was removed to the United States District Court for the Central District of California. Additionally, on July 15, 2002, the Snohomish County Public Utility District filed a class action lawsuit against us in United States District Court for the Central District of California. In January 2003, the court granted our motion to dismiss this lawsuit on the grounds that the plaintiffs' claims are barred by federal preemption and the FERC filed rate doctrine. The plaintiffs have appealed to the United States Court of Appeals for the Ninth Circuit.

     Oregon Class Actions. On December 16, 2002, a class action lawsuit was filed against us in the Circuit Court of the State of Oregon, County of Multnomah. The plaintiffs allege that we conspired to increase the price of wholesale electricity in Oregon in violation of Oregon's consumer protection, fraud and negligence laws. The lawsuit seeks injunctive relief, treble the amount of damages alleged, restitution of alleged overpayments, disgorgement of alleged unlawful profits for sales of electricity, costs of suit and attorneys' fees. This lawsuit was removed to the United States District Court for the Northern District of California.

     Washington Class Actions. On December 20, 2002, a class action lawsuit was filed against us in United States District Court for the Western District of Washington. The plaintiffs allege that we conspired to increase the price of wholesale electricity in Washington in violation of Washington's consumer protection, fraud and negligence laws. The lawsuit seeks injunctive relief, treble the amount of damages alleged, restitution of alleged overpayments, disgorgement of alleged unlawful profits for sales of electricity, costs of suit and attorneys' fees.

     California Attorney General Actions. On March 11, 2002, the California Attorney General filed a lawsuit against us in Superior Court of the State of California, San Francisco County. The California Attorney General alleges various violations of state laws against unfair and unlawful business practices arising out of transactions in the markets for ancillary services run by the California Independent System Operator (Cal ISO). The lawsuit seeks injunctive relief, disgorgement of our alleged unlawful profits for sales of electricity and civil penalties. We removed this lawsuit to the United States District Court for the Northern District of California. In March 2003, the court granted our motion to dismiss this lawsuit on the grounds that the plaintiffs' claims are barred by federal preemption and the FERC filed rate doctrine.

     On March 19, 2002, the California Attorney General filed a complaint against us with the FERC. The complaint alleges that we, as a seller with market-based rates, violated our tariffs by not filing with the FERC transaction-specific information about all of our sales and purchases at market-based rates. The California Attorney General argued that, as a result, all past sales should be subject to a refund if they are found to be above just and reasonable levels. In May 2002, the FERC issued an order that largely denied the complaint and required only that we file revised transaction reports regarding prior sales in California spot markets. In September 2002, the California Attorney General petitioned the United States Court of Appeals for the Ninth Circuit for review of the FERC orders. The California Attorney General's petition is under consideration by the court.

     On April 15, 2002, the California Attorney General filed a lawsuit against us in San Francisco County Superior Court. The lawsuit is substantially similar to the complaint described above filed by the California Attorney General with the FERC. The lawsuit also alleges that we consistently charged unjust and unreasonable prices for electricity and that each unjust charge violated California law. The lawsuit seeks fines of up to $2,500 for each alleged violation and such other equitable relief as may be appropriate. We removed this lawsuit to the United States District Court for the Northern District of California. In March 2003, the court granted our motion to dismiss this lawsuit on the grounds that the plaintiffs' claims are barred by federal preemption and the FERC filed rate doctrine.

     On April 15, 2002, the California Attorney General and the California Department of Water Resources filed a lawsuit against us in the United States District Court for the Northern District of California. The plaintiffs allege that our acquisition of electric generating facilities from Southern California Edison in 1998 violated Section 7 of the Clayton Act, which prohibits mergers or acquisitions that substantially lessen competition. The lawsuit alleges that the acquisitions gave us market power, which we then exercised to overcharge California consumers for electricity. The lawsuit seeks injunctive relief against alleged unfair competition, divestiture of our California facilities, disgorgement of alleged illegal profits, damages, and civil penalties for each alleged exercise of illegal market power. In March 2003, the court dismissed the plaintiffs' claim for damages and Section 7 of the Clayton Act but declined to dismiss the plaintiffs' injunctive claim for divestiture of our California facilities.

     California Lieutenant Governor Class Action. On November 20, 2002, the California Lieutenant Governor filed a taxpayer representative lawsuit against us in Superior Court of the State of California, Los Angeles County on behalf of purchasers of gas and power in California. The plaintiffs allege that we manipulated the pricing of gas and power by reporting false prices and fraudulent trades to the publishers of various price indices. The lawsuit seeks injunctive relief, disgorgement of profits and funds acquired by the alleged unlawful conduct.

     FERC Complaints. On April 11, 2002, the FERC set for hearing a series of complaints filed by Nevada Power Company, which seek reformation of certain forward power contracts with several companies, including two contracts with us that have since been terminated. In December 2002, the presiding administrative law judge in these consolidated proceedings issued recommended findings of fact favorable to our positions and upholding the contracts. Those recommendations are pending before the FERC for final decision. PacifiCorp Company filed a similar complaint challenging two 90-day contracts with us. In February 2003, the presiding administrative law judge issued an initial decision recommending the dismissal of PacifiCorp Company's complaint and upholding the contracts. The FERC has stated that it intends to issue final decisions in both complaints in May 2003.

     Trading and Marketing Proceedings and Investigations. We are party to the following proceedings and investigations relating to our trading and marketing activities, including our round trip trades and certain structured transactions.

     In June 2002, the SEC advised us that it had issued a formal order in connection with its investigation of our financial reporting, internal controls and related matters. The investigation is focused on our round trip trades and certain structured transactions. We are cooperating with the SEC staff.

     As part of the Commodity Futures Trading Commission's (CFTC) industry-wide investigation of so-called round trip trading, the CFTC has subpoenaed documents, requested information and conducted discovery relating to our natural gas and power trading activities, including round trip trades and alleged price manipulation, occurring since January 1999. The CFTC is also looking into the facts and circumstances surrounding certain events in June 2000 that were the subject of a settlement with FERC in January 2003 described below. We are cooperating with the CFTC staff.

     On March 26, 2003, the FERC staff issued a report entitled "Final Report on Price Manipulation in Western Markets," which expanded and finalized the FERC staff's August 13, 2002 initial report. Certain findings, conclusions and observations in the FERC staff report, if adopted or otherwise acted on by the FERC, could have a material adverse affect on us. The report recommends the institution of proceedings directing certain entities, including us, to show cause why bids submitted in markets operated by the Cal ISO and California Power Exchange (Cal PX) from May to October 2000 did not constitute economic withholding or inflated bidding in violation of the Cal ISO and Cal PX tariffs. If adopted, such proceedings could require a disgorgement of revenues related to some sales for the period May to October 2000. The report also recommends the institution of proceedings directing certain entities, including us, to show cause why certain behavior identified in a January 6, 2003 report by the Cal ISO, entitled "Analysis of Trading and Scheduling Strategies Described in the Enron Memos," did not constitute gaming in violation of the tariffs of the Cal ISO and Cal PX, and if adopted, such proceedings could require a disgorgement of revenues from certain transactions from the period January 1, 2000 through June 21, 2001, which the Cal ISO report identified as an amount less than $30.00 potentially attributable to us. We will have an opportunity to provide comments on these recommendations before formal proceedings are commenced. Finally, the report recommends that certain entities, including us, demonstrate that we no longer sell natural gas at wholesale or have instituted certain practices with regards to reporting natural gas price information, have disciplined employees that participated in manipulation or attempted manipulation of public price indices, and are cooperating fully with any government agency investigating our prior price reporting practices. We do not know when FERC intends to act on the staff's recommendations.

     Also on March 26, 2003, the FERC instituted proceedings directing our trading company and BP Energy Company (BP) to show cause why each company's market-based rate authority should not be revoked. These proceedings arose in connection with certain actions taken by one of our traders and one of BP's traders relating to sales of electricity at the Palo Verde hub. If FERC were to prospectively revoke our trading company's market-based rate authority, it could have a material adverse affect on us. We must respond to the FERC within twenty-one days and intend to contest the FERC's proposed remedy for the alleged conduct.

     On January 31, 2003, in connection with the FERC's investigation of potential manipulation of electricity and natural gas prices in the Western United States, the FERC approved a stipulation and consent agreement between the FERC staff and us relating to certain actions taken by some of our traders over a two-day period in June 2000. Under the agreement, we agreed to pay $14 million directly to customers of the Cal PX and certain other terms, including a requirement to abide by a must offer obligation to submit bids for all of our uncommitted, available capacity from our plants located in California into a California spot market one additional year following termination of our existing must offer obligation or until December 31, 2006, whichever is later.

     We have received subpoenas and informal requests for information from the United States Attorney for the Southern District of New York and the Northern District of California for documents, interviews and other information pertaining to the round trip trades, and our energy trading activities. We are cooperating with both offices of the United States Attorney.

     In connection with the PUCT's industry-wide investigation into potential manipulation of the ERCOT market, we have provided information to the PUCT concerning our scheduling and trading practices on and after July 31, 2001. Also, we, and four other qualified scheduling entities in ERCOT, reached a settlement relating to scheduling issues that arose during August 2001. The PUCT approved the settlement on November 7, 2002.

     Shareholder Class Actions. We, as well as certain of our present and former officers and directors, have been named as defendants in 11 class action lawsuits filed on behalf of purchasers of our securities and the securities of CenterPoint. CenterPoint is also named as a defendant in three of the lawsuits. Two of the lawsuits name as defendants the underwriters of our IPO, which we have agreed to indemnify. One of those two lawsuits names our independent auditors as a defendant. The dates of filing of these lawsuits are as follows: two lawsuits on May 15, 2002; two lawsuits on May 16, 2002; one lawsuit on May 17, 2002; one lawsuit on May 20, 2002; one lawsuit on May 21, 2002; one lawsuit on May 23, 2002; one lawsuit on June 19, 2002; one lawsuit on June 20, 2002; and one lawsuit on July 1, 2002. Ten of the lawsuits were filed in the United States District Court, Southern District of Texas, Houston Division. One lawsuit was filed in the United States District Court, Eastern District of Texas, Texarkana Division and subsequently transferred to the United States District Court, Southern District of Texas,

Houston Division. The lawsuits allege that the defendants overstated revenues by including transactions involving the purchase and sale of commodities with the same counterparty at the same price and that we improperly accounted for certain other transactions. The lawsuits seek monetary damages and, in one of the lawsuits rescission, on behalf of a supposed class. In eight of the lawsuits, the class is composed of persons who purchased or otherwise acquired our securities and/or the securities of CenterPoint during specified class periods. The three lawsuits that include CenterPoint as a named defendant were also filed on behalf of purchasers of our securities and/or the securities of CenterPoint during specified class periods.

     Four class action lawsuits were filed on behalf of purchasers of the securities of CenterPoint. CenterPoint and several of its officers are named as defendants. The dates of filing of the four lawsuits are as follows: one on May 16, 2002; one on May 21, 2002; one on June 13, 2002; and one on June 17, 2002.
The lawsuits were filed in the United States District Court, Southern District of Texas, Houston Division. The lawsuits allege that the defendants violated federal securities laws by issuing false and misleading statements to the public. The plaintiffs allege that the defendants made false and misleading statements as part of an alleged scheme to artificially inflate trading volumes and revenues by including transactions involving the purchase and sale of commodities with the same counterparty at the same price, to use the spin-off to avoid exposure to our liabilities and to cause the price of our stock to rise artificially, among other things. The lawsuits seek monetary damages on behalf of persons who purchased CenterPoint securities during specified class periods. The court consolidated all of the lawsuits pending in the United States District Court, Southern District of Texas, Houston Division and appointed the Boca Raton Police & Firefighters Retirement System and the Louisiana School Employees Retirement System to be the lead plaintiffs in these lawsuits. The lead plaintiffs seek monetary relief purportedly on behalf of purchasers of CenterPoint common stock from February 3, 2000 to May 13, 2002, purchasers of our common stock in the open market from May 1, 2001 to May 13, 2002 and purchasers of our common stock in our IPO or purchasers of common stock that are traceable to our IPO. The lead plaintiffs allege, among other things, that the defendants misrepresented our revenues and trading volumes by engaging in round trip trades and improperly accounted for certain structured transactions as cash flow hedges, which resulted in earnings from these transactions being accounted for as future earnings rather than being accounted for as earnings in 2001.

     On February 7, 2003, a lawsuit was filed against us in United States District Court for the Northern District of Illinois, Eastern Division. The plaintiffs allege that we violated federal securities law, Illinois common law and the Illinois Consumer Fraud and Deceptive Trade Practices Act. The lawsuit makes allegations similar to those made in the above-described class action lawsuits and seeks treble the amount of damages alleged, costs of suit and attorneys' fees.

     ERISA Action. On May 30, 2002, a class action lawsuit was filed in the United States District Court, Southern District of Texas, Houston Division against us, certain of our present and former officers and directors, CenterPoint, certain of the present and former directors and officers of CenterPoint and certain present and former members of the benefits committee of CenterPoint on behalf of participants in various employee benefits plans sponsored by CenterPoint. The lawsuit alleges that the defendants breached their fiduciary duties to various employee benefits plans sponsored by CenterPoint, in violation of the Employee Retirement Income Security Act. The plaintiffs allege that the defendants permitted the plans to purchase or hold securities issued by CenterPoint when it was imprudent to do so, including after the prices for such securities became artificially inflated because of alleged securities fraud engaged in by the defendants. The lawsuit seeks monetary damages for losses suffered by a class of plan participants whose accounts held CenterPoint securities or our securities, as well as equitable relief in the form of restitution.

     Shareholder Derivative Actions. On May 17, 2002, a derivative lawsuit was filed against our directors and independent auditors in the 269th Judicial District, Harris County, Texas. The lawsuit alleges that the defendants breached their fiduciary duties to us. The shareholder plaintiff alleges that the defendants caused us to conduct our business in an imprudent and unlawful manner, including allegedly failing to implement and maintain an adequate internal accounting control system, engaging in transactions involving the purchase and sale of commodities with the same counterparty at the same price, and disseminating materially misleading and inaccurate information regarding our revenue and trading volume. The lawsuit seeks monetary damages on behalf of us.

     On October 25, 2002, a derivative lawsuit was filed against the directors and officers of CenterPoint. The lawsuit was filed in the United States District Court for the Southern District of Texas, Houston Division. The lawsuit alleges breach of fiduciary duty, waste of corporate assets, abuse of control and gross mismanagement by the defendants causing CenterPoint to overstate the revenues through round trip and structured transactions and breach of fiduciary duty in connection with the Distribution and our IPO. The lawsuit seeks monetary damages on behalf of CenterPoint as well as equitable relief in the form of a constructive trust on the compensation paid to the defendants. A special litigation committee appointed by the board of directors of CenterPoint is investigating similar allegations made in a June 28, 2002 demand letter from a stockholder of CenterPoint. The letter states that certain shareholders of CenterPoint are considering filing a derivative suit on behalf of CenterPoint and demands that CenterPoint take several actions in response to the alleged round trip trades and structured transactions. The special litigation committee is investigating the allegations made in the demand letter to determine whether pursuit of a derivative lawsuit is in the best interest of CenterPoint.

Environmental Matters.

     REMA Ash Disposal Site Closures and Site Contaminations. Under the agreement to acquire REMA (see note 5(b)), we became responsible for liabilities associated with ash disposal site closures and site contamination at the acquired facilities in Pennsylvania and New Jersey prior to a plant closing, except for the first $6 million of remediation costs at the Seward Generating Station. A prior owner retained liabilities associated with the disposal of hazardous substances to off-site locations prior to November 24, 1999. As of December 31, 2002, REMA had liabilities associated with six future ash disposal site closures and six current site investigations and environmental remediations. We have recorded our estimate of these environmental liabilities in the amount of $35 million as of December 31, 2002. We expect approximately $13 million will be paid over the next five years.

     Orion Power Environmental Contingencies. In connection with Orion Power's acquisition of 70 hydro plants in northern and central New York and four gas-fired or oil-fired plants in New York City, Orion Power assumed the liability for the estimated cost of environmental remediation at several properties. Orion Power developed remediation plans for each of these properties and entered into Consent Orders with the New York State Department of Environmental Conservation at two New York City sites and one hydro site for releases of petroleum and other substances by the prior owners. As of December 31, 2002, the undiscounted liability assumed and recorded by us for these assets was approximately $8 million, which we expect to pay out through 2006.

     In connection with the acquisition of Midwest assets by Orion Power, Orion Power became responsible for the liability associated with the closure of three ash disposal sites in Pennsylvania. As of December 31, 2002, the liability assumed and recorded by us for these disposal sites was approximately $14 million, with $1 million to be paid over the next five years.

Other Matters.

     We are involved in other legal and environmental proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. We believe that the effects on our consolidated financial statements, if any, from the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

(h)  CALIFORNIA ENERGY SALES CREDIT AND REFUND PROVISIONS.

     During portions of 2000 and 2001, prices for wholesale electricity in California increased dramatically as a result of a combination of factors, including higher natural gas prices and emission allowance costs, reduction in available hydroelectric generation resources, increased demand, decreased net electric imports and limitations on supply as a result of maintenance and other outages. Although wholesale prices increased, California's deregulation legislation kept retail rates frozen at 10% below 1996 levels for two of California's public utilities, Pacific Gas and Electric (PG&E) and Southern California Edison Company (SCE), until rates were raised by the California Public Utilities Commission early in 2001. Due to the disparity between wholesale and retail rates, the credit ratings of PG&E and SCE fell below investment grade. Additionally, PG&E filed for protection under the bankruptcy laws in April 2001. As a result, PG&E and SCE are no longer considered creditworthy, and since January 17, 2001, have not directly purchased power from third-party suppliers through the Cal ISO to serve that portion of the power demand that cannot be met from their own supply sources (net short load). Pursuant to emergency legislation enacted by the California legislature, the California Department of Water Resources (CDWR) negotiated and purchased power through short and long-term contracts and through real-time markets operated by the Cal ISO to serve the net short load requirements of PG&E and SCE. In December 2001, the CDWR began making payments to the Cal ISO for real-time transactions. In May 2002, the FERC issued an order stating that wholesale suppliers, including us, should receive interest payments on past due amounts owed by the Cal ISO and the CDWR. As a result, we recorded $5 million of net interest receivable during 2002, discussed below. The CDWR has now made payment through the Cal ISO for its real-time energy deliveries subsequent to January 17, 2001, although the Cal ISO's distribution of the CDWR's payment for the month of January 2001, and the allocation of interest to past due amounts, are the subjects of motions that we have filed with the FERC objecting to the Cal ISO's failure to allocate the January payment and interest solely to post January 17, 2001 transactions. In addition, we are prosecuting a lawsuit in California to recover the market value of forward contracts seized by California Governor Gray Davis in violation of the Federal Power Act. Governor Davis' actions prevented the liquidation of the contracts by the Cal PX to satisfy the outstanding obligations of SCE and PG&E to wholesale suppliers, including us. The timing and ultimate resolution of this claim is uncertain at this time.

     California Credit Provision. We were owed a total receivable, including interest, of $302 million (net of estimated refund provision of $15 million) as of December 31, 2001, and $120 million (net of estimated refund provision of $191 million) as of December 31, 2002, by the Cal ISO, the Cal PX, the CDWR, and California Energy Resources Scheduling for energy sales in the California wholesale market during the fourth quarter of 2000 through December 31, 2002. From January 1, 2003 through March 31, 2003, we have collected $7 million of these receivable balances.

     During 2000 and 2001, we recorded net pre-tax credit provisions against receivable balances related to energy sales in California of $39 million and $29 million, respectively. As of December 31, 2001, we had a pre-tax credit provision of $68 million against receivable balances related to energy sales in the California market. During 2002, $62 million of a previously accrued credit provision for energy sales in California was reversed. The reversal resulted from collections of outstanding receivables during the period, a determination that credit risk had been reduced on the remaining outstanding receivables as a result of payments in 2002 to the Cal PX and due to the write-off of receivables as a result of a May 15, 2002 FERC order and related interpretations and a March 26, 2003 FERC order on proposed findings on refund liability, discussed below. As of December 31, 2002, we had a remaining pre-tax credit provision of $6 million against these receivable balances. We will continue to assess the collectability of these receivables based on further developments.

     FERC Refunds. In response to the filing of a number of complaints challenging the level of wholesale prices in California, the FERC initiated a staff investigation and issued a number of orders implementing a series of wholesale market reforms. In these orders, the FERC also instituted a refund proceedings, described below. Prior to proposing a methodology for calculating refunds in the refund proceeding discussed below, the FERC identified amounts charged by us for sales in California to the Cal ISO and the Cal PX for the period January 1, 2001 through June 19, 2001 as being subject to possible refunds. Accordingly, during 2001, we accrued refunds of $15 million.

     The FERC issued an order in July 2001 adopting a refund methodology and initiating a hearing schedule to determine (a) revised mitigated prices for each hour from October 2, 2000 through June 20, 2001, (b) the amount owed in refunds by each electric wholesale supplier according to the methodology and (c) the amount currently owed to each electric wholesale supplier. The FERC issued an order on March 26, 2003, adopting in most respects the proposed findings of the presiding administrative law judge that had been issued in December 2002 following a hearing to apply the refund formula. The most consequential change involved the adoption of a different methodology for determining the gas price component of the refund formula. Instead of using California gas indices, the FERC ordered the use of a proxy gas price based on producing area price indices plus the posted transportation costs. In addition, the order allows generators to petition for a reduction of the refund calculation upon a submittal to the FERC of their actual gas costs and subsequent FERC approval. Based on the proposed findings of the administrative law judge, discussed above, adjusted for the March 2003 FERC decision to revise the methodology for determining the gas price component of the formula, we estimate our refund obligation to be between $191 million and $240 million for energy sales in California (excluding the $14 million refund related to the FERC settlement in January 2003, as discussed in note 14(g)). The low range of our estimate is based on a refund calculation factoring in a reduction in the total FERC refund based on the actual cost paid for gas over the proposed proxy gas price. Our estimate of the range will be revised further as all components of the FERC order can be analyzed. We cannot currently predict whether that will result in an increase or decrease in our high and low points in the range. The high range of our estimate of the refund obligation assumes that the refund obligation is not adjusted for the actual cost paid for gas over the proposed proxy gas price. During 2002, we recorded reserves for refunds of $176 million related to energy sales in California. As discussed above, $15 million was recognized during 2001. As of December 31, 2002, our reserve for refunds related to energy sales in California is $191 million, excluding the $14 million related to the FERC settlement in January 2003, see note 14(g). The California refunds, excluding the $14 million related to the FERC settlement discussed in note 14(g), will likely be offset against unpaid amounts owed to us for our prior sales in California.

     Interest Calculation. In the fourth quarter of 2002, we recorded net interest income of $5 million based on the December 2002 findings of the presiding administrative law judge. The net interest income was estimated using the low end of the potential refund, the receivable balance outstanding, and the quarterly interest rates for the applicable time period designated by the FERC.

(i)  RELIANT ENERGY DESERT BASIN CONTINGENCY.

     One of our subsidiaries, Reliant Energy Desert Basin (REDB), sells power to Salt River Project (SRP) under a long-term power purchase agreement. Reliant Resources guarantees certain of REDB's obligations under the agreement. In the event we are downgraded to below investment grade by two major ratings agencies, SRP can request performance assurance in the form of cash or a letter of credit from REDB under the agreement or us under the guarantee. The total amount of performance assurance cannot exceed $150 million. In September 2002, following our downgrade to below investment grade by two rating agencies, SRP requested performance assurance from us and REDB in the aggregate amount of $150 million. We informed SRP that the agreement does not stipulate the amount of performance assurance required in the event of a credit downgrade. We also communicated to SRP that under prevailing market conditions and after giving effect to other factors, a letter of credit in the amount of $3 million would provide commercially reasonable assurance of REDB's ability to perform its obligations under the agreement. Accordingly, we provided SRP with a $3 million letter of credit. SRP subsequently notified us that it deemed the amount inadequate and returned the letter of credit to us. SRP has alleged that we breached the agreement by failing to provide the requested $150 million letter of credit. We have communicated to SRP that we remain of the opinion that the provision of a $3 million letter of credit fulfills the obligation of us and REDB to provide performance assurance and that SRP would be in breach of the agreement and liable to REDB for damages if it were to terminate the agreement based on our refusal to provide performance assurance in the amount of $150 million. As of March 20, 2003, neither SRP nor we have taken steps to terminate the agreement.

(j)  TOLLING AGREEMENT FOR LIBERTY'S ELECTRIC GENERATING STATION.

     The output of Liberty's electric generating station is contracted under a tolling agreement between LEP and PG&E Energy Trading-Power, L.P. (PGET) for an initial term through September 2016, with an option by PGET to extend the initial term for an additional two years. Under the tolling agreement, PGET has the exclusive right to receive all electric energy, capacity and ancillary services produced by the Liberty generating station, and PGET must pay for all fuel used by the Liberty generating station.

     The tolling agreement requires PGET to maintain guarantees, issued by entities having investment grade credit ratings, for its obligations under the tolling agreement. During 2002, several rating agencies downgraded to sub-investment grade the debt of the two guarantors of PGET, PG&E National Energy Group, Inc. and PG&E Gas Transmission Northwest Corp. Due to the fact that PGET did not post replacement security within the period required under the tolling agreement, the downgrade constitutes an event of default by PGET under the tolling agreement. The Liberty credit facility restricts the ability of LEP to terminate the tolling agreement. There is also a requirement in the Liberty credit facility that Liberty and LEP enforce all of their respective rights under the tolling agreement. Liberty and LEP have received a waiver from the lenders under the Liberty credit facility from the requirement that they enforce all of their respective rights under the tolling agreement. In return for this waiver, Liberty and LEP have agreed that for the term of the waiver, they would not be able to make draws on the working capital facility that is available under the Liberty credit facility. The current waiver expires on April 30, 2003. There is no assurance that Liberty and LEP will be able to receive an extension of this waiver. If Liberty is unable to obtain an extension to the waiver, then the lenders may claim that Liberty is in breach and, if said breach is not cured, that there is an event of default under the Liberty credit facility.

     In addition, on August 19, 2002, and September 10, 2002, PGET notified LEP that it believed LEP had violated the tolling agreement by not following PGET's instructions relating to the dispatch of the Liberty station during specified periods. The September 10, 2002 letter also claims that LEP did not timely provide PGET with certain information to make a necessary FERC filing. While LEP does not agree with PGET's interpretation of the tolling agreement regarding the dispatch issue, LEP agreed to (a) compensate PGET approximately $17,000 for the alleged damages attributable to the claims raised in the August 19, 2002 letter and (b) treat several hours of plant outages as forced outages for purposes of the tolling agreement, thereby resolving the issues raised in the August 19 letter (which compensation and treatment are not believed to be material). The tolling agreement generally provides that covenant-related defaults must be cured within 30 business days or they will (if material) result in an event of default, entitling the non-defaulting party to terminate. PGET has extended this cure period (relating to the September 10, 2002 letter) to April 11, 2003. LEP has made the necessary FERC filing and is in negotiations with PGET regarding financial settlement for this issue for approximately $1 million. Further, LEP also believes that it has settled the monetary impact of any violation relating to the dispatch issue. While there can be no assurances as to the outcome of this matter, LEP believes that it will be able to resolve the issues raised in the September 10, 2002 letter without causing an event of default under the tolling agreement. However, if LEP is unable to resolve the issues and PGET declares an event of default, then PGET would be in a position to terminate the tolling agreement. In addition to the material adverse effect such a termination would have on Liberty as discussed below, such a termination may also result in PGET drawing on the $35 million letter of credit posted by Reliant Resources on behalf of LEP under the tolling agreement.

     LEP currently receives a fixed monthly payment from PGET under the tolling agreement. If the tolling agreement is terminated, (a) LEP would need to find a power purchaser or tolling customer to replace PGET or sell the energy and/or capacity in the merchant energy market and (b) the gas transportation agreement that PGET utilizes in connection with the tolling agreement will revert to LEP, and LEP will be required to perform the obligations currently being performed by PGET under the gas transportation agreement, including the posting of $5 million in credit support.

     No assurance can be given that LEP would have sufficient cash flow to pay all of its expenses or enable Liberty to make interest and scheduled principal payments under the Liberty credit facility as they become due if the tolling agreement is terminated. The termination of the tolling agreement may cause both Liberty and LEP to seek other alternatives, including reorganization under the bankruptcy laws. We, including Orion Power, would not be in default under our current debt agreements if any of these events occur at Liberty.

     As of December 31, 2002, the combined net book value of LEP and Liberty was $425 million, excluding the non-recourse debt obligations of $268 million.

     In December 2002, we evaluated the Liberty station and the related tolling agreement for impairment. Based on our analyses, there were no impairments. The fair value of Liberty station was determined based on an income approach, using future discounted cash flows; a market approach, using acquisition multiples, including price per MW, based on publicly available data for recently completed transactions; and a replacement cost approach. If the tolling agreement is terminated and there is not a waiver from the lenders for this event of default, it is possible the lender would initiate foreclosure proceedings against LEP and Liberty. If the lenders foreclose on LEP and Liberty, we believe we could incur a pre-tax loss of an amount up to our recorded net book value with the potential of an additional loss due to an impairment of goodwill allocated to LEP as a result of the foreclosure. Under the tolling agreement, a non-defaulting party who terminates the tolling agreement is entitled to calculate its damages in accordance with specified criteria; the non-defaulting party is the only party entitled to damages. The defaulting party would be entitled to refer such damage calculation to arbitration. The institution of any arbitration could delay the receipt of such damages for an extended period of time. In addition, if PGET is the defaulting party, the payment of damages, if any, could be further delayed if PGET and one or more of the guarantors of PGET's obligations seeks protection from creditors under the bankruptcy laws. Such filings also may result in LEP receiving significantly less in damages than to which it might otherwise be entitled. In the event of a termination, if PGET is the defaulting party and LEP is entitled to the payment of damages as a result of the termination, any amounts recovered from PGET would be handled in accordance with the Liberty credit facility. The most likely result is that the damages would be paid into an account that is managed by the lenders under the credit facility and LEP would not recover any of such damages.

(15) RECEIVABLES FACILITY

     In July 2002, we entered into a receivables facility arrangement with a financial institution to sell an undivided interest in our accounts receivable and accrued unbilled revenues from residential and small commercial retail electric customers under which, on an ongoing basis, the financial institution could invest a maximum of $250 million for its interest in such receivables. In November 2002, the maximum amount of the receivables facility was reduced to $200 million. In February 2003, this was further reduced to $125 million (see below). This receivables facility expires July 2003 and may be renewed at our option and the option of the financial institution participating in the facility. If the receivables facility is not renewed on its termination date, the collections from the receivables purchased will repay the financial institution's investment and no new receivables will be purchased under the receivables facility. There can be no assurance that the financial institution participating in the receivables facility will agree to a renewal. The receivables facility may be increased to an amount greater than $200 million on a seasonal basis, subject to the availability of receivables and approval by the participating financial institution.

     We received net proceeds in an initial amount of $230 million at the inception of this receivables facility. The amount of funding available to us under the receivables facility will fluctuate based on the amount of receivables available, which in turn, is effected by seasonal changes in demand for electricity and by the performance of the receivables portfolio. As of December 31, 2002, the amount of funding outstanding under our receivables facility was $95 million.

     Pursuant to the receivables facility, we formed a qualified special purpose entity (QSPE), as a bankruptcy remote subsidiary. The QSPE was formed for the sole purpose of buying and selling receivables generated by us. The QSPE is a separate entity and its assets will be available first and foremost to satisfy the claims of its creditors. We, irrevocably and without recourse, transfer receivables to the QSPE. We continue to service the receivables and receive a fee of 0.5% of cash collected. We received total fees of $8 million for the year ended December 31, 2002. We have no servicing assets or liabilities, because servicing fees are based on actual costs associated with collection of accounts receivable. The QSPE, in turn, sells an undivided interest in these receivables to the participating financial institution. We are not ultimately liable for any failure of payment of the obligors on the receivables. We have, however, guaranteed the performance obligations of the sellers and the servicing of the receivables under the related documents.

     The two-step transaction described in the above paragraph is accounted for as a sale of receivables under the provisions of SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and as a result the related receivables are excluded from the consolidated balance sheet. Cost associated with the sale of receivables, $10 million for the year ended December 31, 2002, primarily the discount and loss on sale, is included in other expense in our statement of consolidated operations. As of December 31, 2002, $277 million of the outstanding receivables had been sold and the sales have been reflected as a reduction of accounts receivable in our consolidated balance sheet. We have notes receivable from the QSPE of approximately $170 million at December 31, 2002, which are included in the consolidated balance sheet. These notes are calculated as the amount of receivables sold to the QSPE, less the interest in the receivables sold by the QSPE to the financial institution, and the equity investment in the QSPE, which is equal to 3% of the receivables balance. At December 31, 2002, the equity investment balance was $8 million.

     The book value of the accounts receivable is offset by the amount of the allowance for doubtful accounts and customer security deposits. A discount rate of 5.40% was applied to projected cash collections over a 6-month period. Our collection experience indicated that 98% of the accounts receivables would be collected within a 6-month period.

     On December 2, 2002, we notified the financial institution under the receivables facility of two violations of certain compliance ratio tests that are considered amortization events whereby the financial institution has the right to liquidate the receivables it owns to collect the total amount outstanding under the terms of the receivables facility. On February 7, 2003, we were granted an amendment to our receivables facility and a waiver of these two compliance ratio violations from the financial institution. As part of the amendment and waiver, the size of the receivables facility was reduced from $200 million to $125 million.

     In addition, an amortization event was added that requires us to attain by February 17, 2003 either: (a) a consensual refinancing of certain credit facilities or (b) another financing commitment. We received waivers of this amortization event until March 31, 2003, at which time we refinanced certain credit facilities, see note 21(a).

(16) RELIANT ENERGY COMMUNICATIONS

     During the third quarter of 2001, management decided to exit our communications business that served as a facility-based competitive local exchange carrier and Internet services provider and owned network operations centers and managed data centers in Houston and Austin. Consequently, we determined the goodwill associated with the communications business was impaired. We recorded a total of $54 million of pre-tax disposal charges in the third and fourth quarters of 2001. These charges included the write-off of goodwill of $19 million, fixed asset impairments of $22 million, and severance accruals and other incremental costs associated with exiting the communications business, totaling $13 million.

(17) BANKRUPTCY OF ENRON CORP AND ITS AFFILIATES

     During the fourth quarter of 2001, Enron filed a voluntary petition for bankruptcy. Accordingly, we recorded a $68 million provision, comprised of provisions against 100% of receivables of $79 million and net non-trading derivative balances of $52 million, offset by our net trading and marketing liabilities to Enron of $63 million.

     The non-trading derivatives with Enron were designated as cash flow hedges (see note 7). The unrealized net gain on these derivative instruments previously reported in other comprehensive income will remain in accumulated other comprehensive loss and will be reclassified into earnings during the period in which the originally designated hedged transactions occur. During 2002, $52 million was reclassified into earnings related to these cash flow hedges.

     In early 2002, we commenced an action in the United States District Court to recover from Enron Canada Corp., the only Enron party to our netting agreement which is not in bankruptcy, the settlement amount of $78 million, which resulted from netting amounts owed by and among the five Enron parties and our applicable subsidiaries. In March 2002, the United States District Court dismissed our claim and we appealed the decision to the United States Court of Appeals for the Fifth Circuit (the Fifth Circuit). Oral arguments were heard in March 2003.

     At this time we cannot predict whether our appeal will be successful. The United States District Court, however, did determine that netting of amounts owed by and among our parties and the Enron parties was proper. This portion of the United States District Court's ruling has not been appealed. In other proceedings initiated by Enron in the Bankruptcy Court for the Southern District of New York, Enron is alleging that netting agreements, such as the one it signed with us, are unenforceable. This contention is not currently at issue in our appeal pending in the Fifth Circuit. We cannot currently predict whether Enron will contest the enforceability of its netting agreement with us, nor the outcome of such dispute. In January 2003, Enron filed a complaint in the Bankruptcy Court of Southern District New York claiming that it is owed $13 million from us and disputing the enforceability of our netting agreement. Our answer to the filed complaint is due in April 2003. We believe our netting agreement with the Enron entities is enforceable as found by the United States District Court, and will continue to defend such opinion.

(18) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of financial instruments, including cash and cash equivalents, certain short-term and long-term borrowings (excluding any fixed-rate debt and other borrowings as discussed below), trading and marketing assets and liabilities (see note 7), and non-trading derivative assets and liabilities (see note 7), are equivalent to their carrying amounts in the consolidated balance sheets. The fair values of trading and marketing assets and liabilities and non-trading derivative assets and liabilities as of December 31, 2001 and 2002 have been determined using quoted market prices for the same or similar instruments when available or other estimation techniques, see note 7.

     As of December 31, 2001, the carrying value of our fixed-rate debt of $60 million equaled the market value. The carrying value and related market value of our fixed-rate debt, excluding Liberty's fixed-rate debt of $165 million, was $599 million and $409 million, respectively, as of December 31, 2002. The market value of our fixed-rate debt is based on our incremental borrowing rates for similar types of borrowing arrangements. There was no active market for the fixed-rate Liberty debt of $165 million as of December 31, 2002. Due to our current situation with Liberty (see note 14(j)), if the holder of our fixed-rate debt of $165 million were to have tried to sell such debt instrument to a third party, the price which could have been realized could be substantially less than the face value of the debt instrument and substantially less than our carrying value as of December 31, 2002.

     As of December 31, 2002, we have floating-rate debt with a carrying value of $6.1 billion. There was no active market for our floating-rate debt obligations as of December 31, 2002. Given our current liquidity and credit situation as of December 31, 2002, if the holders of these borrowings were to have tried to sell such debt instruments to third parties, the prices which could have been realized could be substantially less than the face values of the debt instruments and substantially less than our carrying values.

(19) RESTATED UNAUDITED QUARTERLY INFORMATION

    Beginning with the quarter ended September 30, 2002, we now report all energy trading and marketing activities on a net basis in the statements of consolidated operations. For information regarding the presentation of trading and marketing activities on a net basis, see notes 2(t) and 7. The effect of the change to reporting on a net basis on previously reported quarterly information is discussed in note 1 to the table below. Accordingly, the unaudited quarterly information for the interim periods for 2001 and the interim periods ended March 31, 2002 and June 30, 2002 have been reclassified to conform to this presentation. During the third quarter of 2002, we completed the transitional impairment test for the adoption of SFAS No. 142 on our consolidated financial statements, including the review of goodwill for impairment as of January 1, 2002 (see note 6). Based on this impairment test, we recorded an impairment of our European energy segment's goodwill of $234 million, net of tax. This impairment loss was recorded retroactively as a cumulative effect of a change in accounting principle for the quarter ended March 31, 2002.

    In addition, as discussed in note 1, the consolidated financial statements for 2001 have been restated from amounts previously reported and we miscalculated the amount of hedge ineffectiveness for the first three quarters of 2002 for hedging instruments entered into prior to the adoption SFAS No. 133. In addition, we did not record the amount of ineffectiveness for any hedging instruments during the first three quarters of 2001. As a result, the unaudited quarterly information for each of the quarters in 2001 and the first three quarters of 2002 have been restated from amounts previously reported. The restatement had no impact on previously reported consolidated operating, investing and financing cash flows for 2001 or 2002. The following is a summary of the principal effects of the restatement for unaudited quarterly information for the quarters ended March 31, 2001 and 2002, June 30, 2001 and 2002, September 30, 2001 and 2002, and December 31, 2001: (Note - Those line items for which no change in amounts are shown were not affected by the restatement.)

                                                                                YEAR ENDED DECEMBER 31, 2001
                                                           ------------------------------------------------------------------
                                                                    FIRST QUARTER                      SECOND QUARTER
                                                           -------------------------------    -------------------------------
                                                                            AS PREVIOUSLY                      AS PREVIOUSLY
                                                           AS RESTATED(1)   REPORTED(1)(2)    AS RESTATED(1)   REPORTED(1)(2)
                                                           --------------   --------------    --------------   --------------
                                                                                    (IN MILLIONS)
Revenues ..............................................     $     1,223     $        1,241     $     1,367     $        1,385
Trading margins .......................................             116                116             130                130
                                                            -----------     --------------     -----------     --------------
  Total revenues ......................................           1,339              1,357           1,497              1,515
Operating income ......................................              77                 95             262                281
Income from continuing operations before income
  taxes ...............................................              79                 97             278                297
Income tax expense ....................................              28                 35             101                108
Income from continuing operations .....................              51                 62             177                189
Income from discontinued operations, net of tax .......              17                 17              39                 39
Income before cumulative effect of accounting
  change ..............................................              68                 79             216                228
Cumulative effect of accounting change, net of tax ....               3                  3              --                 --
Net income ............................................              71                 82             216                228

Basic Earnings Per Share:
  Income from continuing operations ...................     $      0.21     $         0.26     $      0.64     $         0.69
  Income from discontinued operations, net of tax .....            0.07               0.07            0.14               0.14
                                                            -----------     --------------     -----------     --------------
  Income before cumulative effect of accounting
    change ............................................            0.28               0.33            0.78               0.83
  Cumulative effect of accounting change, net of
    tax ...............................................            0.01               0.01              --                 --
                                                            -----------     --------------     -----------     --------------
    Net income ........................................     $      0.29     $         0.34     $      0.78     $         0.83
                                                            ===========     ==============     ===========     ==============

Diluted Earnings Per Share:
  Income from continuing operations ...................     $      0.21     $         0.26     $      0.64     $         0.68
  Income from discontinued operations, net of tax .....            0.07               0.07            0.14               0.14
                                                            -----------     --------------     -----------     --------------
  Income before cumulative effect of accounting
    change ............................................            0.28               0.33            0.78               0.82
  Cumulative effect of accounting change, net of
    tax ...............................................            0.01               0.01              --                 --
                                                            -----------     --------------     -----------     --------------
    Net income ........................................     $      0.29     $         0.34     $      0.78     $         0.82
                                                            ===========     ==============     ===========     ==============

                                                                                YEAR ENDED DECEMBER 31, 2001
                                                           ---------------------------------------------------------------------
                                                                     THIRD QUARTER                       FOURTH QUARTER
                                                           --------------------------------     --------------------------------
                                                                             AS PREVIOUSLY                        AS PREVIOUSLY
                                                           AS RESTATED(1)    REPORTED(1)(2)     AS RESTATED(1)    REPORTED(1)(2)
                                                           --------------    --------------     --------------    --------------
                                                                                       (IN MILLIONS)
Revenues ..............................................     $     2,330      $        2,257      $       587      $          616
Trading margins .......................................              59                  59               73                  73
                                                            -----------      --------------      -----------      --------------
  Total revenues ......................................           2,389               2,316              660                 689
Operating income (loss) ...............................             429                 356              (63)                (35)
Income (loss) from continuing operations before
  income taxes ........................................             452                 379              (54)                (26)
Income tax expense (benefit) ..........................             176                 151              (13)                 (4)
Income (loss) from continuing operations ..............             276                 228              (41)                (22)
(Loss) income from discontinued operations, net of
  tax .................................................             (14)                (14)              55                  55
Income before cumulative effect of accounting
  change ..............................................             262                 214               14                  33
Net income ............................................             262                 214               14                  33

Basic Earnings Per Share:
  Income (loss) from continuing operations ............     $      0.92      $         0.76      $     (0.14)     $        (0.08)
  (Loss) income from discontinued operations, net
    of tax ............................................           (0.05)              (0.05)            0.19                0.19
                                                            -----------      --------------      -----------      --------------
  Income before cumulative effect of accounting
    change ............................................            0.87                0.71             0.05                0.11
  Cumulative effect of accounting change, net of
    tax ...............................................              --                  --               --                  --
                                                            -----------      --------------      -----------      --------------
    Net income ........................................     $      0.87      $         0.71      $      0.05      $         0.11
                                                            ===========      ==============      ===========      ==============

Diluted Earnings Per Share:
  Income (loss) from continuing operations ............     $      0.92      $         0.76      $     (0.14)     $        (0.08)
  (Loss) income from discontinued operations, net
    of tax ............................................           (0.05)              (0.05)            0.19                0.19
                                                            -----------      --------------      -----------      --------------
  Income before cumulative effect of accounting
    change ............................................            0.87                0.71             0.05                0.11
  Cumulative effect of accounting change, net of
    tax ...............................................              --                  --               --                  --
                                                            -----------      --------------      -----------      --------------
    Net income ........................................     $      0.87      $         0.71      $      0.05      $         0.11
                                                            ===========      ==============      ===========      ==============

                                                                                 YEAR ENDED DECEMBER 31, 2002
                                                           -----------------------------------------------------------------------
                                                                     FIRST QUARTER                        SECOND QUARTER
                                                           ---------------------------------     ---------------------------------
                                                                              AS PREVIOUSLY                        AS PREVIOUSLY
                                                           AS RESTATED(1)    REPORTED(1)(2)      AS RESTATED(1)     REPORTED(1)(2)
                                                           --------------    ---------------     --------------    ---------------
                                                                                       (IN MILLIONS)
Revenues ..............................................     $     1,607      $         1,608      $     2,070     $         2,075
Trading margins .......................................              51                   51              115                 115
                                                            -----------      ---------------      -----------     ---------------
  Total revenues ......................................           1,658                1,659            2,185               2,190
General, administrative and development ...............             110                  110              166                 166
Operating income ......................................             147                  148              224                 229
Income from continuing operations before income
  taxes ...............................................             127                  128              180                 185
Income tax expense ....................................              46                   46               59                  61
Income from continuing operations .....................              81                   82              121                 124
Income from discontinued operations, net of tax .......              15                   15               54                  54
Income before cumulative effect of accounting
  change ..............................................              96                   97              175                 178
Cumulative effect of accounting change, net of tax ....            (234)                (234)              --                  --
Net (loss) income .....................................            (138)                (137)             175                 178

Basic Earnings (Loss) Per Share:
  Income from continuing operations ...................     $      0.28      $          0.29      $      0.42     $          0.43
  Income from discontinued operations, net of tax .....            0.05                 0.05             0.19                0.19
                                                            -----------      ---------------      -----------     ---------------
  Income before cumulative effect of accounting
    change ............................................            0.33                 0.34             0.61                0.62
  Cumulative effect of accounting change, net of
    tax ...............................................           (0.81)               (0.81)              --                  --
                                                            -----------      ---------------      -----------     ---------------
    Net (loss) income .................................     $     (0.48)     $         (0.47)     $      0.61     $          0.62
                                                            ===========      ===============      ===========     ===============

Diluted Earnings (Loss) Per Share:
  Income from continuing operations ...................     $      0.28      $          0.29      $      0.42     $          0.43
  Income from discontinued operations, net of tax .....            0.05                 0.05             0.18                0.18
                                                            -----------      ---------------      -----------     ---------------
  Income before cumulative effect of accounting
    change ............................................            0.33                 0.34             0.60                0.61
  Cumulative effect of accounting change, net of
    tax ...............................................           (0.81)               (0.81)              --                  --
                                                            -----------      ---------------      -----------     ---------------
    Net (loss) income .................................     $     (0.48)     $         (0.47)     $      0.60     $          0.61
                                                            ===========      ===============      ===========     ===============

                                                                              YEAR ENDED DECEMBER 31, 2002
                                                                  -----------------------------------------------------
                                                                             THIRD QUARTER
                                                                  --------------------------------
                                                                                     AS PREVIOUSLY
                                                                  AS RESTATED(1)      REPORTED(1)     FOURTH QUARTER(1)
                                                                  --------------     -------------    -----------------
Revenues ....................................................     $       5,080      $       5,091      $       1,881
Trading margins .............................................               115                115                  7
                                                                  -------------      -------------      -------------
  Total revenues ............................................             5,195              5,206              1,888
General, administrative and development .....................               207                207                160
Operating income (loss) .....................................               285                296               (172)
Income (loss) from continuing operations before income taxes                210                221               (249)
Income tax expense (benefit) ................................                95                 99                (79)
Income (loss) from continuing operations ....................               115                122               (170)
Loss from discontinued operations, net of tax ...............               (64)               (64)              (478)
Income (loss) before cumulative effect of accounting change .                51                 58               (648)
Cumulative effect of accounting change, net of tax ..........                --                 --                 --
Net income (loss) ...........................................                51                 58               (648)

Basic Earnings (Loss) Per Share:
  Income (loss) from continuing operations ..................     $        0.39      $        0.42      $       (0.59)
  Loss from discontinued operations, net of tax .............             (0.22)             (0.22)             (1.64)
                                                                  -------------      -------------      -------------
  Income (loss) before cumulative effect of accounting change              0.17               0.20              (2.23)
  Cumulative effect of accounting change, net of tax ........                --                 --                 --
                                                                  -------------      -------------      -------------
    Net income (loss) .......................................     $        0.17      $        0.20      $       (2.23)
                                                                  =============      =============      =============

Diluted Earnings (Loss) Per Share:
  Income (loss) from continuing operations ..................     $        0.39      $        0.42      $       (0.59)
  Loss from discontinued operations, net of tax .............             (0.22)             (0.22)             (1.64)
                                                                  -------------      -------------      -------------
  Income (loss) before cumulative effect of accounting change              0.17               0.20              (2.23)
  Cumulative effect of accounting change, net of tax ........                --                 --                 --
                                                                  -------------      -------------      -------------
    Net income (loss) .......................................     $        0.17      $        0.20      $       (2.23)
                                                                  =============      =============      =============

----------

(1) The amounts include the effects of the reclassification to separately present discontinued operations, as discussed in note 23. As such, the amounts shown "as previously reported" and "as restated" for each line item in continuing operations represent the portion of such line item applicable to continuing operations before and after, respectively, the effects of the restatement discussed above.

(2) Beginning with the quarter ended September 30, 2002, we now report all energy trading and marketing activities on a net basis as allowed by EITF No. 98-10. Comparative financial statements for prior periods have been reclassified to conform to this presentation. For information regarding the presentation of trading and marketing activities on a net basis, see note 2(t). Revenues, fuel and cost of gas sold expense and purchased power expense have been reclassified to conform to this presentation. Accordingly, the unaudited quarterly information for each of the interim periods for 2001 and the interim periods ended March 31, 2002 and June 30, 2002 has been reclassified to conform to this presentation. The effect on revenues was a net reduction of $7.0 billion, $6.2 billion, $6.2 billion and $4.7 billion for the interim periods ended March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001, respectively. The effect on revenues was a net reduction of $4.8 billion and $5.7 billion for the interim periods ended March 31, 2002 and June 30, 2002, respectively.

     The quarterly operating results incorporate the results of operations of Orion Power from our February 2002 acquisition date as discussed in note 5(a). The variances in revenues from quarter to quarter for 2001 and 2002 were primarily due to (a) the Orion Power acquisition (for 2002 only), (b) the seasonal fluctuations in demand for electric energy and energy services, (c) changes in energy commodity prices and (d) hedge ineffectiveness related to certain long-term forward contracts for the sale of power in the California market through December 2006 (for 2001 only). Changes in operating income (loss) and net income (loss) from quarter to quarter for 2001 and 2002 were primarily due to:

     o the seasonal fluctuations in demand for electric energy and energy services;

     o    changes in energy commodity prices;

     o    the timing of maintenance expenses on electric generation plants; and

     o    provisions related to energy sales and refunds in California.

     In addition, operating income and net income changed from quarter to quarter in 2001 by:

     o a $100 million pre-tax, non-cash charge in the first quarter of 2001 relating to the redesign of some of CenterPoint's benefits plans in anticipation of our separation;

     o write-offs recorded in the fourth quarter of 2001 related to Enron of $68 million;

     o $54 million pre-tax charges in 2001 related to exiting the communications business;

     o hedge ineffectiveness related to certain long-term forward contracts for the sale of power in the California market through December 2006;

     o a $51 million pre-tax gain in the second quarter of 2001 related to the valuation of an equity method investment in our discontinued operations (only impacted net income); and

     o a $37 million gain relating to a contract settlement in our discontinued operations in the fourth quarter of 2001 (only impacted net income).

     Also, operating income (loss) and net income (loss) changed from quarter to quarter in 2002 by:

     o    the impact of the Orion Power acquisition;

     o a $128 million accrual recorded in the third and fourth quarters of 2002 for a payment to CenterPoint;

     o a one-time $109 million pre-tax gain resulting from the amendment of certain contracts in our discontinued operations in the second quarter of 2002 (only impacted net income);

     o a $47 million pre-tax, non-cash charge in the third quarter of 2002 relating to the accounting settlement of certain benefit obligations associated with our separation from CenterPoint;

     o impairment charges of $32 million pre-tax relating to certain cost method investments ($27 million pre-tax in the fourth quarter) in 2002;

     o change in refund reserves, credit provisions and interest income (all net) of gain (loss) recognized of $33 million, $(29) million, $(15) million and $(98) million (all pre-tax) in the first, second, third and fourth quarters, respectively, during 2002 related to energy sales in the California wholesale market in 2000 and 2001 (see note 14(h));

     o costs related to plant cancellations and equipment impairments in the second and third quarters of 2002;

     o a $45 million tax accrual related to our discontinued operations in the third quarter of 2002 (only impacted net income);

     o a cumulative effect of an accounting change of $234 million, net of tax, in the first quarter of 2002 (only impacted net loss); and

     o a $482 million goodwill impairment in discontinued operations in the fourth quarter of 2002 (only impacted net loss).

(20) REPORTABLE SEGMENTS

     We have identified the following reportable segments: retail energy, wholesale energy and other operations. For descriptions of the financial reporting segments, see note 1. In February 2003, we signed a share purchase agreement to sell our European energy operations and have classified that as discontinued operations. See note 23 for further discussion. Our determination of reportable segments considers the strategic operating units under which we manage sales, allocate resources and assess performance of various products and services to wholesale or retail customers. Financial information for Orion Power and REMA are included in the segment disclosures only for periods beginning on their respective acquisition dates. Beginning in the first quarter of 2002, we began to evaluate segment performance on earnings (loss) before interest expense, interest income and income taxes (EBIT). Prior to 2002, we evaluated performance on operating income. EBIT is not defined under accounting principles generally accepted in the United States of America (GAAP), and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP and is not indicative of operating income
(loss) from operations as determined under GAAP. There were no material intersegment revenues during 2000, 2001 and 2002.

     Effective January 1, 2003, we began reporting our ERCOT generation facilities, which consists of seven power generation units at two facilities with an aggregate net generation capacity of 805 MW located in Texas, in our retail energy segment rather than our wholesale energy segment. We include our ERCOT generation facilities in our retail energy segment for segment reporting because energy from those assets is primarily used to serve retail energy segment customers. Reportable segments from prior periods have been reclassified to conform to the 2003 presentation.

     Long-lived assets include net property, plant and equipment, net goodwill, net other intangibles and equity investments in unconsolidated subsidiaries.

     Financial data for business segments, products and services and geographic areas are as follows:

                                                 RETAIL      WHOLESALE      OTHER       DISCONTINUED
                                                 ENERGY        ENERGY     OPERATIONS    OPERATIONS    ELIMINATIONS    CONSOLIDATED
                                               ----------    ----------   ----------    ------------   ------------    ------------
                                                                               (IN MILLIONS)
AS OF AND FOR THE YEAR ENDED
  DECEMBER 31, 2000:
  Revenues from external customers .........   $       65    $    2,661   $        6    $         --   $         --    $      2,732
  Trading margins ..........................           --           198           --              --             --             198
  Depreciation and amortization ............            4           108            6              --             --             118
  Operating (loss) income ..................          (69)          504          (66)             --             --             369
  Income of equity investments of
    unconsolidated subsidiaries ............           --            43           --              --             --              43
  EBIT .....................................          (69)          565          (88)             --             --             408
  Total assets .............................          417        10,480          105           2,473             --          13,475
  Equity investments in
    unconsolidated subsidiaries ............           --           109           --              --             --             109
  Expenditures for long-lived assets .......          222         2,761           57              --             --           3,040

AS OF AND FOR THE YEAR ENDED
  DECEMBER 31, 2001:
  Revenues from external customers .........          135         5,363            9              --             --           5,507
  Intersegment revenues ....................           --            13            2              --            (15)             --
  Trading margins ..........................           74           304           --              --             --             378
  Depreciation and amortization ............           13           116           42              --             --             171
  Operating (loss) income ..................          (12)          907         (190)             --             --             705
  Income of equity investments of
    unconsolidated subsidiaries ............           --             7           --              --             --               7
  EBIT .....................................          (12)          916         (167)             --             --             737
  Total assets .............................          840         7,222          645           3,349           (330)         11,726
  Equity investments in
    unconsolidated subsidiaries ............           --            88           --              --             --              88
  Expenditures for long-lived assets .......          240           535           44              --             --             819

AS OF AND FOR THE YEAR ENDED
  DECEMBER 31, 2002:
  Revenues from external customers .........        4,255         6,380            3              --             --          10,638
  Intersegment revenues ....................           48           144           --              --           (192)             --
  Trading margins ..........................          152           136           --              --             --             288
  Depreciation and amortization ............           36           327           15              --             --             378
  Operating income (loss) ..................          526            22          (64)             --             --             484
  Income of equity investments of
    unconsolidated subsidiaries ............           --            18           --              --             --              18
  EBIT .....................................          522            67          (87)             --             --             502
  Total assets .............................        2,075        12,245          916           2,729           (328)         17,637
  Equity investments in
    unconsolidated subsidiaries ............           --           103           --              --             --             103
  Expenditures for long-lived assets .......          100         3,428           77              --             --           3,605

                                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                                      ------------------------------------------
                                                                         2000            2001            2002
                                                                      ----------      ----------      ----------
                                                                                    (IN MILLIONS)
RECONCILIATION OF OPERATING INCOME TO EBIT AND EBIT TO
  NET INCOME (LOSS):
  Operating income ..............................................     $      369      $      705      $      484
  (Losses) gains from investments, net ..........................            (22)             23             (23)
  Income of equity investment of unconsolidated
    subsidiaries ................................................             43               7              18
  Other income, net .............................................             18               2              23
                                                                      ----------      ----------      ----------
  EBIT ..........................................................            408             737             502
  Interest expense ..............................................             (7)            (16)           (267)
  Interest income ...............................................             16              22              28
  Interest (expense) income - affiliated companies, net .........           (172)             12               5
                                                                      ----------      ----------      ----------
  Income from continuing operations before income taxes .........            245             755             268
  Income tax expense ............................................            102             292             121
                                                                      ----------      ----------      ----------
  Income from continuing operations .............................            143             463             147
  Income (loss) from operations of discontinued European
    energy operations ...........................................             73              79            (380)
  Income tax (benefit) expense ..................................             (7)            (18)             93
                                                                      ----------      ----------      ----------
  Income (loss) from discontinued operations ....................             80              97            (473)
                                                                      ----------      ----------      ----------
  Income (loss) before cumulative effect of accounting
    changes .....................................................            223             560            (326)
  Cumulative effect of accounting changes, net of tax ...........             --               3            (234)
                                                                      ----------      ----------      ----------
      Net income (loss) .........................................     $      223      $      563      $     (560)
                                                                      ----------      ----------      ----------

REVENUES BY PRODUCTS AND SERVICES:
  Retail energy products and services ...........................     $       65      $      135      $    4,303
  Wholesale energy and energy related sales .....................          2,661           5,376           6,524
  Energy trading margins ........................................            198             378             288
  Other .........................................................              6              11               3
  Eliminations ..................................................             --             (15)           (192)
                                                                      ----------      ----------      ----------
      Total .....................................................     $    2,930      $    5,885      $   10,926
                                                                      ----------      ----------      ----------

REVENUES AND LONG-LIVED ASSETS BY
  GEOGRAPHIC AREAS:
  REVENUES:
    United States(1) ............................................     $    2,912      $    5,908      $   10,921
    Canada(2) ...................................................             18             (23)              5
                                                                      ----------      ----------      ----------
      Total .....................................................     $    2,930      $    5,885      $   10,926
                                                                      ----------      ----------      ----------
  LONG-LIVED ASSETS:
    United States ...............................................     $    3,078      $    3,728      $    9,674
                                                                      ----------      ----------      ----------
      Total .....................................................     $    3,078      $    3,728      $    9,674
                                                                      ----------      ----------      ----------

----------

(1) For 2000, 2001 and 2002, revenues include trading margins of $180 million, $401 million and $283 million, respectively.

(2) For 2000, 2001 and 2002, revenues include trading margins of $18 million, ($23) million and $5 million, respectively.

(21) SUBSEQUENT EVENTS

(a) DOMESTIC REFINANCINGS.

     During March 2003, we refinanced our (a) $1.6 billion senior revolving credit facilities (see note 9(a)), (b) $2.9 billion 364-day Orion acquisition term loan (see note 9(a)), and (c) $1.425 billion construction agency financing commitment (see note 14(b)), and we obtained a new $300 million senior priority revolving credit facility. The refinancing combined the existing credit facilities into a $2.1 billion senior secured revolving credit facility, a $921 million senior secured term loan, and a $2.91 billion senior secured term loan. The refinanced credit facilities mature in March 2007. The $300 million senior priority revolving credit facility matures on the earlier of our acquisition of Texas Genco or December 15, 2004. The $300 million senior priority revolving credit facility is secured with a first lien on substantially all of our contractually and legally available assets. The other facilities totaling $5.93 billion are secured with a second lien on such assets. Our subsidiaries guarantee both the refinanced credit facilities and the senior priority revolving credit facility to the extent contractually and legally permitted.

     In connection with the refinancing, we were required to make a prepayment of $350 million under the senior revolving credit facility. This prepayment was made from cash on hand and is available to be reborrowed under the senior revolving credit facility. We must use the proceeds of any loans under the senior priority revolving credit facility solely to secure or prepay our ongoing commercial and trading obligations and not for other general corporate or working capital purposes. We must use the proceeds of any loans under the other senior revolving credit facility solely for working capital and other general corporate purposes. We are not permitted to use the proceeds from loans under any of these facilities to acquire Texas Genco.

     The loans under the refinanced credit facilities bear interest at LIBOR plus 4.0% or a base rate plus 3.0% and the loans under the senior priority revolving credit facility bear interest at LIBOR plus 5.5% or a base rate plus 4.5%. If the refinanced credit facilities are not permanently reduced by $500 million, $1.0 billion and $2.0 billion (cumulatively) by May 2004, 2005 and 2006, respectively, we must pay a fee ranging from 0.50% to 1.0% of the amount of the refinanced credit facilities still outstanding on each such date. Additionally, we are required to make principal prepayments on the refinanced facilities (a) of $500 million by no later than May 2006 and (b) with proceeds from certain asset sales and issuances of securities and with certain cash flows in excess of a threshold amount. Both the refinanced credit facilities and the new senior priority revolving credit facility are evidenced by the same credit agreement, which contains numerous financial, affirmative, and negative covenants. Financial covenants include maintaining a debt to earnings before interest, taxes, depreciation, amortization and rent (EBITDAR) ratio of a certain maximum amount and a EBITDAR to interest ratio of a certain minimum amount. Our March 2003 credit facilities restrict our ability to take specific actions, subject to numerous exceptions that are designed to allow for the execution of our business plans in the ordinary course, including the completion of all four of the power plants currently under construction, the preservation and optimization of all of our existing investments in the retail energy and wholesale energy businesses, the ability to provide credit support for our commercial obligations and the possible exercise of the option to acquire a majority interest in Texas Genco, and the financings related thereto. Such restrictions include our ability to (a) encumber our assets, (b) enter into business combinations or divest our assets, (c) incur additional debt or engage in sale and leaseback transactions, (d) pay dividends or prepay other debt, (e) make investments or acquisitions, (f) enter into transactions with affiliates,
(g) make capital expenditures, (h) materially change our business, (i) amend our debt and other material agreements, (j) issue, sell or repurchase our capital stock, (k) allow distributions from our subsidiaries and (l) engage in certain types of trading activities. These covenants are not anticipated to materially restrict our ability to borrow funds or obtain letters of credit under the refinanced credit facilities or the senior priority credit facility. We must be in compliance with each of the covenants before we can borrow under the revolving credit facilities. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in us being required to repay these borrowings before their due date.

     In connection with our March 2003 refinancing, we issued to the lenders warrants to acquire shares of our common stock that would represent 6.5% of our outstanding shares effective as of March 28, 2003 on a fully-diluted basis (after giving effect to such warrants). The exercise prices of the warrants are based on average market prices of our common stock during specified periods in proximity to the refinancing date. Of this 6.5%, warrants equal to 2.5% vested in March 2003, 2% will vest if the refinanced credit facilities have not been reduced by an aggregate of $1.0 billion by May 2005 and the remaining 2% will vest if the refinanced credit facilities have not been reduced by an aggregate of $2.0 billion by May 2006. The warrants are exercisable for a period of five years from the date they become vested.

     We incurred approximately $150 million in financing costs (which excludes $15 million to be paid at maturity) and expensed approximately $33 million (of which $11 million was expensed in 2002 and $22 million was expensed in 2003) in fees and other costs related to our refinancing efforts.

(b) PRICE TO BEAT FUEL FACTOR ADJUSTMENT.

     In March 2003, the PUCT approved our request to increase the price to beat fuel factor for residential and small commercial customers based on a 23.4% increase in the price of natural gas from our previous increase in December 2002. The approved increase was based on a 10 trading-day, average forward 12-month natural gas price of $4.956 per MMbtu (one million British thermal units). The increase represents an 8.2% increase in the total bill of a residential customer using an average 12,000 kilowatt hours per year. For additional information regarding the current price to beat fuel factor, see note 14(e).

(c) INTEREST RATE CAPS.

     During January 2003, we purchased three-month LIBOR interest rate caps to hedge our future floating rate risk associated with various credit facilities. We have hedged $4.0 billion for the period from July 1 to December 31, 2003, $3.0 billion for 2004 and $1.5 billion for 2005. The LIBOR interest rates are capped at a weighted average rate of 2.06% for the period from July 1 to December 31, 2003, 3.18% for 2004 and 4.35% for 2005. These interest rate caps qualify for hedge accounting under SFAS No. 133 with any changes in fair market value recorded to other comprehensive income (loss).

(d) CASH COLLATERALIZED LETTER OF CREDIT FACILITY.

     In January 2003, we entered into a $200 million cash-secured, revolving letter of credit facility with a financial institution. Outstanding letters of credit are required to be 103% cash collateralized. Under the facility, letters of credit may be issued until January 29, 2004 and may remain outstanding until January 29, 2005. The facility is not cross-defaulted to any other facility. The facility agreement contains certain limited affirmative and negative covenants, but no financial covenants. This letter of credit facility is subject to monthly letter of credit and unused lines fees that are calculated on the outstanding letters of credit and the unused commitment, respectively.

(22) ADOPTION OF SFAS NO. 143 AND PRO FORMA INFORMATION

     On January 1, 2003, we adopted the provisions of SFAS No. 143. SFAS No. 143 requires the fair value of a liability for an asset retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statement of operations in the period of adoption. Prior to the adoption of SFAS No. 143, we recorded asset retirement obligations in connection with certain business combinations. These obligations were recorded at their undiscounted estimated fair values on the dates of acquisition. Our asset retirement obligations primarily relate to future dismantlement of power plants on leased property and environmental obligations related to ash disposal site closures in our wholesale energy segment. The impact of the adoption of SFAS No. 143 effective January 1, 2003 resulted in a gain of $19 million, net of tax of $10 million, or $0.06 per share, as a cumulative effect of an accounting change in our statement of consolidated operations for the three months ended March 31, 2003. Included in the gain is $16 million, net of tax of $8 million, related to our European energy operations, which are now reported as discontinued operations.

     The adoption of SFAS No. 143 for our continuing operations resulted in a January 1, 2003 cumulative effect of an accounting change to record (a) a $6 million increase in the carrying values of property, plant and equipment, (b) a $1 million increase in accumulated depreciation of property, plant and equipment, (c) a $1 million decrease in asset retirement obligations and (d) a $3 million increase in deferred income tax liabilities. The net impact of these items was to record a gain of $3 million, net of tax, as a cumulative effect of an accounting change in our results of continuing operations upon adoption on January 1, 2003.

     The following unaudited pro forma financial information has been prepared to give effect to the adoption of SFAS No. 143 as if it had been adopted on January 1, 2000:

                                                                               YEAR ENDED DECEMBER 31,
                                                                      ------------------------------------------
                                                                         2000            2001            2002
                                                                      ----------      ----------      ----------
                                                                                    (IN MILLIONS)
Income from continuing operations, as reported ..................     $      143      $      463      $      147
Pro forma adjustments to reflect retroactive adoption of
  SFAS No. 143 ..................................................             (2)             (1)             (1)
                                                                      ----------      ----------      ----------
Pro forma income from continuing operations .....................     $      141      $      462      $      146
                                                                      ==========      ==========      ==========

                                                                                YEAR ENDED DECEMBER 31,
                                                                      ------------------------------------------
                                                                         2000            2001            2002
                                                                      ----------      ----------      ----------
                                                                                    (IN MILLIONS)
Income (loss) before cumulative effect of accounting
  changes, as reported ..........................................     $      223      $      560      $     (326)
Pro forma adjustments to reflect retroactive adoption of
  SFAS No. 143 ..................................................             (2)             (1)             (1)
                                                                      ----------      ----------      ----------
Pro forma income (loss) before cumulative effect of
  accounting changes ............................................     $      221      $      559      $     (327)
                                                                      ==========      ==========      ==========

                                                                               YEAR ENDED DECEMBER 31,
                                                                      ------------------------------------------
                                                                         2000            2001            2002
                                                                      ----------      ----------      ----------
                                                                                     (IN MILLIONS)
Net income (loss), as reported ..................................     $      223      $      563      $     (560)
Pro forma adjustments to reflect retroactive adoption of
  SFAS No. 143 ..................................................             (2)             (1)             (1)
                                                                      ----------      ----------      ----------
Pro forma net income (loss) .....................................     $      221      $      562      $     (561)
                                                                      ==========      ==========      ==========

                                                                                   YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------------------------
                                                                             2001                            2002
                                                                 ---------------------------     ----------------------------
                                                                 AS REPORTED      PRO FORMA      AS REPORTED       PRO FORMA
                                                                 -----------     -----------     -----------      -----------
Basic earnings per share from continuing operations ........     $      1.67     $      1.67     $      0.51      $      0.50
Basic earnings (loss) per share before cumulative
  effect of accounting changes .............................            2.02            2.02           (1.12)           (1.13)
Basic earnings (loss) per share ............................            2.03            2.03           (1.93)           (1.94)

Diluted earnings per share from continuing
  operations ...............................................     $      1.67     $      1.67     $      0.50      $      0.49
Diluted earnings (loss) per share before
  cumulative effect of accounting changes ..................            2.02            2.02           (1.12)           (1.13)
Diluted earnings (loss) per share ..........................            2.03            2.03           (1.92)           (1.93)

     The following table presents the detail of our asset retirement obligations for continuing operations, which are included in other long-term liabilities in our consolidated balance sheet as if SFAS No. 143 had been adopted on January 1, 2000 (in millions):

                                                                         2000           2001           2002
                                                                      ----------     ----------     ----------
Balance, beginning of year ......................................     $        3     $        6     $        7
Acquisition .....................................................              3             --              2
Accretion expense ...............................................             --              1              1
Liabilities incurred ............................................             --             --              1
                                                                      ----------     ----------     ----------
Balance, end of year ............................................     $        6     $        7     $       11
                                                                      ==========     ==========     ==========

(23) DISCONTINUED OPERATIONS - SALE OF OUR EUROPEAN ENERGY OPERATIONS

     In February 2003, we signed an agreement to sell our European energy operations to N.V. Nuon (Nuon), a Netherlands-based electricity distributor. Upon consummation of the sale, we expect to receive cash proceeds from the sale of approximately $1.2 billion (Euro 1.1 billion). As additional contingent consideration for the sale, we will also receive 90% of the dividends and other distributions in excess, if any, of approximately $120 million (Euro 110 million) paid by NEA B.V. (NEA) to Reliant Energy Power Generation Benelux, N.V. (REPGB) following the consummation of the sale. The purchase price payable at closing assumes that our European energy operations will have, on the sale consummation date, net cash of at least $126 million (Euro 115 million). If the amount of net cash is less on such date, the purchase price will be reduced accordingly. The sales price is denominated in Euros; however, we have hedged our foreign currency exposure of our net investment in our European energy operations. See below for further discussion of the hedges.

     We intend to use the cash proceeds from the sale first to prepay the Euro 600 million bank term loan borrowed by Reliant Energy Capital (Europe), Inc.
(RECE) to finance a portion of the original acquisition costs of our European energy operations. The maturity date of the credit facility, which originally was scheduled to mature in March 2003, has been extended, as described below. If we exercise the option to acquire Texas Genco in 2004, we intend to use the remaining cash proceeds of approximately $0.5 billion (Euro 0.5 billion) to partially fund the exercise of this option (see note 4(b)). However, if we elect not to exercise the option, we must use the remaining cash proceeds to prepay debt.

     The sale is subject to the approval of the Dutch competition authority. The German competition authority approved the sale on May 5, 2003. We anticipate that the consummation of the sale will occur in the summer of 2003. No assurance can be given that we will obtain the approval of the Dutch competition authority or that such approval can be obtained in a timely manner.

     We recognized an estimated loss on disposition of $384 million in the first quarter of 2003 in connection with the anticipated sale. We do not anticipate that there will be a Dutch or United States income tax benefit realized by us as a result of this loss. This loss represents an estimate and could change based on (a) changes in the foreign currency exchange rate from March 31, 2003 to the date of sale, (b) changes in intercompany balances from March 31, 2003 to the date of sale and (c) other various facts. We will recognize contingent payments, if any (as discussed above), in earnings upon receipt. In the first quarter of 2003, we began to report the results of our European energy operations as discontinued operations in accordance with SFAS No. 144 and accordingly reclassified amounts for the previous periods.

     In estimating the fair value of our European energy segment for our annual impairment test on November 1, 2002, we considered the sales price in the agreement with Nuon. We concluded that the sales price reflects the best estimate of fair value of our European energy segment as of November 1, 2002, to use in our annual impairment test. Based on our annual impairment test, we determined that an impairment of the full amount of our European energy segment's net goodwill of $482 million should be recorded in the fourth quarter of 2002 and is reflected as a component of discontinued operations. For information regarding the goodwill impairment of our European energy segment recognized in the first quarter of 2002 of $234 million, see note 6.

     In February 2000, one of our subsidiaries, RECE, established a Euro 600 million term loan facility that was to terminate in March 2003. At December 31, 2001 and 2002, $534 million and $630 million, respectively, under this facility was outstanding and is included in liabilities of discontinued operations in our consolidated balance sheets. The facility bore interest at the inter-bank offered rate for Euros (EURIBOR) plus 1.25%. This facility is secured by a pledge of the shares of REPGB's indirect holding company. Borrowings under this facility are non-recourse to Reliant Resources. This facility contains affirmative and negative covenants, including a negative pledge.

     In March 2003, we reached an agreement with our lenders to extend the maturity date of the Euro 600 million bank term loan facility of RECE, originally scheduled to mature on March 3, 2003. Based on the terms of the extension, we will repay this term loan on the first to occur of (a) completion of the above mentioned sale of our European energy operations to Nuon, (b) December 31, 2003 and (c) the earlier of the maturity dates of the two REPGB facilities, which are both July 2003, as they may be extended. If the sale of our European energy operations does not occur prior to July 2003, we will be required to repay this term loan in July 2003 unless prior to that date we are able to obtain an extension of REPGB's credit facilities. If the sale of our European energy operations does not close prior to the maturity of these facilities, REPGB anticipates extending these credit facilities.

     In order to extend the Euro 600 million facility, we provided the following additional security to the lenders:

     o    a guarantee of the facility from Reliant Energy Europe, Inc.;

     o security over certain intercompany payables from our European energy operations (a portion of which will be repaid at consummation of the sale) and the bank accounts into which Nuon will deposit the cash proceeds of the sale; and

     o a pledge of 65% of the shares in Reliant Energy Europe B.V., the holding company of our European energy operations, which pledge will be released upon the consummation of the sale.

     In addition, we agreed to increase the interest rate under this credit facility to EURIBOR plus a margin of 4.0% per year, 2.0% of which is payable monthly and 2.0% of which will be paid in the event that the sale of our European energy operations to Nuon does not occur. We pre-funded interest under the facility through a security account, initially in an amount of approximately $18 million (Euro 17 million) and, thereafter, we will replenish this account in an amount equal to at least two months' interest under the facility. This extension requires RECE to maintain an interest coverage ratio of not less than
4.50 to 1.00 and provides that capital expenditures may not exceed Euro 41.3 million (approximately $45 million) during the year ending December 31, 2003.

     The REPGB credit facilities consist of (a) a Euro 184 million (approximately $202 million) 364-day revolving credit facility and (b) a three-year letter of credit facility for $420 million, both scheduled to expire in July 2003. The revolving credit facility contains an option that allows REPGB to utilize up to Euro 100 million (approximately $109 million) for letters of credit. Under the two facilities, there is no recourse to Reliant Resources.

     At December 31, 2001 and 2002, there was $155 million and $0, respectively, outstanding under the 364-day revolving credit facility. At December 31, 2001 and 2002, there were $0 and $18 million, respectively, of letters of credit outstanding under the 364-day revolving credit facility. At December 31, 2001 and 2002, under the $420 million letter of credit facility, letters of credit of $272 million and $355 million, respectively, were outstanding under the facility.

     Additional outstanding long-term indebtedness of REPGB of $61 million and $38 million at December 31, 2001 and 2002, respectively, consisted primarily of medium term notes and loans maturing through 2006. This debt is unsecured and non-recourse to Reliant Resources.

     With the closing of the sale to Nuon, the REPGB bank facilities and debt will remain the obligations of REPGB.

     In March 2003, we adjusted the hedge of our net investment in our European energy operations to Euro 1.5 billion by selling foreign currency options of Euro 400 million and purchasing Euro 520 million of foreign currency options which expire in June 2003.

Assets and liabilities related to discontinued operations were as follows:

                                                                               DECEMBER 31, 2001      DECEMBER 31, 2002
                                                                               -----------------      -----------------
                                                                                            (IN MILLIONS)
CURRENT ASSETS:
  Cash and cash equivalents ..............................................     $              20      $             112
  Accounts and notes receivable and accrued unbilled revenues, principally
    customer, net ........................................................                   425                    377
  Other current assets ...................................................                   228                    164
                                                                               -----------------      -----------------
    Total current assets .................................................                   673                    653
                                                                               -----------------      -----------------
PROPERTY, PLANT AND EQUIPMENT, NET .......................................                 1,450                  1,647
OTHER ASSETS:
  Stranded costs indemnification receivable ..............................                   204                    203
  Investment in NEA ......................................................                   299                    210
  Other ..................................................................                   723                     16
                                                                               -----------------      -----------------
    Total long-term assets ...............................................                 2,676                  2,076
                                                                               -----------------      -----------------
    Total Assets .........................................................     $           3,349      $           2,729
                                                                               =================      =================

CURRENT LIABILITIES:
  Current portion of long-term debt and short-term borrowings ............     $             227      $             631
  Accounts payable, principally trade ....................................                   140                    306
  Other current liabilities ..............................................                   290                    147
                                                                               -----------------      -----------------
    Total current liabilities ............................................                   657                  1,084
                                                                               -----------------      -----------------
OTHER LIABILITIES:
  Trading and marketing and non-trading derivative liabilities, including
    stranded costs liability .............................................                   536                    363
  Other liabilities ......................................................                   320                    348
                                                                               -----------------      -----------------
    Total other liabilities ..............................................                   856                    711
                                                                               -----------------      -----------------
LONG-TERM DEBT ...........................................................                   573                     37
                                                                               -----------------      -----------------
    Total long-term liabilities ..........................................                 1,429                    748
                                                                               -----------------      -----------------
    Total Liabilities ....................................................     $           2,086      $           1,832
                                                                               =================      =================
Accumulated other comprehensive (loss) income ............................     $             (92)     $              39
                                                                               =================      =================

Revenues and pre-tax income (loss) related to discontinued operations were as follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------------
                                                                    2000           2001           2002
                                                                 ----------     ----------     ----------
                                                                              (IN MILLIONS)
Revenues ...................................................     $      545     $      614     $      632
Income (loss) before income tax expense/benefit ............             73             79           (380)



                                      * * *

(24) SUPPLEMENTAL GUARANTOR INFORMATION

      For the $1.1 billion senior secured notes to be issued in July 2003, certain of our wholly-owned subsidiaries are (a) full and unconditional guarantors, jointly and severally, (b) limited guarantors or (c) non-guarantors.

      The primary guarantors are: Reliant Energy Aurora, LP; Reliant Energy California Holdings, LLC; Reliant Energy Electric Solutions, LLC; Reliant Energy Northeast Holdings, Inc.; Reliant Energy Power Generation, Inc.; Reliant Energy Retail Holdings, LLC; Reliant Energy Retail Services, LLC; Reliant Energy Services, Inc.; Reliant Energy Shelby County II, LP and Reliant Energy Solutions, LLC.

      Orion Power Holdings, Inc. is the only limited guarantor. Orion Power Holdings, Inc. and its subsidiaries were acquired in February 2002.

      The primary non-guarantors are: Astoria Generating Company, LP; Erie Boulevard Hydropower, L.P.; Liberty Electric PA, LLC; Liberty Electric Power, LLC; Orion Power Capital, LLC; Orion Power MidWest, LP; Orion Power MidWest LP, LLC; Orion Power New York, LP; Orion Power New York LP, LLC; Reliant Energy Capital (Europe), Inc.; Reliant Energy Channelview L.P.; Reliant Energy Europe, Inc.; Reliant Energy Trading & Marketing, B.V.; Reliant Energy Mid-Atlantic Power Holdings, LLC; Reliant Energy New Jersey Holdings, LLC; Reliant Energy Power Generation Benelux, N.V.; Reliant Energy UNA B.V.; Reliant Energy Wholesale (Europe), C.V. and Reliant Energy Wholesale (Europe) Holdings II, C.V.

      Reliant Resources was incorporated in August 2000 with 1,000 shares of common stock, which were owned by Reliant Energy. Effective December 31, 2000, Reliant Energy consolidated its unregulated operations under Reliant Resources. CenterPoint or its subsidiaries transferred certain subsidiaries and its wholesale power generation businesses, its unregulated retail electric operations, its communications business and most of its other unregulated businesses to Reliant Resources. In addition, corporate support and executive officers transferred to Reliant Resources on January 1, 2001. As such, condensed financial information has not been presented for Reliant Resources for 2000 and the related carve-out adjustments are reflected in the eliminations and reclassifications column.

      The following condensed consolidating financial information presents supplemental information for the indicated groups as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002:

Condensed Consolidating Statements of Operations.

                                                                                  YEAR ENDED DECEMBER 31, 2000
                                                             ----------------------------------------------------------------------
                                                                                                     ELIMINATIONS,
                                                                                                   RECLASSIFICATIONS
                                                              RELIANT                    NON-        AND CARVE-OUT
                                                             RESOURCES   GUARANTORS   GUARANTORS     ADJUSTMENTS(1)    CONSOLIDATED
                                                             ---------   ----------   ----------   -----------------   ------------
                                                                                         (IN MILLIONS)
Revenues ..................................................   $    --     $ 2,348      $   484          $  (100)         $ 2,732
Trading margins ...........................................        --         180           18               --              198
                                                              -------     -------      -------          -------          -------
  Total ...................................................        --       2,528          502             (100)           2,930
                                                              -------     -------      -------          -------          -------
Fuel and cost of gas sold .................................        --         820          109              (18)             911
Purchased power ...........................................        --       1,028           --             (102)             926
Operation and maintenance .................................        --         203          113               20              336
General, administrative and development ...................        --         241           18               11              270
Depreciation and amortization .............................        --          78           39                1              118
                                                              -------     -------      -------          -------          -------
  Total ...................................................        --       2,370          279              (88)           2,561
                                                              -------     -------      -------          -------          -------
Operating income (loss) ...................................        --         158          223              (12)             369
                                                              -------     -------      -------          -------          -------
Losses from investments, net ..............................        --         (22)          --               --              (22)
Income of equity investments of unconsolidated
  subsidiaries ............................................        --          43           --               --               43
Income of equity investments of consolidated
  subsidiaries ............................................                   122           --             (122)              --
Gain on sale of development project .......................        --          18           --               --               18
Other, net ................................................        --          (1)           1               --               --
Interest expense ..........................................        --          (6)          (1)              --               (7)
Interest income ...........................................        --          12            4               --               16
Interest expense - affiliated companies, net ..............        --         (31)        (141)              --             (172)
                                                              -------     -------      -------          -------          -------
  Total other income (expense) ............................        --         135         (137)            (122)            (124)
                                                              -------     -------      -------          -------          -------
Income from continuing operations before income taxes .....        --         293           86             (134)             245
Income tax expense (benefit) ..............................        --          64           43               (5)             102
                                                              -------     -------      -------          -------          -------
Income from continuing operations .........................        --         229           43             (129)             143
                                                              -------     -------      -------          -------          -------
Income from operations of discontinued European
  energy operations .......................................        --           2           71               --               73
Income tax expense (benefit) ..............................        --           1           (8)              --               (7)
                                                              -------     -------      -------          -------          -------
Income from discontinued operations .......................        --           1           79               --               80
                                                              -------     -------      -------          -------          -------
Net income ................................................   $    --     $   230      $   122          $  (129)         $   223
                                                              =======     =======      =======          =======          =======

                                                                                  YEAR ENDED DECEMBER 31, 2001
                                                             ----------------------------------------------------------------------
                                                                                                     ELIMINATIONS
                                                                                                         AND
                                                              RELIANT                    NON-      RECLASSIFICATIONS
                                                             RESOURCES   GUARANTORS   GUARANTORS         (1)           CONSOLIDATED
                                                             ---------   ----------   ----------   -----------------   ------------
                                                                                         (IN MILLIONS)
Revenues ...................................................  $    --     $ 5,083      $   596          $  (172)         $ 5,507
Trading margins ............................................       --         402          (23)              (1)             378
                                                              -------     -------      -------          -------          -------
  Total ....................................................       --       5,485          573             (173)           5,885
                                                              -------     -------      -------          -------          -------
Fuel and cost of gas sold ..................................       --       1,475          191              (90)           1,576
Purchased power ............................................       --       2,580           --              (82)           2,498
Operation and maintenance ..................................       --         260          184               20              464
General, administrative and development ....................      102         285          105              (21)             471
Depreciation and amortization ..............................        2         116           53               --              171
                                                              -------     -------      -------          -------          -------
  Total ....................................................      104       4,716          533             (173)           5,180
                                                              -------     -------      -------          -------          -------
Operating (loss) income ....................................     (104)        769           40               --              705
                                                              -------     -------      -------          -------          -------
Gains from investments, net ................................       --          23           --               --               23
Income of equity investments of unconsolidated
  subsidiaries .............................................       --           7           --               --                7
Income of equity investments of consolidated
  subsidiaries .............................................      567          36           --             (603)              --
Other, net .................................................       --          --            2               --                2
Interest expense ...........................................      (10)         --           (6)              --              (16)
Interest income ............................................       --          19            3               --               22
Interest income (expense) - affiliated companies, net ......      129          35         (152)              --               12
                                                              -------     -------      -------          -------          -------
  Total other income (expense) .............................      686         120         (153)            (603)              50
                                                              -------     -------      -------          -------          -------
Income (loss) from continuing operations before
  income taxes .............................................      582         889         (113)            (603)             755
Income tax expense (benefit) ...............................        9         323          (40)              --              292
                                                              -------     -------      -------          -------          -------
Income (loss) from continuing operations ...................      573         566          (73)            (603)             463
                                                              -------     -------      -------          -------          -------
(Loss) income from operations of discontinued
  European energy operations ...............................      (16)         (2)          97               --               79
Income tax benefit .........................................       (6)         --          (12)              --              (18)
                                                              -------     -------      -------          -------          -------
(Loss) income from discontinued operations .................      (10)         (2)         109               --               97
                                                              -------     -------      -------          -------          -------
Income before cumulative effect of accounting change .......      563         564           36             (603)             560
Cumulative effect of accounting change, net of tax .........       --           3           --               --                3
                                                              -------     -------      -------          -------          -------
Net income .................................................  $   563     $   567      $    36          $  (603)         $   563
                                                              =======     =======      =======          =======          =======

                                                                             YEAR ENDED DECEMBER 31, 2002
                                                   ---------------------------------------------------------------------------------
                                                                                                       ELIMINATIONS
                                                                                                            AND
                                                    RELIANT                   ORION        NON-      RECLASSIFICATIONS
                                                   RESOURCES   GUARANTORS     POWER     GUARANTORS          (1)         CONSOLIDATED
                                                   ---------   ----------   ---------   ----------   -----------------  ------------
                                                                                    (IN MILLIONS)
Revenues ......................................... $     --     $  9,506     $     --    $  1,744        $   (612)        $ 10,638
Trading margins ..................................       --          279           --           9              --              288
                                                   --------     --------     --------    --------        --------         --------
  Total ..........................................       --        9,785           --       1,753            (612)          10,926
                                                   --------     --------     --------    --------        --------         --------
Fuel and cost of gas sold ........................       --          728           --         616            (258)           1,086
Purchased power ..................................       --        7,704           --          71            (354)           7,421
Accrual for payment to CenterPoint Energy, Inc. ..       --          128           --          --              --              128
Operation and maintenance ........................       --          336           --         424              26              786
General, administrative and development ..........       39          503           10         117             (26)             643
Impairment of goodwill (2) .......................       --           --           --         337            (337)              --
Depreciation and amortization ....................       15          150           --         213              --              378
                                                   --------     --------     --------    --------        --------         --------
  Total ..........................................       54        9,549           10       1,778            (949)          10,442
                                                   --------     --------     --------    --------        --------         --------
Operating (loss) income ..........................      (54)         236          (10)        (25)            337              484
                                                   --------     --------     --------    --------        --------         --------
Losses from investments, net .....................       --          (23)          --          --              --              (23)
Income of equity investments of unconsolidated
  subsidiaries ...................................       --           18           --          --              --               18
Loss of equity investments of consolidated
  subsidiaries ...................................     (524)        (820)        (230)         --           1,574               --
Other, net .......................................       --           22           --          --               1               23
Interest expense .................................     (116)          (2)         (39)       (110)             --             (267)
Interest income ..................................        9           12            1           7              (1)              28
Interest income (expense) - affiliated
  companies, net .................................      106           43           --        (144)             --                5
                                                   --------     --------     --------    --------        --------         --------
  Total other expense ............................     (525)        (750)        (268)       (247)          1,574             (216)
                                                   --------     --------     --------    --------        --------         --------
(Loss) income from continuing operations
  before income taxes ............................     (579)        (514)        (278)       (272)          1,911              268
Income tax (benefit) expense .....................      (19)         139          (21)         22              --              121
                                                   --------     --------     --------    --------        --------         --------
(Loss) income from continuing operations .........     (560)        (653)        (257)       (294)          1,911              147
                                                   --------     --------     --------    --------        --------         --------
Income (loss) from operations of discontinued
  European energy operations .....................       --           76           --        (456)             --             (380)
Income tax expense ...............................       --           27           --          66              --               93
                                                   --------     --------     --------    --------        --------         --------
Income (loss) from discontinued operations .......       --           49           --        (522)             --             (473)
                                                   --------     --------     --------    --------        --------         --------
Loss before cumulative effect of accounting
  changes ........................................     (560)        (604)        (257)       (816)          1,911             (326)
Cumulative effect of accounting changes, net
  of tax .........................................       --           --           --        (234)             --             (234)
                                                   --------     --------     --------    --------        --------         --------
Net loss ......................................... $   (560)    $   (604)    $   (257)   $ (1,050)       $  1,911         $   (560)
                                                   ========     ========     ========    ========        ========         ========

-------------
(1) These amounts relate to either (a) eliminations recorded in the normal consolidation process, (b) reclassifications recorded due to differences in classifications at the subsidiary levels compared to the consolidated level or (c) carve-out adjustments in 2000 (as discussed above).

(2) SFAS No. 142 requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have elected to perform our annual test for indications of goodwill impairment as of November 1, in conjunction with our annual planning process. Based on Orion Power and its subsidiaries' annual impairment test as of November 1, 2002, Orion Power's subsidiaries' goodwill was impaired by $337 million. This impairment loss was eliminated from Reliant Resources and its subsidiaries' consolidated financial statements, as goodwill was not impaired at the higher-level reporting unit.

Condensed Consolidating Balance Sheets.

                                                                                       DECEMBER 31, 2001
                                                             ----------------------------------------------------------------------
                                                                                                     ELIMINATIONS
                                                                                                         AND
                                                              RELIANT                    NON-      RECLASSIFICATIONS
                                                             RESOURCES   GUARANTORS   GUARANTORS         (1)           CONSOLIDATED
                                                             ---------   ----------   ----------   -----------------   ------------
                                                                                         (IN MILLIONS)
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ................................ $      1     $     68     $     29        $     --          $     98
  Restricted cash ..........................................       --           --          167              --               167
  Accounts and notes receivable, principally
    customer, net ..........................................       --          707          252              --               959
  Accounts and notes receivable - affiliated companies .....      758          860          303          (1,506)              415
  Inventory ................................................       --           70           87              --               157
  Trading and marketing assets .............................       --          800          142              --               942
  Non-trading derivative assets ............................       --          112          249              --               361
  Other current assets .....................................        2          417          111             (95)              435
  Current assets of discontinued operations ................       --           32          641              --               673
                                                             --------     --------     --------        --------          --------
      Total current assets .................................      761        3,066        1,981          (1,601)            4,207
                                                             --------     --------     --------        --------          --------
Property, plant and equipment, gross .......................       66        1,916        1,292              --             3,274
Accumulated depreciation ...................................       (7)         (95)         (64)             --              (166)
                                                             --------     --------     --------        --------          --------
PROPERTY, PLANT AND EQUIPMENT, NET .........................       59        1,821        1,228              --             3,108
                                                             --------     --------     --------        --------          --------
OTHER ASSETS:
  Goodwill, net ............................................       --          211            5              --               216
  Other intangibles, net ...................................       --          111          204              --               315
  Notes receivable - affiliated companies ..................    2,537        2,039          354          (4,900)               30
  Equity investments in unconsolidated subsidiaries ........       --           88           --              --                88
  Equity investments in consolidated subsidiaries ..........    2,752          702           --          (3,454)               --
  Trading and marketing assets .............................       --          371           13              --               384
  Non-trading derivative assets ............................       --          100          150              --               250
  Other long-term assets ...................................       54          315          154             (71)              452
  Long-term assets of discontinued operations ..............       --           --        2,676              --             2,676
                                                             --------     --------     --------        --------          --------
      Total other assets ...................................    5,343        3,937        3,556          (8,425)            4,411
                                                             --------     --------     --------        --------          --------
      TOTAL ASSETS ......................................... $  6,163     $  8,824     $  6,765        $(10,026)         $ 11,726
                                                             ========     ========     ========        ========          ========

        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt and short-term
    borrowings ............................................. $     --     $     --     $     94        $     --          $     94
  Accounts payable, principally trade ......................       78          538          246              --               862
  Accounts and notes payable - affiliated companies ........       --          658          857          (1,515)               --
  Trading and marketing liabilities ........................       --          654          146              --               800
  Non-trading derivative liabilities .......................       --          225          103              --               328
  Other current liabilities ................................       26          281          145             (95)              357
  Current liabilities of discontinued operations ...........       --           52          605              --               657
                                                             --------     --------     --------        --------          --------
      Total current liabilities ............................      104        2,408        2,196          (1,610)            3,098
                                                             --------     --------     --------        --------          --------
OTHER LIABILITIES:
  Notes payable - affiliated companies .....................       --        2,885        2,006          (4,891)               --
  Trading and marketing liabilities ........................       --          285           15              --               300
  Non-trading derivative liabilities .......................       --          299           16              --               315
  Other long-term liabilities ..............................       75          195          106             (71)              305
  Long-term liabilities of discontinued operations .........       --           --        1,429              --             1,429
                                                             --------     --------     --------        --------          --------
      Total other liabilities ..............................       75        3,664        3,572          (4,962)            2,349
                                                             --------     --------     --------        --------          --------
LONG-TERM DEBT .............................................       --           --          295              --               295
                                                             --------     --------     --------        --------          --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY .......................................    5,984        2,752          702          (3,454)            5,984
                                                             --------     --------     --------        --------          --------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ......... $  6,163     $  8,824     $  6,765        $(10,026)         $ 11,726
                                                             ========     ========     ========        ========          ========

                                                                                  DECEMBER 31, 2002
                                                   ---------------------------------------------------------------------------------
                                                                                                       ELIMINATIONS
                                                                                                            AND
                                                    RELIANT                   ORION        NON-      RECLASSIFICATIONS
                                                   RESOURCES   GUARANTORS     POWER     GUARANTORS          (1)         CONSOLIDATED
                                                   ---------   ----------   ---------   ----------   -----------------  ------------
                                                                                    (IN MILLIONS)
                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ....................... $    657    $    403    $      6     $     49        $     --         $  1,115
  Restricted cash .................................       --          --          --          213              --              213
  Accounts and notes receivable, principally
    customer, net .................................      121         917          46          231              --            1,315
  Accounts and notes receivable - affiliated
    companies .....................................      817         853          --          405          (2,075)              --
  Inventory .......................................       --         134          --          146              --              280
  Trading and marketing assets ....................       --         594          --           42              --              636
  Non-trading derivative assets ...................       --         297          --           48              --              345
  Other current assets ............................       21         353           1          177             (38)             514
  Current assets of discontinued operations .......        2          --          --          651              --              653
                                                    --------    --------    --------     --------        --------         --------
      Total current assets ........................    1,618       3,551          53        1,962          (2,113)           5,071
                                                    --------    --------    --------     --------        --------         --------
Property, plant and equipment, gross ..............      142       2,340           1        5,244              --            7,727
Accumulated depreciation ..........................      (21)       (196)         --         (216)             --             (433)
                                                    --------    --------    --------     --------        --------         --------
PROPERTY, PLANT AND EQUIPMENT, NET ................      121       2,144           1        5,028              --            7,294
                                                    --------    --------    --------     --------        --------         --------
OTHER ASSETS:
  Goodwill, net (2) ...............................       --         210          --          994             337            1,541
  Other intangibles, net ..........................       --         116          --          621              --              737
  Notes receivable - affiliated companies .........    2,539       2,019          --          484          (5,042)              --
  Equity investments in unconsolidated
    subsidiaries ..................................       --         103          --           --              --              103
  Equity investments in consolidated
    subsidiaries ..................................    5,715         273       3,283           --          (9,271)              --
  Trading and marketing assets ....................       --         275          --           26              --              301
  Non-trading derivative assets ...................       --          55          --           42              --               97
  Other long-term assets ..........................       62         104          33          266             (55)             410
  Restricted cash .................................        7          --          --           --              --                7
  Long-term assets of discontinued operations .....       --          --          --        2,076              --            2,076
                                                    --------    --------    --------     --------        --------         --------
      Total other assets ..........................    8,323       3,155       3,316        4,509         (14,031)           5,272
                                                    --------    --------    --------     --------        --------         --------
      TOTAL ASSETS ................................ $ 10,062    $  8,850    $  3,370     $ 11,499        $(16,144)        $ 17,637
                                                    ========    ========    ========     ========        ========         ========

     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt and
    short-term borrowings ......................... $    350    $      7    $      8     $    455        $     --         $    820
  Accounts payable, principally trade .............       72         548          --          137              --              757
  Accounts and notes payable - affiliated
    companies .....................................       --       1,192           7          921          (2,120)              --
  Trading and marketing liabilities ...............       --         470          --           35              --              505
  Non-trading derivative liabilities ..............       --         271          --           55              --              326
  Other current liabilities .......................       26         281          13          119             (38)             401
  Current liabilities of discontinued operations ..       --          --          --        1,084              --            1,084
                                                    --------    --------    --------     --------        --------         --------
      Total current liabilities ...................      448       2,769          28        2,806          (2,158)           3,893
                                                    --------    --------    --------     --------        --------         --------
OTHER LIABILITIES:
  Notes payable - affiliated companies ............       --       2,962          --        2,035          (4,997)              --
  Trading and marketing liabilities ...............       --         208          --           24              --              232
  Non-trading derivative liabilities ..............       --          98          --           64              --              162
  Accrual for payment to CenterPoint Energy,
    Inc. ..........................................       --         128          --           --              --              128
  Other long-term liabilities .....................       45         175           4          644             (55)             813
  Long-term liabilities of discontinued
    operations ....................................       --          --          --          748              --              748
                                                    --------    --------    --------     --------        --------         --------
      Total other liabilities .....................       45       3,571           4        3,515          (5,052)           2,083
                                                    --------    --------    --------     --------        --------         --------
LONG-TERM DEBT ....................................    3,916           4         466        1,622              --            6,008
                                                    --------    --------    --------     --------        --------         --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY ..............................    5,653       2,506       2,872        3,556          (8,934)           5,653
                                                    --------    --------    --------     --------        --------         --------
        TOTAL LIABILITIES AND STOCKHOLDERS'
          EQUITY .................................. $ 10,062    $  8,850    $  3,370     $ 11,499        $(16,144)        $ 17,637
                                                    ========    ========    ========     ========        ========         ========


-------------
(1) These amounts relate to either (a) eliminations recorded in the normal consolidation process or (b) reclassifications recorded due to differences in classifications at the subsidiary levels compared to the consolidated level.

(2) SFAS No. 142 requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have elected to perform our annual test for indications of goodwill impairment as of November 1, in conjunction with our annual planning process. Based on Orion Power and its subsidiaries' annual impairment test as of November 1, 2002, Orion Power's subsidiaries' goodwill was impaired by $337 million. This impairment loss was eliminated from Reliant Resources and its subsidiaries' consolidated financial statements, as goodwill was not impaired at the higher-level reporting unit.

Condensed Consolidating Statements of Cash Flows.

                                                                                  YEAR ENDED DECEMBER 31, 2000
                                                             ----------------------------------------------------------------------
                                                                                                     ELIMINATIONS
                                                              RELIANT                    NON-            AND
                                                             RESOURCES   GUARANTORS   GUARANTORS   RECLASSIFICATIONS   CONSOLIDATED
                                                             ---------   ----------   ----------   -----------------   ------------
                                                                                         (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net cash (used in) provided by continuing
    operations from operating activities ...................  $    --     $  (304)     $   237          $    --          $   (67)
  Net cash provided by discontinued operations from
    operating activities ...................................       --          97          305               --              402
                                                              -------     -------      -------          -------          -------
  Net cash (used in) provided by operating activities ......       --        (207)         542               --              335

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures .....................................       --        (715)        (203)              --             (918)
  Business acquisitions, net of cash acquired ..............       --      (2,121)          --               --           (2,121)
  Proceeds from sale-leaseback transactions ................       --          --        1,000               --            1,000
  Investments in and distributions from
    subsidiaries, net (2) ..................................       --        (111)         111               --               --
  Investments in unconsolidated subsidiaries ...............       --          (6)          --               --               (6)
  Other, net ...............................................       --           5           23               --               28
                                                              -------     -------      -------          -------          -------
    Net cash (used in) provided by continuing
      operations from investing activities  ................       --      (2,948)         931               --           (2,017)
    Net cash used in discontinued operations from
      investing activities .................................       --        (398)        (598)              --             (996)
                                                              -------     -------      -------          -------          -------
    Net cash (used in) provided by investing
      activities ...........................................       --      (3,346)         333               --           (3,013)
                                                              -------     -------      -------          -------          -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt .............................       --          --          190               --              190
  Changes in notes with affiliated companies, net (3) ......       --       2,466       (1,246)              --            1,220
  Contributions from CenterPoint ...........................       --       1,094           --               --            1,094
  Other, net ...............................................       --          --          (23)              --              (23)
                                                              -------     -------      -------          -------          -------
    Net cash provided by (used in) continuing
      operations from financing activities .................       --       3,560       (1,079)              --            2,481
    Net cash provided by discontinued operations
      from financing activities ............................       --          --          240               --              240
                                                              -------     -------      -------          -------          -------
    Net cash provided by (used in) financing
      activities ...........................................       --       3,560         (839)              --            2,721
                                                              -------     -------      -------          -------          -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS ..............................................       --          --            5               --                5
                                                              -------     -------      -------          -------          -------
NET CHANGE IN CASH AND CASH EQUIVALENTS ....................       --           7           41               --               48
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ...........       --          20           26               --               46
                                                              -------     -------      -------          -------          -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD .................  $    --     $    27      $    67          $    --          $    94
                                                              =======     =======      =======          =======          =======

                                                                                  YEAR ENDED DECEMBER 31, 2001
                                                             ----------------------------------------------------------------------
                                                                                                     ELIMINATIONS
                                                                                                         AND
                                                              RELIANT                    NON-      RECLASSIFICATIONS
                                                             RESOURCES   GUARANTORS   GUARANTORS         (1)           CONSOLIDATED
                                                             ---------   ----------   ----------   -----------------   ------------
                                                                                         (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net cash provided by (used in) continuing
    operations from operating activities ...................  $    62     $   203      $  (242)         $    --          $    23
  Net cash used in discontinued operations from
    operating activities ...................................       --        (117)         (58)              --             (175)
                                                              -------     -------      -------          -------          -------
  Net cash provided by (used in) operating activities ......       62          86         (300)              --             (152)
                                                              -------     -------      -------          -------          -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures .....................................      (44)       (639)        (136)              --             (819)
  Investments in and distributions from
    subsidiaries, net and Reliant Resources'
    advances to its wholly-owned subsidiaries, net(2) ......   (1,151)          3           --            1,148               --
  Other, net ...............................................       --           2           --               --                2
                                                              -------     -------      -------          -------          -------
    Net cash used in continuing operations from
      investing activities .................................   (1,195)       (634)        (136)           1,148             (817)
    Net cash used in discontinued operations from
      investing activities .................................       --          --          (21)              --              (21)
                                                              -------     -------      -------          -------          -------
    Net cash used in investing activities ..................   (1,195)       (634)        (157)           1,148             (838)
                                                              -------     -------      -------          -------          -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of stock ..........................    1,696          --           --               --            1,696
  Increase in short-term borrowings, net ...................       --          --          129               --              129
  Changes in notes with affiliated companies, net (3) ......     (382)        586          212           (1,148)            (732)
  Purchase of treasury stock ...............................     (189)         --           --               --             (189)
  Contributions from CenterPoint ...........................        9          --           --               --                9
  Payments of financing costs ..............................       --          --           (1)              --               (1)
  Other, net ...............................................       --           3           --               --                3
                                                              -------     -------      -------          -------          -------
    Net cash provided by continuing operations from
      financing activities .................................    1,134         589          340           (1,148)             915
    Net cash provided by discontinued operations
      from financing activities ............................       --          --           85               --               85
                                                              -------     -------      -------          -------          -------
    Net cash provided by financing activities ..............    1,134         589          425           (1,148)           1,000
                                                              -------     -------      -------          -------          -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS ..............................................       --          --           (6)              --               (6)
                                                              -------     -------      -------          -------          -------
NET CHANGE IN CASH AND CASH EQUIVALENTS ....................        1          41          (38)              --                4
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ...........       --          27           67               --               94
                                                              -------     -------      -------          -------          -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD .................  $     1     $    68      $    29          $    --          $    98
                                                              =======     =======      =======          =======          =======

                                                                             YEAR ENDED DECEMBER 31, 2002
                                                   ---------------------------------------------------------------------------------
                                                                                                       ELIMINATIONS
                                                                                                            AND
                                                    RELIANT                   ORION        NON-      RECLASSIFICATIONS
                                                   RESOURCES   GUARANTORS     POWER     GUARANTORS          (1)         CONSOLIDATED
                                                   ---------   ----------   ---------   ----------   -----------------  ------------
                                                                                    (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net cash (used in) provided by continuing
    operations from operating activities .........  $   (39)    $    76      $   (41)    $   593          $    --         $   589
  Net cash (used in) provided by
    discontinued operations from operating
    activities ...................................     (116)         12           --          34               --             (70)
                                                    -------     -------      -------     -------          -------         -------
  Net cash (used in) provided by operating
    activities ...................................     (155)         88          (41)        627               --             519
                                                    -------     -------      -------     -------          -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ...........................      (76)       (348)          --        (217)              --            (641)
  Business acquisitions, net of cash
    acquired .....................................   (2,964)         --           76          --              (76)         (2,964)
  Investments in and distributions from
    subsidiaries, net and Reliant
    Resources' advances to its wholly-owned
    subsidiaries, net (2) ........................     (795)        (47)         171         180              491              --
  Other, net .....................................       --          (1)          --          --               --              (1)
                                                    -------     -------      -------     -------          -------         -------
    Net cash (used in) provided by
      continuing operations from investing
      activities .................................   (3,835)       (396)         247         (37)             415          (3,606)
    Net cash provided by discontinued
      operations from investing activities .......       --          --           --         120               --             120
                                                    -------     -------      -------     -------          -------         -------
    Net cash (used in) provided by
      investing activities .......................   (3,835)       (396)         247          83              415          (3,486)
                                                    -------     -------      -------     -------          -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt ...................       --          13           --          --               --              13
  Payments of long-term debt .....................       --          (4)        (200)         --               --            (204)
  Increase (decrease) in short-term
    borrowings, net ..............................    4,266           1           --        (201)              --           4,066
  Changes in notes with affiliated
    companies, net (3) ...........................      382         633           --        (214)            (415)            386
  Payments of financing costs ....................      (16)         --           --         (27)              --             (43)
  Other, net .....................................       14          --           --          (1)              --              13
                                                    -------     -------      -------     -------          -------         -------
    Net cash provided by (used in)
      continuing operations from financing
      activities .................................    4,646         643         (200)       (443)            (415)          4,231
    Net cash used in discontinued
      operations from financing activities .......       --          --           --        (250)              --            (250)
                                                    -------     -------      -------     -------          -------         -------
    Net cash provided by (used in)
      financing activities .......................    4,646         643         (200)       (693)            (415)          3,981
                                                    -------     -------      -------     -------          -------         -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS ...............................       --          --           --           3               --               3
                                                    -------     -------      -------     -------          -------         -------
NET CHANGE IN CASH AND CASH EQUIVALENTS ..........      656         335            6          20               --           1,017
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD .........................................        1          68           --          29               --              98
                                                    -------     -------      -------     -------          -------         -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD .......  $   657     $   403      $     6     $    49          $    --         $ 1,115
                                                    =======     =======      =======     =======          =======         =======

----------------
(1) These amounts relate to either (a) eliminations recorded in the normal consolidation process or (b) reclassifications recorded due to differences in classifications at the subsidiary levels compared to the consolidated level.

(2) Investments in and distributions from subsidiaries, net and Reliant Resources' advances to its wholly-owned subsidiaries, net are classified as investing activities for Reliant Resources and its wholly-owned subsidiaries.

(3) Changes in notes with affiliated companies, net are classified as financing activities for Reliant Resources' wholly-owned subsidiaries.

                             RELIANT RESOURCES, INC.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENTS OF OPERATIONS
                             (THOUSANDS OF DOLLARS)


                                                                                  YEAR ENDED DECEMBER 31,
                                                                                --------------------------
                                                                                   2001            2002
                                                                                ----------      ----------
(EXPENSES) INCOME:
  General, administrative and depreciation, net ...........................     $ (104,382)     $  (53,596)
  Equity in earnings (loss) of investments in subsidiaries ................        567,032        (523,524)
  Foreign currency translation loss from intercompany note receivable .....        (15,839)             --
  Interest expense ........................................................         (9,625)       (116,197)
  Interest income .........................................................             --           8,628
  Interest income - CenterPoint, net ......................................          2,523           2,657
  Interest income - subsidiaries, net .....................................        126,576         103,322
                                                                                ----------      ----------
INCOME (LOSS) BEFORE INCOME TAXES .........................................        566,285        (578,710)
INCOME TAX (EXPENSE) BENEFIT ..............................................         (2,934)         18,898
                                                                                ----------      ----------
NET INCOME (LOSS) .........................................................     $  563,351      $ (559,812)
                                                                                ==========      ==========

     See Notes to the Condensed Financial Statements and Reliant Resources'
                        Consolidated Financial Statements

                             RELIANT RESOURCES, INC.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CONDENSED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                                                                    DECEMBER 31,
                                                                           ------------------------------
                                                                               2001              2002
                                                                           ------------      ------------
                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents ..........................................     $      1,262      $    656,966
  Advances to and notes receivable from subsidiaries, net ............          371,894           817,128
  Accounts and notes receivable from CenterPoint, net ................          386,186            25,887
  Federal income tax receivable ......................................               --            94,792
  Accumulated deferred income taxes ..................................               --            17,585
  Prepayments and other current assets ...............................            1,141             5,161
                                                                           ------------      ------------
      Total current assets ...........................................          760,483         1,617,519
                                                                           ------------      ------------

PROPERTY, PLANT AND EQUIPMENT, NET ...................................           59,140           120,893
                                                                           ------------      ------------

OTHER ASSETS:
  Advances to and notes receivable from subsidiaries, net ............        2,537,233         2,539,275
  Investments in subsidiaries ........................................        2,751,700         5,714,872
  Accumulated deferred income taxes ..................................           17,148            25,822
  Restricted cash ....................................................               --             7,000
  Other ..............................................................           36,806            36,512
                                                                           ------------      ------------
      Total other assets .............................................        5,342,887         8,323,481
                                                                           ------------      ------------
      TOTAL ASSETS ...................................................     $  6,162,510      $ 10,061,893
                                                                           ============      ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt ..................................     $         --      $    350,000
  Accounts and other payables ........................................           77,540            72,467
  Other ..............................................................           26,269            25,850
                                                                           ------------      ------------
    Total current liabilities ........................................          103,809           448,317
                                                                           ------------      ------------

BENEFIT OBLIGATIONS AND OTHER LIABILITIES ............................           75,069            44,688
                                                                           ------------      ------------

LONG-TERM DEBT .......................................................               --         3,916,000
                                                                           ------------      ------------

COMMITMENTS AND CONTINGENCIES (NOTE 5)

STOCKHOLDERS' EQUITY:
  Preferred stock; par value $0.001 per share (125,000,000 shares
    authorized; none outstanding) ....................................               --                --
  Common Stock, par value $0.001 per share (2,000,000,000 shares
    authorized; 299,804,000 issued) ..................................               61                61
  Additional paid-in capital .........................................        5,789,869         5,836,957
  Treasury stock at cost, 11,000,000 and 9,198,766 shares ............         (189,460)         (158,483)
  Retained earnings ..................................................          563,351             3,539
  Accumulated other comprehensive loss ...............................         (180,189)          (29,186)
                                                                           ------------      ------------
    Stockholders' equity .............................................        5,983,632         5,652,888
                                                                           ------------      ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....................     $  6,162,510      $ 10,061,893
                                                                           ============      ============

     See Notes to the Condensed Financial Statements and Reliant Resources'
                        Consolidated Financial Statements

                             RELIANT RESOURCES, INC.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENTS OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                         2001              2002
                                                                                     ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) ............................................................     $    563,351      $   (559,812)
  Adjustments to reconcile net income (loss) to net cash provided by (used
    in) operating activities:
    Deferred income taxes ......................................................          (39,840)           35,862
    Equity in (earnings) loss of investment in subsidiaries ....................         (567,032)          523,524
    Curtailment and related benefit enhancement ................................           99,523                --
    Accounting settlement for certain benefit plans ............................               --            47,356
    Ineffectiveness of interest rate hedges ....................................               --            16,037
    Other, net .................................................................               --             9,993
  Changes in other assets and liabilities:
    Receivables from subsidiaries, net .........................................          (48,365)           (4,779)
    Receivables from CenterPoint, net ..........................................           (4,332)            1,196
    Federal income tax receivable/payable ......................................            6,149            11,132
    Other current assets .......................................................           (1,141)           (4,020)
    Other assets ...............................................................           (4,706)          (26,448)
    Accounts and other payable .................................................           32,730            (5,073)
    Other current liabilities ..................................................           20,120            17,384
    Settlement of interest rate hedges .........................................               --           (55,048)
    Settlement of hedges of net investment in foreign subsidiaries .............               --          (162,432)
    Other liabilities ..........................................................            5,422               276
                                                                                     ------------      ------------
        Net cash provided by (used in) operating activities ....................           61,879          (154,852)
                                                                                     ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures .........................................................          (44,278)          (76,238)
  Business acquisitions, net of cash acquired ..................................               --        (2,963,801)
  Investments in, advances to and notes receivable from subsidiaries, net ......       (1,150,540)         (794,874)
                                                                                     ------------      ------------
        Net cash used in investing activities ..................................       (1,194,818)       (3,834,913)
                                                                                     ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt ...........................................................               --         4,266,000
  Proceeds from issuance of stock, net .........................................        1,696,074                --
  Purchase of treasury stock ...................................................         (189,460)               --
  Payments of financing costs ..................................................               --           (15,978)
  Change in notes receivable with CenterPoint, net .............................         (381,854)          381,854
  Contributions from CenterPoint ...............................................            9,441                --
  Other, net ...................................................................               --            13,593
                                                                                     ------------      ------------
        Net cash provided by financing activities ..............................        1,134,201         4,645,469
                                                                                     ------------      ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS ......................................            1,262           655,704
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .................................               --             1,262
                                                                                     ------------      ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR .......................................     $      1,262      $    656,966
                                                                                     ============      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash Payments:
    Interest ...................................................................     $     11,150      $     84,267
    Income taxes paid (income tax refunds received, net) .......................           32,729           (32,737)

     See Notes to the Condensed Financial Statements and Reliant Resources'
                        Consolidated Financial Statements

                             RELIANT RESOURCES, INC.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT NOTES TO CONDENSED FINANCIAL STATEMENTS

(1) BACKGROUND AND BASIS OF PRESENTATION

     These condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule 1 of Regulation S-X, as the restricted net assets of Reliant Resources' subsidiaries exceed 25% of the consolidated net assets of Reliant Resources. This information should be read in conjunction with the Reliant Resources and subsidiaries consolidated financial statements included elsewhere in this filing.

     Reliant Resources, a Delaware corporation, was incorporated in August 2000 with 1,000 shares of common stock, which were owned by Reliant Energy. Effective December 31, 2000, Reliant Energy consolidated its unregulated operations under Reliant Resources (Consolidation). A subsidiary of CenterPoint, RERC Corp., transferred some of its subsidiaries, including its trading and marketing subsidiaries, to Reliant Resources. In connection with the transfer from RERC Corp., Reliant Resources paid $94 million to RERC Corp. Also effective December 31, 2000, CenterPoint transferred its wholesale power generation businesses, its unregulated retail electric operations, its communications business and most of its other unregulated businesses to Reliant Resources. In accordance with accounting principles generally accepted in the United States of America, the transfers from RERC Corp. and CenterPoint were accounted for as a reorganization of entities under common control. In addition, corporate support and executive officers transferred to Reliant Resources on January 1, 2001. As such, condensed financial information has not been presented for Reliant Resources for 2000.

     Reliant Resources' 100% investments in its subsidiaries have been recorded using the equity basis of accounting in the accompanying condensed parent company financial statements. Included in equity in earnings (loss) of investments in subsidiaries in 2001 and 2002 are (a) earnings/losses related to our European energy operations, which have been reflected as discontinued operations as more fully described in note 23 to Reliant Resources' consolidated financial statements and (b) cumulative effects of accounting changes for new accounting pronouncements as more fully described in notes 6 and 7 to Reliant Resources' consolidated financial statements. The condensed statements of operations and statements of cash flows are presented for 2001 and 2002.

     Certain amounts in the condensed financial information have been reclassified to conform to the presentation included in note 24 to Reliant Resources' consolidated financial statements.

(2) CERTAIN RELATED PARTY TRANSACTIONS

(a) Income Taxes

     Prior to October 1, 2002, Reliant Resources was included in the consolidated federal income tax returns of CenterPoint and calculated its income tax provision on a separate return basis under a tax sharing agreement with CenterPoint. Prior to October 1, 2002, current federal income taxes were payable to or receivable from CenterPoint. Subsequent to September 30, 2002, Reliant Resources will file a separate federal income tax return. As of October 1, 2002, Reliant Resources entered into a tax sharing agreement with certain of its subsidiaries. Pursuant to the tax sharing agreement, Reliant Resources pays all federal income taxes on behalf of its subsidiaries included in the consolidated tax group and is entitled to any related tax refunds. The difference between Reliant Resources' current federal income tax expense or benefit, as calculated on a separate return basis, and related amounts payable to/receivable from the Internal Revenue Service is reflected as an increase/decrease to the investments in subsidiaries account and is reflected on the subsidiaries' books as adjustments to their equity. During 2002, Reliant Resources made equity contributions to its subsidiaries for deemed distributions related to current federal income taxes of $64 million.

(b) Allocations of General, Administrative and Depreciation Costs and Cash Management Function

     Certain general, administrative and depreciation costs are allocated from Reliant Resources to its subsidiaries. For 2001 and 2002, these allocations were $136 million and $187 million, respectively, and are netted in the applicable line on the condensed statements of operations. The unpaid allocations are reflected as a component of current advances to and notes receivable from subsidiaries, net in the condensed balance sheets.

     Through June 30, 2002, a subsidiary of CenterPoint had established a "money fund" through which Reliant Resources could borrow or invest on a short-term basis. Also, during 2001, proceeds not utilized from the IPO were advanced to this subsidiary of CenterPoint. Reliant Resources earned interest income from CenterPoint for these short-term investments. After the IPO, Reliant Resource established a similar "money fund" or "central bank" through which its subsidiaries can borrow or invest on a short-term basis. The net amounts are included in current and long-term advances to and notes receivable from subsidiaries, net in the condensed balance sheets.

(3) RESTRICTED NET ASSETS OF SUBSIDIARIES

     As of December 31, 2002, certain of Reliant Resources' subsidiaries have effective restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their financing arrangements. The amount of restricted net assets of Reliant Resources' subsidiaries as of December 31, 2002 is approximately $3.3 billion. The restrictions are on the net assets of Orion Capital, Liberty and Channelview. Orion MidWest and Orion NY are indirect wholly-owned subsidiaries of Orion Capital.

     It is the customary practice of Reliant Resources to loan monies to and borrow monies from certain of its subsidiaries through the use of the "central bank" as described in note 2(b) above. However, there were no legally declared cash dividends or return of shareholder's equity to Reliant Resources from its subsidiaries in 2001 and 2002.

(4) BANKING OR DEBT FACILITIES

     For a discussion of Reliant Resources' banking or debt facilities, see note 9 to Reliant Resources' consolidated financial statements. Reliant Resources' debt obligations are included in the Other Operations segment data in note 9 to Reliant Resources' consolidated financial statements. See note 21(a) to Reliant Resources' consolidated financial statements for a discussion of certain debt facilities, which were refinanced in March 2003.

     Maturities of Reliant Resources' debt obligations outstanding as of December 31, 2002, under the refinanced debt facilities were as follows (in millions):

2003 ....................     $    350
2004 ....................           --
2005 ....................           --
2006 ....................          500
2007 ....................        3,416
                              --------
  Total .................     $  4,266
                              ========

     As discussed in note 21(a) to Reliant Resources' consolidated financial statements, in connection with the refinancing in March 2003, we were required to make a prepayment of $350 million under the senior revolving credit facility. As such, this amount is classified as current in the condensed balance sheet. This prepayment was made from cash on hand and is available to be reborrowed under the senior revolving credit facility.

(5) COMMITMENTS AND CONTINGENCIES

     For a discussion of Reliant Resources' commitments and contingencies, see note 14 to Reliant Resources' consolidated financial statements.

(a) Guarantees

     Reliant Resources has issued guarantees in conjunction with certain performance agreements and commodity and derivative contracts and other contracts that provide financial assurance to third parties on behalf of a subsidiary or an unconsolidated third-party. The guarantees on behalf of subsidiaries are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the relevant subsidiary's intended commercial purposes.

     The following table details Reliant Resources' various guarantees, including the maximum potential amounts of future payments, assets held as collateral and the carrying amount of the liabilities recorded on the balance sheet, if applicable, as of December 31, 2002:

                                                                               MAXIMUM                            CARRYING AMOUNT
                                                                              POTENTIAL                            OF LIABILITY
                                                                              AMOUNT OF        ASSETS HELD AS       RECORDED ON
TYPE OF GUARANTEE                                                          FUTURE PAYMENTS       COLLATERAL        BALANCE SHEET
-----------------                                                          ---------------     --------------     ---------------
                                                                                                (IN MILLIONS)
Trading and hedging obligations(1) ...................................     $         5,012     $           --     $            --
Guarantees under construction agency agreements(2) ...................               1,325                 --                  --
Payment and performance obligations under power purchase
  agreements for power generation assets and renewables(3) ...........                 339                 --                  --
Payment and performance obligations under service contracts(4) .......                 101                 --                  --
Non-qualified benefits of CenterPoint's retirees(5) ..................                  58                 --                  --
Sale of electricity to large commercial, industrial and
  institutional customers(6) .........................................                  48                 --                  --
                                                                           ---------------     --------------     ---------------
  Total Guarantees ...................................................     $         6,883     $           --     $            --
                                                                           ===============     ==============     ===============

----------

(1) Reliant Resources has guaranteed the performance of certain of its wholly-owned subsidiaries' trading and hedging obligations. These guarantees were provided to counterparties in order to facilitate physical and financial agreements in electricity, gas, oil, transportation and related commodities and services. These guarantees have varying expiration dates. The fair values of the underlying transactions are included in Reliant Resources' subsidiaries' balance sheets.

(2) See note 14(b) to Reliant Resources' consolidated financial statements for discussion of Reliant Resources' guarantees under the construction agency agreements. These guarantees were terminated in March 2003; see note 21(a) to Reliant Resources' consolidated financial statements.

(3) Reliant Resources has guaranteed the payment and performance obligations of certain wholly-owned subsidiaries arising under certain power purchase agreements. These guarantees have varying expiration dates through 2012.

(4) Reliant Resources has guaranteed the payment obligations of certain wholly-owned subsidiaries arising under long-term service agreements for certain facilities. These guarantees expire over varying years through 2017.

(5) Reliant Resources has guaranteed, in the event CenterPoint becomes insolvent, certain non-qualified benefits of CenterPoint's and its subsidiaries' existing retirees at the Distribution. See note 4(a) to Reliant Resources' consolidated financial statements.

(6) Reliant Resources has guaranteed commodity related payments for certain wholly-owned subsidiaries' sale of electricity to large commercial, industrial and institutional customers to facilitate the physical and financial transactions of electricity services. These guarantees expire on various dates through December 31, 2003.

     Unless otherwise noted, failure by the primary obligor to perform under the terms of the various agreements and contracts guaranteed may result in the beneficiary requesting immediate payment from Reliant Resources. To the extent liabilities exist under the various agreements and contracts that Reliant Resources guarantees, such liabilities are recorded in Reliant Resources' subsidiaries' balance sheets at December 31, 2002. Management believes the likelihood that Reliant Resources would be required to perform or otherwise incur any significant losses associated with any of these guarantees is remote.

     Reliant Resources has entered into contracts that include indemnification provisions as a routine part of its business activities. Examples of these contracts include asset purchase and sale agreements, lease agreements, procurement agreements and certain debt agreements. In general, these provisions indemnify the counterparty for matters such as breaches of representations and warranties and covenants contained in the contract and/or against third party liabilities. In the case of debt agreements, Reliant Resources generally indemnifies against liabilities that arise from the preparation, administration or enforcement of the agreement. Under the indemnifications, the maximum potential amount is not estimable given that the magnitude of any claims under the indemnifications would be a function of the extent of damages actually incurred, which is not practicable to estimate unless and until the event occurs. Management believes the likelihood of making any material payments under these provisions is remote. For additional discussion of certain indemnifications by Reliant Resources, see notes 4(a) and 14(g) to Reliant Resources' consolidated financial statements.

(b) Leases

     Reliant Resources has entered into various long-term non-cancelable operating leases, such as rental agreements for building space, including the office space lease discussed in note 14(a) to Reliant Resources' consolidated financial statements, data processing equipment and other agreements. The following table sets forth information concerning these cash obligations as of December 31, 2002 (in millions):

2003 .........................     $   21
2004 .........................         20
2005 .........................         17
2006 .........................         17
2007 .........................         17
2008 and beyond ..............        203
                                   ------
  Total ......................     $  295
                                   ======



                                      * * *

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES

                             SCHEDULE II - RESERVES
                   FOR THE THREE YEARS ENDED DECEMBER 31, 2002
                             (THOUSANDS OF DOLLARS)


                 COLUMN A                          COLUMN B                COLUMN C              COLUMN D         COLUMN E
                -----------                       ----------     --------------------------     -----------      ----------
                                                                          ADDITIONS
                                                                 --------------------------
                                                  BALANCE AT      CHARGED        CHARGED        DEDUCTIONS       BALANCE AT
                                                  BEGINNING          TO          TO OTHER          FROM             END
                DESCRIPTION                       OF PERIOD        INCOME       ACCOUNTS(1)     RESERVES(2)      OF PERIOD
                -----------                       ----------     ----------     -----------     -----------      ----------
For the Year Ended December 31, 2000:
  Accumulated provisions:
    Uncollectible accounts receivable .......     $    7,803     $   43,100      $       --      $      563      $   51,466
    Reserves deducted from trading and
      marketing assets ......................         11,511         54,621              --              --          66,132
    Reserves for accrue-in-advance major
      maintenance ...........................         34,802         29,866              --         (48,119)         16,549
    Reserves for inventory ..................          5,716             --          17,053         (15,941)          6,828
    Deferred tax assets valuation ...........          1,749          8,882              --              --          10,631

For the Year Ended December 31, 2001:
  Accumulated provisions:
    Uncollectible accounts receivable .......         51,466         38,230           1,455          (1,487)         89,664
    Reserves deducted from trading and
      marketing assets ......................         66,132         27,717              --              --          93,849
    Reserves for accrue-in-advance major
      maintenance ...........................         16,549        (11,870)             --              --           4,679
    Reserves for inventory ..................          6,828             51              --          (6,424)            455
    Deferred tax assets valuation ...........         10,631         (7,977)             --              --           2,654

For the Year Ended December 31, 2002:
  Accumulated provisions:
    Uncollectible accounts receivable .......         89,664         21,126           1,989         (44,494)         68,285
    Reserves deducted from trading and
      marketing assets ......................         93,849        (34,938)             --         (13,437)         45,474
    Reserves for accrue-in-advance major
      maintenance ...........................          4,679          2,056              --              --           6,735
    Reserves for inventory ..................            455            725             208              --           1,388
    Reserves for severance ..................             --         20,246              16         (16,599)          3,663
    Deferred tax assets valuation ...........          2,654         15,957          29,714              --          48,325

----------

(1) Charged to other accounts represents obligations acquired through business acquisitions.

(2) Deductions from reserves represent losses or expenses for which the respective reserves were created. In the case of the uncollectible accounts reserve, such deductions are net of recoveries of amounts previously written off.



                                      * * *

                          INDEPENDENT AUDITORS' REPORT



To the Members of El Dorado Energy, LLC


We have audited the accompanying balance sheets of El Dorado Energy, LLC (the "Company") as of December 31, 2002 and 2001, and the related statements of operations, members' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.


DELOITTE & TOUCHE LLP

Houston, Texas
March 31, 2003

                              EL DORADO ENERGY, LLC
                            STATEMENTS OF OPERATIONS
                             (THOUSANDS OF DOLLARS)

                                                                 YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                          2002            2001            2000
                                                       ----------      ----------      ----------
REVENUES .........................................     $  100,680      $  132,574      $  260,460

EXPENSES:
  Fuel ...........................................         79,918         110,623         129,059
  Purchased power ................................          1,320            (280)          4,743
  Operations and maintenance .....................         12,706          17,028           6,500
  Taxes other than income and insurance ..........          2,244           1,344           1,214
  Depreciation ...................................          8,415           8,415           4,932
                                                       ----------      ----------      ----------
    TOTAL EXPENSES ...............................        104,603         137,130         146,448

OPERATING INCOME (LOSS) ..........................         (3,923)         (4,556)        114,012
                                                       ----------      ----------      ----------

OTHER INCOME .....................................         43,719             246              --
                                                       ----------      ----------      ----------

INCOME (LOSS) BEFORE INTEREST EXPENSE ............         39,796          (4,310)        114,012

INTEREST EXPENSE, NET ............................         (8,965)         (7,725)         (6,461)
                                                       ----------      ----------      ----------

NET INCOME (LOSS) ................................     $   30,831      $  (12,035)     $  107,551
                                                       ==========      ==========      ==========

                      See Notes to the Financial Statements

                              EL DORADO ENERGY, LLC
                                 BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                                                             DECEMBER 31,
                                                                      --------------------------
                                                                         2002            2001
                                                                      ----------      ----------
                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents .....................................     $   34,305      $   17,687
  Restricted cash ...............................................          4,432              --
  Current portion of debt service reserve fund ..................          7,154              --
  Accounts receivable ...........................................          2,192           1,563
  Inventories ...................................................          1,906           1,832
  Prepayments and other current assets ..........................            842             456
  Prepaid long-term maintenance .................................          9,009              --
                                                                      ----------      ----------
    Total current assets ........................................         59,840          21,538
                                                                      ----------      ----------

PROPERTY, PLANT AND EQUIPMENT, NET ..............................        224,035         227,906

OTHER ASSETS:
  Debt issuance costs, net ......................................          4,335           4,675
  Debt service reserve fund .....................................          7,009          14,415
  Non-trading derivative asset ..................................             --             184
                                                                      ----------      ----------
    Total other assets ..........................................         11,344          19,274
                                                                      ----------      ----------
      TOTAL ASSETS ..............................................     $  295,219      $  268,718
                                                                      ==========      ==========

                         LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt .............................     $    6,312      $    5,918
  Accrued liabilities ...........................................          4,000           2,474
  Non-trading derivative liability ..............................          4,084           3,160
                                                                      ----------      ----------
    Total current liabilities ...................................         14,396          11,552
                                                                      ----------      ----------

OTHER LIABILITIES:
  Non-trading derivative liability ..............................          2,912              --
                                                                      ----------      ----------
    Total other liabilities .....................................          2,912              --
                                                                      ----------      ----------

LONG-TERM DEBT ..................................................        138,864         145,176
COMMITMENTS AND CONTINGENCIES (NOTE 13)
MEMBERS' EQUITY:
  Common stock ..................................................              2               2
  Members' capital contributions ................................        125,022         125,022
  Retained earnings (deficit) ...................................         21,018          (9,813)
  Accumulated other comprehensive loss ..........................         (6,995)         (3,221)
                                                                      ----------      ----------
    Total members' equity .......................................        139,047         111,990
                                                                      ----------      ----------
      TOTAL LIABILITIES AND MEMBERS' EQUITY .....................     $  295,219      $  268,718
                                                                      ==========      ==========

                      See Notes to the Financial Statements

                              EL DORADO ENERGY, LLC
                            STATEMENTS OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                           ------------------------------------------
                                                                              2002            2001            2000
                                                                           ----------      ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) ..................................................     $   30,831      $  (12,035)     $  107,551

  Adjustments to reconcile net income (loss) to net cash
    provided by operations:
    Depreciation .....................................................          8,415           8,415           4,932
    Amortization of debt issuance costs ..............................            340             340              85
    Net change in non-trading derivative assets and liabilities ......            245            (245)             --
    Changes in assets and liabilities:
      Restricted cash ................................................         (4,432)             --              --
      Accounts receivable ............................................           (629)         32,654         (31,902)
      Inventories ....................................................            (74)           (475)           (828)
      Prepaid long-term maintenance ..................................          1,805              --              --
      Other assets ...................................................           (386)            (97)           (285)
      Other current liabilities ......................................          1,526             335             924
                                                                           ----------      ----------      ----------
      NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES ................         37,641          28,892          80,477
                                                                           ----------      ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ...............................................         (9,107)         (1,954)         (6,707)
  Performance guarantee settlements ..................................         (6,250)        (11,900)         19,900
                                                                           ----------      ----------      ----------
      NET CASH FLOWS (USED IN) PROVIDED BY INVESTING ACTIVITIES ......        (15,357)        (13,854)         13,193
                                                                           ----------      ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt .......................................             --              --           8,800
  Payments of long-term debt .........................................         (5,918)         (4,339)         (2,367)
  Changes in debt service reserve ....................................            252              --         (14,415)
  Capital contributions ..............................................             --          16,977           6,899
  Distributions ......................................................             --         (67,056)        (35,856)
                                                                           ----------      ----------      ----------
      NET CASH FLOWS USED IN FINANCING ACTIVITIES ....................         (5,666)        (54,418)        (36,939)
                                                                           ----------      ----------      ----------
NET CHANGE IN CASH AND CASH EQUIVALENTS ..............................         16,618         (39,380)         56,731
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .........................         17,687          57,067             336
                                                                           ----------      ----------      ----------
CASH AND CASH EQUIVALENTS, END OF YEAR ...............................     $   34,305      $   17,687      $   57,067
                                                                           ==========      ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash payments
    Interest (net of amounts capitalized) ............................     $    8,561      $    7,344      $    6,376

                      See Notes to the Financial Statements

                              EL DORADO ENERGY, LLC
          STATEMENTS OF MEMBERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
                  (THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                                          ACCUMULATED
                                                 COMMON STOCK      MEMBERS'    RETAINED      OTHER        TOTAL
                                                --------------     CAPITAL     EARNINGS  COMPREHENSIVE   MEMBERS'   COMPREHENSIVE
                                                SHARES  AMOUNT  CONTRIBUTIONS  (DEFICIT)     LOSS         EQUITY    INCOME (LOSS)
                                                ------  ------  -------------  --------  -------------   --------   -------------
BALANCE DECEMBER 31, 1999 ....................   2,000  $    2  $     101,146  $ (2,417)                 $ 98,731
  Capital contributions ......................                          6,899                               6,899
  Distributions to members ...................                                  (35,856)                  (35,856)
  Net income .................................                                  107,551                   107,551   $     107,551
                                                ------  ------  -------------  --------  -------------   --------   -------------
  Comprehensive income .......................                                                                      $     107,551
                                                                                                                    =============

BALANCE DECEMBER 31, 2000 ....................   2,000  $    2  $     108,045  $ 69,278                  $177,325
  Capital contributions ......................                         16,977                              16,977
  Distributions to members ...................                                  (67,056)                  (67,056)
  Net loss ...................................                                  (12,035)                  (12,035)  $     (12,035)
  Other comprehensive loss:
    Cumulative effect of adoption of SFAS
      No. 133 ................................                                           $       2,115      2,115           2,115
    Deferred loss from cash flow hedge .......                                                  (4,339)    (4,339)         (4,339)
    Reclassification of net deferred gain from
      cash flow hedge in net loss ............                                                    (997)      (997)           (997)
                                                ------  ------  -------------  --------  -------------   --------   -------------
  Comprehensive loss .........................                                                                      $     (15,256)
                                                                                                                    =============

BALANCE DECEMBER 31, 2001 ....................   2,000  $    2  $     125,022  $ (9,813) $      (3,221)  $111,990
  Net income .................................                                   30,831                    30,831   $      30,831
  Other comprehensive loss:
    Deferred loss from cash flow hedge .......                                                  (6,933)    (6,933)         (6,933)
    Reclassification of net deferred loss from
      cash flow hedge in net income ..........                                                   3,159      3,159           3,159
                                                ------  ------  -------------  --------  -------------   --------   -------------
  Comprehensive income .......................                                                                      $      27,057
                                                                                                                    =============

BALANCE DECEMBER 31, 2002 ....................   2,000  $    2  $     125,022  $ 21,018  $      (6,995)  $139,047
                                                ======  ======  =============  ========  =============   ========

                      See Notes to the Financial Statements

                              EL DORADO ENERGY, LLC

                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000


1. NATURE OF BUSINESS

     El Dorado Energy, LLC (the "Company"), a Delaware limited liability company formed on February 5, 1997, is jointly owned by Reliant Energy Power Generation, Inc. ("REPG") and Sempra Energy Power I ("SEP I") (collectively, the "Members"). REPG is a subsidiary of Reliant Resources, Inc. ("Reliant Resources"). SEP I is a subsidiary of Sempra Energy, Incorporated ("Sempra"). The Company was formed to develop, construct, and operate a 470 megawatt gas-fired power generation plant located in Boulder City, Nevada (the "Project"). The Company is governed by a management committee with equal representation from each of the Members.

     Under the terms of the Company's limited liability agreement, the Company will continue until the earliest of (a) such time as all of the Company's assets have been sold or otherwise disposed of, (b) such time the Company's existence has been terminated or (c) September 2048. The Members are not personally liable for any amount in excess of their respective capital contributions, and are not liable for any of the debts and losses of the Company, except to the extent that a liability of the Company is founded upon results from an unauthorized act or activity of such Member.

     Construction on the Project began in December 1997 and conditions for Provisional Performance Acceptance ("PPA") were achieved on May 3, 2000. Total cost of the project was $272 million and was funded through a $157.8 million credit agreement ("Credit Agreement") (see Note 3), and capital contributions received from the Members.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Reclassifications. Some amounts from the previous years have been reclassified to conform to the 2002 presentation of financial statements. These reclassifications do not affect earnings.

     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Market Risk and Uncertainties. The Company is subject to the risk associated with price movements of energy commodities and the credit risk associated with the Company's risk management and hedging activities. For additional information regarding these risks, see Note 8. The Company is also subject to risks, among others, relating to the supply of fuel and sales of electricity, effects of competition, changes in interest rates, operation of deregulating power markets, seasonal weather patterns, technological obsolescence, and the regulatory environment in the United States.

     Revenue Recognition. Revenue consists primarily of energy sales. Power produced by the Project is sold on an equal basis to affiliates of Reliant Resources and Sempra under the provisions of separate power offtake agreements (see Note 7). Revenues not billed by month-end are accrued based upon estimated energy or services delivered.

     Cash and Cash Equivalents. Cash and cash equivalents include highly liquid investments with an original maturity of three months or less which are readily convertible to cash.

     Restricted Cash. Restricted cash includes cash that is restricted by a financing agreement but available to satisfy certain obligations. As of December 31, 2002 and 2001, the Company had $4.4 million and $0 in restricted cash, respectively, recorded in the balance sheet.

     Inventory. Inventory consists of materials and supplies held for consumption and is stated at lower of weighted average cost or market.

     Debt Service Reserve Fund. In accordance with the Credit Agreement, the Company is required to maintain a debt service reserve fund (see Note 3). The restricted funds are invested in a money market fund.

     Debt Issuance Costs. Costs associated with executing the Credit Agreement were deferred and are being amortized on a straight-line basis, which approximates the effective yield method, over the life of the term note under the Credit Agreement (15 years) (see Note 3). As of December 31, 2002 and 2001, the Company had $4.3 million and $4.7 million, respectively, of net deferred financing costs capitalized in its balance sheets.

     Income Taxes. The Company is a limited liability company not taxable for federal or state income tax purposes. Any taxable earnings or losses and certain other tax attributes are reported by the Members on their respective income tax returns.

     Estimated Fair Value of Financial Instruments. The recorded amounts for financial instruments of cash and cash equivalents, accounts receivable, debt service reserve fund, and long-term debt approximate fair value.

     The Company enters into interest rate swap agreements to reduce its exposure to fluctuations in interest rates. These contracts are with a major financial institution and the risk of counterparty default is considered remote. The Company periodically reviews its credit risk.

     The Company does not hold or issue derivative financial instruments for trading purposes.

     See Note 8 for the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS No. 133") on January 1, 2001.

     Property, Plant and Equipment. Property, plant, and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives commencing when assets, or major components thereof, are placed in service. Property, plant, and equipment consisted of the following:

                                                                         DECEMBER 31,
                                             ESTIMATED USEFUL     --------------------------
                                              LIVES (YEARS)          2002            2001
                                             ----------------     ----------      ----------
                                                                        (IN THOUSANDS)
Generation plant-in-service ............           30             $  237,600      $  233,307
Buildings ..............................           30                  2,653           2,653
Land improvements ......................           20                  3,933           3,933
Machinery and equipment ................         5 to 10               1,360           1,360
                                                                  ----------      ----------
Total property, plant, & equipment .....                             245,546         241,253
                                                                  ----------      ----------
Less: Accumulated depreciation .........                             (21,511)        (13,347)
                                                                  ----------      ----------
Property, plant and equipment, net .....                          $  224,035      $  227,906
                                                                  ==========      ==========

     New Accounting Pronouncements. In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 requires the fair value of a liability for legal asset retirement obligations to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. SFAS No. 143 requires entities to record a cumulative effect of change in accounting principle in the statement of operations in the period of adoption. The Company is currently evaluating the impact of SFAS No. 143 on its financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 did not materially change the methods used by the Company to measure impairment losses on long-lived assets. The Company adopted SFAS No. 144 on January 1, 2002.

3. LONG-TERM DEBT

     In September 1998, the Company entered into a Credit Agreement with a group of banks (the "Lenders") in order to finance a portion of the construction of the Project. The Credit Agreement provides for $157.8 million of construction and term loan financing. On September 29, 2000, all outstanding construction borrowings were converted into a term loan provided within the Credit Agreement. Principal payments under the term loan are payable in escalating amounts over the 15-year term of the loan. The following table sets forth the maturities of long-term debt for the Company as of December 31, 2002 (in millions):

2003 .........................     $    6.3
2004 .........................          7.5
2005 .........................          9.1
2006 .........................          9.5
2007 .........................          9.5
2008 forward .................        103.3
                                   --------
  Total ......................     $  145.2
                                   ========

     Upon conversion into a term loan, the Credit Agreement required that the Company maintain a debt service reserve fund amount for the two succeeding calendar quarter periods. Debt service means for any period all principal payments, all interest payments, and all other fees made or required by the Company during such period under the Credit Agreement and any other loan document. This amount was increased to reserve twelve months of debt service as a commitment from the Company until the later of (a) the Project achieving Project Completion as defined in the Engineering, Procurement and Construction Agreement ("EPC") or (b) May 1, 2003. At December 31, 2002 and 2001, the Company had $14.2 million and $14.4 million, respectively, in the debt service reserve fund account.

     Interest payments on the term note accrue at variable rates based upon either prime lending rates or the Eurodollar rate. At December 31, 2002 and 2001, the applicable interest rates under the Credit Agreement prior to consideration of the interest rate swaps (see Note 8) were 3.05% and 3.24%, respectively.

     Borrowings under the Credit Agreement are secured by substantially all assets of the Company. The Credit Agreement contains customary covenants and default provisions, including limitations on, among other things, additional indebtedness, liens, establishment of an additional debt service reserve, retention, and major maintenance reserve accounts, and restricted payments. At December 31, 2002, the Company was in compliance with these covenants.

     In 2001, the Company, the Lenders, the Members and affiliates of the Members entered into an Amended and Restated Waiver of Consent, and Amendment to the Credit Agreement (the "Amendment") which required the affiliates to purchase capacity and electric energy from the Company during the period from January 26, 2001 to June 30, 2001 (the "Waiver Period"), at certain prices designed to ensure that the Company maintains a Cash Flow to Debt Service Ratio of 1.5:1 as of any date of calculation for the immediately preceding quarter. The Amendment also provided that during any outage period the Cash Flow to Debt Service Ratio is satisfied by contributions of capital to the Company from the Members. Through the Amendment, the Lenders agreed to waive compliance with certain provisions of the Credit Agreement primarily relating to indices used in calculating electricity sales prices during the Waiver Period.

    The $5 million working capital facility under the Credit Agreement expired in May 2002 and was replaced by two working capital facilities of $2.5 million each provided by Reliant Resources and Sempra. The Company pays a commitment fee based on the average daily, unused working capital commitment balance at a rate of 0.38% per annum. At December 31, 2002 and 2001, there were no borrowings under the working capital facility.

4. LEASE AGREEMENT

     In April 1997, the Company entered into a 20-year lease agreement for certain parcels of land on which the Project is constructed. The Company has the option to extend the term of the lease through two renewal options of five years each and intends to exercise that option. The Company's obligations under this non-cancelable long-term operating lease as of December 31, 2002 are $0.8 million per year in each of 2003 through 2007 plus a contingent rental, which is based on 2% of net income, adjusted for principal payments and a 16% return on equity. Total lease expense was $0.8 million for each of the years ended December 31, 2002 and 2001 and $1.3 million for the year ended December 31, 2000. The payment of the contingent rental fee is dependent upon the Company achieving certain adjusted net income levels.

5. MEMBERS' EQUITY

     The Company received capital contributions, pursuant to the Amendment to the Credit Agreement discussed in Note 3, from its Members as follows (see Note
7):

                            2002           2001           2000
                         ----------     ----------     ----------
                                      (IN THOUSANDS)
REPG ...............     $       --     $    8,489     $    3,449
SEP I ..............             --          8,488          3,450
                         ----------     ----------     ----------
  Total ............     $       --     $   16,977     $    6,899
                         ==========     ==========     ==========

6. EMPLOYEE BENEFIT PLANS

     The Company participates in a defined contribution employee savings plan that is qualified under Section 401(a) of the Internal Revenue Code and ERISA
Section 404(c). The Company contributes an amount equal to 4% of each employee's earnings into this account each year regardless of participation. It then matches 75% of employee contributions up to 6% of the respective employee's earnings (as defined in the savings plan). Participating employees may contribute up to 11% of their pre-tax earnings under the plan. Savings plan benefit expense for the years ended December 31, 2002, 2001 and 2000 was $176,000, $67,000, and $65,000, respectively.

7. RELATED-PARTY TRANSACTIONS

     The Company has entered into technical service agreements with REPG and SEP
I. REPG and SEP I bill the Company for the services based on the estimated cost of their employees who are working on the Project and for certain payments that were made on behalf of the Company. For the years ended December 31, 2002, 2001, and 2000 under the above agreements, the Company paid REPG $0.7 million, $1.7 million, and $3.6 million, respectively, and SEP I $26,300, $0.2 million, and $0.7 million, respectively.

     In 2000, during the testing phase, the Company received $55,000 and $1.3 million of revenue from affiliates of Sempra and Reliant Resources, respectively. These amounts were recorded as a reduction of the Project's total construction costs.

     The Company and certain affiliates of Sempra and Reliant Resources are parties to separate offtake and gas supply agreements which provide for the purchase of gas and the sale of electric energy attributable to the Company's available capacity based on either a month-ahead or day-ahead nomination. The electricity prices used in 2001 were based on the market clearing prices from the California Power Exchange through January 25, 2001. For the period from January 26, 2001 through June 30, 2001, the Company sold capacity and energy to affiliates of the Members under the terms of the Amendment to the Credit Agreement discussed in Note 3. For the period

January 26, 2001 through February 28, 2001, the Company received revenues from the affiliates equal to the cost of gas used in producing the electricity plus a fixed scheduling fee. For the period March 1, 2001 through June 30, 2001, the Company received revenues from the trading affiliates based on electricity prices derived from a natural gas index, applicable heat rate and operations and maintenance charges. The Members each contributed capital of $8.5 million in 2001 in order to maintain the required Cash Flow to Debt Service Ratio for the Waiver Period discussed in Note 3. From July 1, 2001 forward, under an amendment to the offtake and gas supply agreements, the Company is paid based on the Dow Jones SP15 index. In 2000, the prices as established by the California Power Exchange served as the basis of payment.

     In 2002, 2001, and 2000, under these offtake and gas supply agreements, the Company recorded gross margin of $11.7 million, $16.4 million, and $66.2 million from an affiliate of Reliant Resources, respectively, and $11.7 million, $8.5 million, and $62.4 million from an affiliate of Sempra, respectively. At December 31, 2002, the Company had an estimated net receivable of $1.1 million from each of the affiliates of Sempra and Reliant Resources. The Company also paid each affiliate a monthly scheduling fee of $32,000.

     The Company has purchased a $2.0 million surety bond securing its financial and performance obligations under the terms of the service agreement for transportation of customer secured natural gas. No draws were made under this bond in 2002, 2001, or 2000.

8. DERIVATIVE FINANCIAL INSTRUMENTS

(a) RISK MANAGEMENT ACTIVITIES.

     Effective January 1, 2001, the Company adopted SFAS No. 133, which establishes accounting and reporting standards for derivative instruments, including certain hedging instruments, embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of other comprehensive income (loss), depending on the intended use of the derivative, its resulting designation and its effectiveness. If certain conditions are met, an entity may designate a derivative instrument as hedging (a) the exposure to changes in the fair value of an asset or liability, (b) the exposure to variability in future cash flows or (c) the foreign currency exposure of a net investment in a foreign operation. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs. The Company did not enter into any fair value or foreign exchange hedges in 2002 or 2001.

     Adoption of SFAS No. 133 on January 1, 2001 resulted in a cumulative increase in accumulated other comprehensive income of approximately $2.1 million. The adoption also increased current assets and non-current assets by $0.7 million and $1.4 million, respectively. During the year ended December 31, 2001, $0.7 million of the initial transition adjustment in other comprehensive income was recognized in net loss.

     The Company is exposed to various market risks. These risks are inherent in the Company's financial statements and arise from transactions entered into in the normal course of business. The Company uses interest rate swap agreements to mitigate the effect of changes in interest rates on the borrowings under the Credit Agreement discussed in Note 3.

(b) NON-TRADING ACTIVITIES.

     Cash Flow Hedges. The Company applies hedge accounting for its derivative financial instrument used in non-trading activities only if there is a high correlation between price movements in the derivative and the item designated as being hedged. The correlation, a measure of hedge effectiveness, is assessed both at the inception of the hedge and on an ongoing basis, with an acceptable level of correlation of at least 80% to 125% required for hedge designation. If and when correlation ceases to exist at an acceptable level, hedge accounting ceases and prospective changes in fair value are recognized currently in the Company's results of operations. During the years ended December 31, 2002 and 2001, the amount of hedge ineffectiveness recognized in earnings from derivatives that are considered cash flow hedges was $0.2 of loss and $0.2 million of gain, respectively. No component of derivative gain or loss was excluded from the assessment of effectiveness. When it becomes probable that an anticipated transaction will not occur, the Company realizes in net income the deferred gains or losses recognized in accumulated other comprehensive loss. During the year ended December 31, 2002 and 2001, there were no deferred gains or losses recognized as a result of the discontinuance of cash flow hedges where it was no longer probable that the forecasted transaction would occur. Once the forecasted transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive loss is reclassified to net income and included in the Company's Statements of Operations under the caption interest expense in the case of interest rate swap transactions. As of December 31, 2002, the Company expects $4.0 million of accumulated comprehensive loss to be reclassified into net income during the next twelve months.

     The maximum length of time the Company is hedging its exposure to payment of variable interest rates is two years.

     The Company has entered into an interest rate swap agreement with a counterparty that fixes the interest rate applicable to the Company's floating rate debt (see Note 3). As of December 31, 2002, floating LIBOR-based interest payments are exchanged for fixed-rate interest payments of 5.34%. The notional amount of the interest rate swap agreement was $108.1 million and $112.5 million at December 31, 2002 and 2001, respectively.

9. EPC CONTRACT CLOSEOUT SETTLEMENT

     Kiewit Industrial Company ("Kiewit") was the engineering, procurement and construction contractor for the Project. In December 2000, the Company drew on Kiewit's $19.9 million performance guarantee letter of credit because several issues remained unresolved with Kiewit related to the construction of the Project. The issues included performance shortfall and guarantee payments, late completion payments, delayed start up claims, completion of punchlist items, and outstanding warranty items.

     In April 2001, in order to resolve EPC performance shortfall issues and remaining contract obligations with Kiewit, the Company entered into a Project Closeout Agreement with Kiewit and Siemens Westinghouse Power Corporation, the manufacturer of certain equipment at the Project. The agreement provides for the return of $18.2 million of the $19.9 million drawn on Kiewit's letter of credit in December 2000 upon successful completion of various modifications. During 2002 and 2001, the Company returned $6.3 million and $11.9 million to Kiewit, respectively. The Company will retain $1.7 million as compensation for Kiewit's remaining contract obligations, which has been recorded as a reduction of property, plant and equipment.

10. LONG-TERM POWER GENERATION MAINTENANCE AGREEMENT

     On September 30, 2002, the Company entered into a long-term power generation maintenance agreement that covers certain periodic maintenance, including parts, on power generation turbines. The term of the agreement is based on turbine usage which the Company estimates would extend no longer than 12 years. The amount recognized in operations and maintenance expense under the terms of this agreement during 2002 was $2.9 million.

     Payments under the agreement include fees for administration and management and a variable fee based on a charge for each hour the unit runs. The fee is also adjusted annually for escalation and may be adjusted based on the number of times a unit is started.

     The payments are classified as prepayments on the balance sheet and are expensed as the services are provided. While some services are provided ratably throughout the year, the primary driver of the expense will be planned outages at the facility and are subject to fluctuations based on the timing and scope of the services being provided.

     As of December 31, 2002, no payments have been made under the long-term maintenance agreements. Estimated cash payments over the five succeeding fiscal years are as follows (in millions):

2003 ....................     $      8
2004 ....................            9
2005 ....................            7
2006 ....................            8
2007 ....................            8
                              --------
  Total .................     $     40
                              ========



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

11. POWER PURCHASE AGREEMENT

     On December 18, 2002, the Company entered into a power purchase agreement with the City of Boulder City, Nevada (the "City") for the sale of up to 10 MW per year beginning on April 1, 2003 and terminating on March 31, 2023. The contract gives the City the option to purchase energy from the Company at a rate that is based on a fixed heat rate, variable natural gas price at the time of energy consumption, and a fixed margin. No revenues were earned in 2002 under this contract.

12. INSURANCE PROCEEDS

     During 2002, the Company received proceeds for certain business interruption and property insurance claims for $37.4 million and $6.3 million, respectively. These proceeds relate to the steam turbine outage that occurred on March 13, 2001. The proceeds are classified as other income in the statements of operations.

13. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various claims and lawsuits regarding matters arising in the ordinary course of business. The Company believes that the effects on the financial statements, if any, from the disposition of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.



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